Exhibit 2.1
EXECUTED VERSION

STOCK PURCHASE AGREEMENT

by and among

GORDON TRUCKING, INC.,

THE STOCKHOLDERS OF GORDON TRUCKING, INC.,

HEARTLAND EXPRESS, INC., OF IOWA,

HEARTLAND EXPRESS, INC.,
in its capacity as guarantor

and

LARRY GORDON,
in his capacity as Sellers' Representative

Dated as of November 11, 2013

TABLE OF CONTENTS
ARTICLE 1
PURCHASE AND SALE

1.01	Purchase and Sale 1

1.02	Calculation of Final Consideration 2

1.03	Earnout 4

1.04	The Closing 6

1.05	Closing Deliveries by the Company and Sellers 6

1.06	Closing Deliveries by Buyer 7
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF EACH SELLER

2.01	Organization; Power and Authority; Authorization 8

2.02	Enforceability 8

2.03	No Conflicts; Litigation 9

2.04	Title 9

2.05	Brokerage 9

2.06	No Affiliate Transactions; No Assets Used in Business 9

2.07	Sellers' Investment Intent 9
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

3.01	Good Standing; Power and Authority; Enforceability 10

3.02	Authorization; No Conflicts 11

3.03	Subsidiaries 11

3.04	Equity Securities 11

3.05	Financial Statements; Undisclosed Liabilities; Internal Controls 11

3.06	Accounts Receivable 12

3.07	Absence of Certain Developments 12

3.08	Real and Personal Properties 13

3.09	Tractors and Trailers 14

3.10	Taxes 15

3.11	Contracts and Commitments 17

3.12	Intellectual Property 19

3.13	Litigation 21

3.14	Employee Benefit Plans 21

3.15	Insurance 23

3.16	Compliance with Laws 23

3.17	Environmental Matters 23

3.18	Affiliated Transactions 24

3.19	Brokerage and Expenses 24

3.20	Sufficiency of and Title to Assets 24

3.21	Employee Relations 24

3.22	Drivers 25

3.23	Owner-Operators 25

3.24	Permits 26

3.25	Bank Accounts 26

3.26	Loans to Officers and Directors 26

3.27	Fair Competition 26

3.28	Capital Expenditures; Dispositions 26

i

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

4.01	Good Standing 27

4.02	Power and Authority; Authorization 27

4.03	Enforceability 27

4.04	No Conflicts 27

4.05	Litigation 27

4.06	Brokerage 27

4.07	Investment Representation 28

4.08	Financial Statements 28

4.09	SEC Reports 28

4.10	Parent Shares 28

4.11	Solvency 28

4.12	Customers 28

4.13	Absence of Certain Developments 29
ARTICLE 5
INDEMNIFICATION

5.01	Survival 29

5.02	Indemnification by Buyer 29

5.03	Indemnification by Sellers 29

5.04	Escrow 30

5.05	Procedures Relating to Indemnification 32

5.06	Determination of Loss Amount 33

5.07	Acknowledgments 34

5.08	Pre-Closing Claims 34

5.09	Director and Officer Indemnification 35
ARTICLE 6
ADDITIONAL AGREEMENTS

6.01	Tax Matters 36

6.02	Further Assurances 39

6.03	Access to Books and Records 39

6.04	Non-Competition, Non-Solicitation and Non-Disclosure 40

6.05	Repayment of Guarantied Obligations; Release of Guaranties 41

6.06	Holding Period for Parent Common Stock 42

6.07	COBRA 42

6.08	Assigned Workplace 43

6.09	Share Lien Release 43
ARTICLE 7
DEFINITIONS

7.01	Definitions 43

7.02	Other Definitional Matters 51
ARTICLE 8
MISCELLANEOUS

8.01	Press Releases and Announcements 51

8.02	Expenses 51

8.03	Notices 52

8.04	Assignment 52

8.05	Severability 53

8.06	Construction and Disclosure 53

8.07	Captions 53

8.08	Amendment and Waiver 53

8.09	Complete Agreement 53

8.10	Counterparts 54

8.11	Governing Law 54

8.12	JURISDICTION; VENUE; SERVICE OF PROCESS 54

8.13	WAIVER OF JURY TRIAL 54

8.14	No Third Party Beneficiaries 54

8.15	Payments Under Agreement 54

8.16	Sellers' Representative 54

8.17	Electronic Delivery 56

8.18	Legal Representation 56

8.19	Parent Guaranty 57

Exhibits
Exhibit A            Transfer Agent Instruction Letter
Exhibit B            Aggregate Consideration Distribution Schedule
Exhibit C            Form of Escrow Agreement
Exhibit D            Asset Purchase Agreement
Exhibit E            Earnout Targets
Exhibit F            Form of Amended and Restated Real Property Lease
Exhibit G            Net Working Capital

Schedules

Schedule 1.05(c)         Required Consents of Company and Sellers
Schedule 1.05(f)         Payoff Letters
Schedule 1.05(j)         Terminating Contracts
Schedule 1.06(c)        Buyer Notice Filings and Consents
Schedule 2.03         No Conflicts – Sellers
Schedule 2.04         Ownership
Schedule 2.06         Affiliate Transactions
Schedule 3.01         Foreign Qualifications
Schedule 3.02         No Conflicts – Company
Schedule 3.04         Equity Securities
Schedule 3.05(a)         Financial Statements
Schedule 3.05(b)         Undisclosed Liabilities
Schedule 3.07         Absence of Certain Developments
Schedule 3.07(d)         Company Budget
Schedule 3.08(a)         Owned Real Property
Schedule 3.08(b)         Real and Personal Property Leases
Schedule 3.08(c)         Real and Personal Properties
Schedule 3.09(a)         Physical Damage
Schedule 3.09(b)         Non-Public Scores
Schedule 3.09(c)(i)     Tractor and Trailer Leases
Schedule 3.09(c)(ii)     Tractors and Trailers
Schedule 3.09(d)         Out of Service Tractors and Trailers
Schedule 3.10(a)         Tax Returns
Schedule 3.10(c)         Qualified Subchapter S Subsidiaries
Schedule 3.10(d)         Tax Matters
Schedule 3.11(a)         Contracts and Commitments
Schedule 3.11(c)         Customer Contracts
Schedule 3.11(d)         Vendor Contracts
Schedule 3.12(a)(i)     Registered Intellectual Property
Schedule 3.12(a)(ii)     Licenses and Sublicenses
Schedule 3.12(a)(iii)     Affiliate Intellectual Property
Schedule 3.12(b)         Intellectual Property Rights
Schedule 3.12(c)         Intellectual Property Ownership
Schedule 3.12(e)         Material Technology
Schedule 3.12(f)         Software
Schedule 3.13         Litigation
Schedule 3.14(a)         Employee Benefit Plans
Schedule 3.14(a)(i)     Benefit Programs or Agreements
Schedule 3.14(d)         Employee Benefits Matters
Schedule 3.14(g)         Employee Benefit Plans Securities
Schedule 3.14(h)         280G Payments
Schedule 3.14(j)         COBRA Liability
Schedule 3.15         Insurance
Schedule 3.16         Compliance with Laws
Schedule 3.17         Environmental Matters
Schedule 3.18         Affiliated Transactions
Schedule 3.19         Brokerage and Expenses
Schedule 3.20         Liens
Schedule 3.21         Employee Relations
Schedule 3.23(c)         Owner-Operator Escrowed Funds
Schedule 3.23(d)         Owner-Operator Financing
Schedule 3.24         Permits

v

Schedule 3.25         Bank Accounts
Schedule 3.26         Loans to Officers and Directors
Schedule 3.28(a)         Capital Expenditures
Schedule 3.28(b)         Dispositions
Schedule 3.28(c)         Capital Expenditure and Disposition Plans
Schedule 4.04         No Conflicts – Buyer
Schedule 4.05         Litigation – Buyer
Schedule 5.03(b)(vi)     Specific Indemnities
Schedule 5.08(a)(i)    Pre-Closing Reserves
Schedule 6.01(i)         Section 338(h)(10) Allocation
Schedule 7.01(aaaa)     Permitted Liens
Schedule 7.01(vvvv)     Seller Personal Property
Schedule 7.01(ooooo)     Transaction Expenses

Schedules to this Stock Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this "Agreement") is executed and delivered as of November 11, 2013, by and among (i) Heartland Express, Inc. of Iowa, an Iowa corporation (the "Buyer"); (ii) Gordon Trucking, Inc., a Washington corporation (the "Company"); (iii) the Persons listed on the signature pages hereto as the stockholders of the Company (individually a "Seller" and collectively "Sellers"); (iv) Larry Gordon, in his capacity as Sellers' Representative; and (v) Heartland Express, Inc., a Nevada corporation ("Parent"), in its capacity as guarantor. Capitalized terms used herein have the meanings set forth in Article 7 below or elsewhere in this Agreement.
WHEREAS, the Sellers own all of the issued and outstanding shares of the Class A and Class B common stock of the Company, par value $0.10 per share (the "Company Stock"); and
WHEREAS, subject to the terms and conditions in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell, assign, transfer and convey to Buyer, all of the Company Stock for the consideration described herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
ARTICLE I
PURCHASE AND SALE
1.01    Purchase and Sale. Subject to the terms and conditions in this Agreement, at the Closing, Buyer hereby purchases and acquires from Sellers, and each Seller hereby sells, assigns, transfers and conveys to Buyer, all of the Company Stock free and clear of all Liens, in exchange for the Aggregate Consideration. In furtherance thereof, at the Closing:
(a)    Buyer will:
(i)    make payment of an amount equal to the Estimated Aggregate Closing Consideration, as follows:
(A)    by irrevocable instruction to the transfer agent of Parent's common stock, $0.01 par value (the "Parent Common Stock"), in the form of the letter attached as Exhibit A (the "Transfer Agent Instruction Letter"), to deliver share certificates issued in the names of each of the Sellers in accordance with the allocation among the Sellers set forth in Exhibit B representing Parent Common Stock with a value equal to $41,100,000, valuing each share at $14.37, which represents the average closing price of Parent's common stock on the Nasdaq Global Select Market for the ten (10) trading days ending on the trading day prior to the date hereof (and with any fractional shares being settled in cash), such share certificates to be delivered as follows: (x) shares with a Fair Market Value of $24,000,000 (the "Stock Escrow Amount"), represented by book entry shares issued in the name of the Escrow Agent, for the benefit of Buyer, to the Escrow Agent under the escrow agreement attached as Exhibit C (the "Escrow Agreement") to be held in an escrow account (the "Escrow Account") and released in accordance with such Escrow Agreement; and (y) the remaining shares, if any, to the Sellers in accordance with the allocation among the Sellers set forth in Exhibit B;
(B)    delivery of a non-interest bearing, non-negotiable promissory note made by Buyer and guaranteed by Parent in favor of the Sellers in accordance with the allocation set forth on Exhibit B and payable in full on or before November 13, 2013 (the "Promissory Note"), with the proceeds of such Promissory Note to be distributed as follows:
(a)    by wire transfer of $6,000,000 of immediately available funds (the "Cash Escrow Amount" and, together with the Stock Escrow Amount, the "Escrow Amount") to the Escrow Agent under the Escrow Agreement to be held in the Escrow Account and released in accordance with such Escrow Agreement;

(b)    by wire transfer of $1,700,000 of immediately available funds (the "Sellers’ Representative Fund") to the account of the Sellers’ Representative set forth on Exhibit B; and
(c)    the balance of the Estimated Aggregate Closing Consideration by wire transfer of immediately available funds to the accounts of the Sellers set forth on Exhibit B in accordance with the allocation among the Sellers set forth in Exhibit B.
(b)    Sellers will deliver, or cause to be delivered, to Buyer shares representing 100% of the Company Stock together with duly executed letters of transmittal.
1.02    Calculation of Final Consideration.
(a)    For purposes of this Agreement, the "Aggregate Closing Consideration" means an amount equal to the result of: (i) $285,000,000, minus (ii) the actual outstanding amount of Indebtedness as of 12:01 a.m., Pacific Time, on the Closing Date, minus (iii) the actual amount of Transaction Expenses after giving effect to the Closing, plus (iv) the actual amount of any Cash on Hand as of 12:01 a.m., Pacific Time, on the Closing Date, plus or minus, as applicable (v) (A) plus the amount, if any, by which actual Net Working Capital as of 12:01 a.m., Pacific Time, on the Closing Date exceeds the Net Working Capital Target plus $500,000, or (B) minus the amount, if any, by which actual Net Working Capital as of 12:01 a.m., Pacific Time, on the Closing Date is less than the Net Working Capital Target minus $500,000. Notwithstanding the foregoing or anything in this Agreement to the contrary, (x) when calculating the Aggregate Closing Consideration and Final Aggregate Closing Consideration the calculations will be performed as if the Closing had not occurred, except that the distribution of Seller Personal Property, and the incurrence and payment of all Transaction Expenses will be taken into consideration and (y) the Sellers shall cause Indebtedness as of the Closing to be not greater than Indebtedness as of 12:01 a.m., Pacific Time, and Cash on Hand as of the Closing to be not less than Cash on Hand as of 12:01 a.m., Pacific Time.
(b)    After the Closing and until Sellers’ Representative has prepared, in consultation with Buyer, and delivered the Closing Statement (as defined below) to Buyer, Sellers' Representative (or its agents or representatives) will be permitted (upon reasonable advance written notice and during normal business hours) to review the Company's books and records and working papers that are reasonably necessary for Sellers’ Representative (or its agents or representatives) to prepare the Closing Statement and determine the Aggregate Closing Consideration (and the components thereof), and Buyer will provide Sellers' Representative (or its agents or representatives) with reasonable access to the Company's personnel, books and records, and facilities in connection with such process. Subject to Buyer’s compliance with its obligations set forth in the preceding sentence, within sixty (60) days after the Closing Date, Sellers’ Representative will deliver to Buyer a statement setting forth Sellers’ Representative’s proposed calculation of the Final Aggregate Closing Consideration with a comparison to the Estimated Aggregate Closing Consideration, including Sellers’ Representative’s calculation of each of the components thereof in sufficient detail to identify each item of difference between the Estimated Aggregate Closing Consideration and the Final Aggregate Closing Consideration, including details regarding each component of Indebtedness and each component of Transaction Expenses (the "Closing Statement").
(c)    The proposed Closing Statement delivered by Sellers’ Representative to Buyer will become final and binding on the parties thirty (30) days following Sellers’ Representative’s delivery thereof to Buyer except to the extent (and only to the extent) Buyer delivers written notice of its disagreement (the "Closing Consideration Notice of Disagreement") to Sellers’ Representative on or prior to such date. All matters not subject to dispute as specifically identified in the Closing Consideration Notice of Disagreement will be final and binding. The Closing Consideration Notice of Disagreement must identify with specificity each item in the Closing Statement that the Buyer disagrees with and, for each disputed item, contain a statement describing in reasonable detail the basis of such objection and the amount in dispute. If Buyer timely delivers a Closing Consideration Notice of Disagreement, then such matters will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Sellers' Representative resolve in writing any differences they have with respect to the matters specified in the Closing Consideration Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.

(d)    During the thirty (30) days following delivery of a Closing Consideration Notice of Disagreement, Buyer and Sellers' Representative will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Closing Consideration Notice of Disagreement. At the end of such third (30) day period, Buyer and Sellers' Representative will submit to the Independent Accountants for resolution all matters that remain in dispute, which were included in the Closing Consideration Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written claims to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Aggregate Closing Consideration in accordance with the terms of this Agreement (with it being understood that Buyer and the Sellers' Representative will request that the Independent Accountants deliver to Buyer and the Sellers' Representative its resolution in writing not more than thirty (30) days after its engagement). The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and Sellers' Representative. The Independent Accountants' determination will be based solely on written materials submitted by Buyer and Sellers' Representative (i.e., not on independent review) and on the definitions of "Aggregate Closing Consideration," "Indebtedness," "Cash on Hand," "Transaction Expenses," and "Net Working Capital" (and related definitions) included herein and the provisions of this Agreement.
(e)    The costs and expenses of the Independent Accountants will be allocated between Buyer and Sellers’ Representative based upon the percentage of the portion of the contested amount not awarded to Buyer or Sellers bears to the amount actually contested by such party. For example, if Sellers' Representative claims the actual Aggregate Closing Consideration is $1,000 greater than the amount claimed by Buyer, and Buyer contests only $500 of the amount claimed by Sellers' Representative, and if the Independent Accountants ultimately resolves the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Sellers’ Representative.
(f)    If the Aggregate Closing Consideration as finally determined pursuant to this Section 1.02 (the "Final Aggregate Closing Consideration") is greater than the Estimated Aggregate Closing Consideration (the amount of such difference being the "Underpayment"), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, but in no event before January 1, 2014, (i) Buyer will pay to Sellers by wire transfer of immediately available funds to the accounts specified by Sellers on Exhibit B in accordance with the allocation among the Sellers set forth in Exhibit B, an amount equal to the Underpayment, and (ii) Buyer and Sellers’ Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to deliver to Sellers, in accordance with the allocation among the Sellers and the instructions set forth on Exhibit B, the amount required to be distributed under Section 5.04(a) from the Escrow Account.
(g)    If the Final Aggregate Closing Consideration is less than the Estimated Aggregate Closing Consideration (the amount of such difference being the "Overpayment"), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, but in no event before January 1, 2014, Buyer and Sellers' Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to (i) deliver to Buyer from the Escrow Account, an amount equal to the Overpayment, and (ii) deliver to the Sellers, in accordance with the allocation among the Sellers and the instructions set forth on Exhibit B, the amount (if any) required to be distributed under Section 5.04(a) from the Escrow Account.
(h)    The dispute resolution provisions provided in this Section 1.02 will be the exclusive remedies for the matters addressed or that could be addressed therein. For the avoidance of doubt, and without limiting the generality of the foregoing, none of the Sellers will have any obligation to fund or otherwise replenish the Escrow Account, except as provided in Section 1.02(g).
(i)    All payments required pursuant to Sections 1.02(f) and 1.02(g) will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Stock.
(j)    The provisions of this Section 1.02 will apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and no amount will be (or is intended to be) included in whole or in part (either as an increase or reduction) more than once in calculation of (including any component of) Aggregate

Closing Consideration or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.
1.03    Earnout.
(a)    As additional consideration for the Company Stock, and subject to the terms and conditions set forth in this Agreement, Buyer will make additional payments not to exceed $20,000,000 in the aggregate to the Sellers in accordance with Exhibit B if, and to the extent, the Company achieves certain operational and financial performance targets set forth in Exhibit E (the "Earnout Targets") during one or more of the fiscal years commencing January 1, 2014, January 1, 2015, January 1, 2016 and January 1, 2017 (each, an "Earnout Period") (each such payment, an "Earnout Payment" and, in the aggregate, the "Earnout"). Sellers will be entitled to pro-rated Earnout Payments for partial achievements of the Earnout Targets, as described in Exhibit E. Sellers will be eligible to receive up to $6,000,000 for the 2014 Earnout Period, up to $6,000,000 for the 2015 Earnout Period, and up to $8,000,000 in the aggregate for the 2016 Earnout Period and the 2017 Earnout Period. Sellers will be entitled to Earnout Payments, or the portions thereof, not earned during a prior applicable Earnout Period if the maximum Earnout Target is achieved in the 2016 or 2017 Earnout Period. For the avoidance of doubt, in no event will the Earnout payable under this Section 1.03 exceed $20,000,000 in the aggregate.
(b)    Any proper indemnification claim by any Buyer Indemnitee for breach of any of the Special Representations or Fundamental Representations and any breach by a Restricted Party of his or her obligations under Section 6.04 may be satisfied by deducting and otherwise offsetting such claims against any amounts that are otherwise payable by Buyer pursuant to this Section 1.03, subject to the limitations set forth in Article 5.
(c)    The continued employment by Buyer or any of its Affiliates of either Steve Gordon or Scott Gordon will not be a condition precedent to payment of the Earnout or any Earnout Payment. Notwithstanding anything to the contrary in this Agreement, a Seller's right to receive his, her or its respective portion of the Earnout or any Earnout Payment, if achieved, will terminate with respect to any portion of the Earnout or any Earnout Payment that has not yet been earned at such time upon (i) the breach by such Seller of any of his covenants or agreements contained in Section 6.04, or (ii) the termination of such Seller's employment with Buyer or any of its Affiliates following (A) such Seller’s conviction of, or a plea of guilty or no contest by such Seller in relation to, one or more felony criminal charges under the laws of the United States or any state thereof involving punishment of at least sixty (60) days of imprisonment or other confinement; or (B) material breach by such Seller of any fiduciary duty owed to the Buyer or any Affiliate. It is understood that Buyer may withhold any Earnout Payment that would otherwise be due under this Section 1.03 only after notification of the applicable Seller of its good faith belief that such Seller has violated clause (i) or clause (ii)(B) above, and Buyer may continue to withhold payment for more than ninety (90) days only if an action in a court of competent jurisdiction (or, with the consent of the applicable Seller, an arbitration or mediation proceeding) has been initiated to determine whether such Seller has in fact breached such clause(s) (it being irrelevant for this purpose whether the terms of Section 6.04 are actually enforceable under applicable law). The termination of a Seller's right to receive Earnout Payments based on a breach of clause (i) or (ii)(B) above will become effective only upon a finally determined, non-appealable decision by a court of competent jurisdiction (or, with the consent of the applicable Seller, an arbitration or mediation proceeding).
(d)    Within thirty (30) days after Buyer's receipt of Buyer's audited consolidated financial statements for the fiscal year corresponding to each Earnout Period, Buyer will prepare, or cause to be prepared, a statement of the Earnout Payment for the applicable Earnout Period (the "Earnout Statement") and will deliver the Earnout Statement to Sellers' Representative.
(e)    For each Earnout Period, following receipt by Sellers' Representative of Buyer's proposed Earnout Statement and until the Earnout Payment is finally determined pursuant to this Section 1.03, Sellers' Representative will be permitted (upon reasonable advance written notice and during normal business hours) to review the Company's books and records and working papers related to Buyer's draft of the proposed Earnout Statement and determination of the Earnout Payment, and Buyer will provide Sellers' Representative with reasonable access to the Company's personnel, books and records, and facilities in connection with such review. The proposed Earnout Statement delivered by Buyer will become final and binding on the parties thirty (30) days following Buyer's delivery thereof to Sellers' Representative except to the extent (and only to the extent) Sellers' Representative delivers written notice of its disagreement (the "Earnout Payment Notice of Disagreement") to Buyer on or prior to such date. All matters not subject to dispute as specifically identified in the Earnout Payment Notice of Disagreement will be final and binding. The Earnout Payment Notice of Disagreement must identify with specificity each item in the Earnout Statement that the Sellers' Representative disagrees with and, for each disputed item, contain a statement describing in reasonable detail the basis of such objection and the amount in dispute. If Sellers' Representative timely delivers an Earnout Payment Notice of Disagreement, then the Earnout Statement will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Sellers' Representative resolve in writing any differences they have with respect to the matters specified in the Earnout Payment Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.
(f)    During the thirty (30) days following delivery of an Earnout Payment Notice of Disagreement, Buyer and Sellers' Representative will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Earnout Payment Notice of Disagreement. At the end of such thirty (30) day period, Buyer and Sellers' Representative will submit to the Independent Accountants for resolution all matters that remain in dispute, which were included in the Earnout Payment Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written claims to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Earnout Payment in accordance with the terms of this Agreement (with it being understood that Buyer and the Sellers' Representative will request that the Independent Accountants deliver to Buyer and the Sellers' Representative its resolution in writing not more than thirty (30) days after its engagement). The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and Sellers' Representative. The Independent Accountants' determination will be based solely on written materials submitted by Buyer and Sellers' Representative (i.e., not on independent review) and on the Earnout Targets set forth in Exhibit E and related definitions included herein and the provisions of this Agreement.
(g)    The costs and expenses of the Independent Accountants will be allocated between Buyer and Sellers’ Representative based upon the percentage of the portion of the contested amount not awarded to Buyer or Sellers bears to the amount actually contested by such party. For example, if Sellers' Representative claims the Earnout Payment is $1,000 greater than the amount claimed by Buyer, and Buyer contests only $500 of the amount claimed by Sellers' Representative, and if the Independent Accountants ultimately resolves the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Sellers’ Representative.
(h)    Within three (3) Business Days after the date on which the Earnout Statement will become binding on the parties, Buyer will pay to Sellers, or cause the Company to pay to Sellers, by wire transfer of immediately available funds to the accounts designated by Sellers in Exhibit B in accordance with the allocation among the Sellers set forth in Exhibit B, an amount equal to the applicable Earnout Payment.
(i)    In the event of a Change in Control prior to December 31, 2017, within five (5) Business Days following the effectiveness of the event constituting such Change in Control, Buyer will pay or cause to be paid by wire transfer of immediately available funds to the accounts designated by Sellers in Exhibit B, in accordance with the allocation among the Sellers set forth in Exhibit B, an amount equal to $20,000,000 less all previous amounts paid under the Earnout.
(j)    In furtherance of the covenants and agreements set forth in this Section 1.03, unless otherwise mutually agreed in writing by Buyer and Sellers’ Representative, Buyer will not, and will cause the Company not to, take any action intended to prevent or inhibit the achievement of any Earnout Payment.
(k)    All payments made pursuant to this Section 1.03 will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Stock.

1.04    The Closing. The closing of the purchase and sale of the Company Stock and the transactions contemplated by this Agreement (the "Closing") will occur simultaneously with the execution and delivery of this Agreement by the parties (the date on which the Closing occurs, the "Closing Date"). The Closing will be deemed completed as of 12:01 a.m., Pacific Time, on the Closing Date.
1.05    Closing Deliveries by the Company and Sellers. At or prior to the Closing, the Company, the Sellers’ Representative and Sellers, as the case may be, will deliver or cause to be delivered to Buyer the following documents, each of which will be in form and substance satisfactory to Buyer:
(a)    (i) A copy of the certificate of incorporation, or applicable organizational document, of the Company, certified by the Secretary of State of the Company's state of incorporation or organization and dated not earlier than ten (10) days prior to the Closing Date; (ii) a certificate of good standing (or a certificate of existence/authorization if the concept of good standing is not recognized in the jurisdiction) of the Company from the Secretary of State of the Company's state of incorporation or organization dated not earlier than ten (10) days prior to the Closing Date; and (iii) certificates from the Secretary of State of each state where the Company is qualified to do business, dated not earlier than ten (10) days prior to the Closing Date, that the Company is in good standing in each such state;
(b)    A certificate of the secretary or assistant secretary of the Company, certifying as to (i) a copy of the bylaws of the Company, (ii) a copy of the resolutions of the board of directors and stockholders of the Company, approving and authorizing the execution, delivery and performance of this Agreement and all other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, (iii) no action has been taken or is pending to dissolve the Company, and (iv) incumbency and signatures of each of the Company's officers who are authorized to execute and deliver this Agreement and any of the other Transaction Documents;
(c)    Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.05(c);
(d)    The Escrow Agreement, duly executed by the Escrow Agent and Sellers' Representative on behalf of Sellers;
(e)    Stock certificates representing 100% of the outstanding capital stock of the Company, accompanied by duly executed letters of transmittal;
(f)    Payoff or similar letters from as many of the entities set forth on Schedule 1.05(f) as commercially practicable to obtain prior to the Closing indicating that, upon payment of the amount specified in such letters (which in the aggregate will cover all Indebtedness as of the Closing and all Transaction Expenses as of the Closing, other than those Transaction Expenses that are accrued in the determination of Net Working Capital and that Indebtedness associated with Permitted Liens), all Liens against the Company Stock and the property of the Company held by such Persons will be released and all obligations of the Company (other than contractual contingent indemnity obligations) to such Persons will be satisfied;
(g)    Duly executed resignations, effective as of the Closing, of each director and officer that is not a full time employee of the Company requested by Buyer;
(h)    A certificate duly executed by the Company that meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation and, accordingly, the shares of the Company are not U.S. real property interests;
(i)    A certificate of each Seller, certifying pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code;

(j)    Evidence of termination or amendment of the contracts specified on Schedule 1.05(j), which termination documents will provide that all obligations of the Company are terminated as of the Closing and no future payment by the Company is required under any such contract;
(k)    Legal opinion of Perkins Coie LLP in reasonable and customary form concerning the incorporation and existence of the Company, the Company's corporate power and authority and any trust’s trust power and authority to enter into this Agreement and to perform the obligations to be performed hereunder, the binding nature of the Company's and the Sellers' obligations (other than non-competes and other typical carveouts) hereunder, consents of Governmental Authorities and identified third parties, and no conflicts with law in connection with the execution, delivery and performance by the Company or the Sellers of this Agreement and the other Transaction Documents;
(l)    Section 338(h)(10) Election on IRS Form 8023, duly executed by each of the Sellers;
(m)    Consent duly executed by McGladrey & Pullen LLP, the Company's independent registered public accountants, consenting to inclusion of the Company's Year-end Financial Statements in Parent's filings with the United States Securities and Exchange Commission ("SEC");
(n)    The releases and other documentation required under Section 6.05(b);
(o)    Asset Purchase Agreement duly executed by Larry Gordon;
(p)    Aggregate Consideration Distribution Schedule;
(q)    Amended and Restated Real Property Leases with certain lessors owned by or Affiliated with one or more of the Sellers, duly executed by the applicable lessor(s) and the Company;
(r)    Releases of claims duly executed by each Seller;
(s)    Consent and Waiver duly executed by each Person who is a party to a Salary Continuation Agreement with the Company;
(t)    Services Agreement duly executed by Valley Freightliner and the Company;
(u)    Evidence of full distribution of all Seller Personal Property, including the equity interests of LSS Holdings, LLC, Air GTI, LLC and Cascade Express; and
(v)    All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or necessary to consummate the transactions contemplated by this Agreement.
1.06    Closing Deliveries by Buyer. At or prior to the Closing, in addition to the payments and deliveries by Buyer at the Closing described in Section 1.01 of this Agreement, Buyer will deliver to the Sellers' Representative the following documents, each of which will be in form and substance satisfactory to the Sellers:
(a)    A copy of the certificate of incorporation of Buyer, certified by the Iowa Secretary of State and dated not earlier than ten (10) days prior to the Closing Date, and a certificate of existence/authorization of the Buyer from the Iowa Secretary of State, dated not earlier than ten (10) days prior to the Closing Date;
(b)    A certificate of the secretary or assistant secretary of Buyer, certifying as to (i) a copy of the resolutions of the board of directors of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, and (ii) incumbency and signatures of each of the Buyer's officers who is authorized to execute and deliver this Agreement and such other Transaction Documents;
(c)    Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.06(c);
(d)    Legal opinion of Scudder Law Firm, P.C., L.L.O. in reasonable and customary form concerning the incorporation and existence of Buyer and Parent, Buyer's and Parent’s corporate power and authority to enter into this Agreement and to perform the obligations to be performed hereunder, the binding nature of Buyer's and Parent’s obligations hereunder, consents of Governmental Authorities and third parties, no conflicts in connection with the execution, delivery and performance by Buyer or Parent of this Agreement and the other Transaction Documents, and the duly authorized, validly issued, fully paid and nonassessable issuance of Parent Common Stock to be issued in connection with Section 1.01(a)(i)(A);
(e)    The Escrow Agreement, duly executed by Buyer;
(f)    Section 338(h)(10) Election on IRS Form 8023, duly executed by Buyer;
(g)    Asset Purchase Agreement, duly executed by Buyer;
(h)    Transfer Agent Instruction Letter, duly executed by Parent;
(i)    The Promissory Note, duly executed by Buyer; and
(j)    All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or necessary to consummate the transactions contemplated by this Agreement.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Except as otherwise set forth in the disclosure schedules attached to this Agreement (the "Disclosure Schedules"), provided, that disclosure of an item on one Disclosure Schedule will be deemed disclosure on another Disclosure Schedule if (a) a cross reference to such other Disclosure Schedule is made or (b) it is readily apparent that the disclosed contract, event, fact, circumstance, or other matter relates to the representations or warranties covered by such other Disclosure Schedule, each Seller, severally and not jointly, represents and warrants to Buyer as of the date hereof:
2.01    Organization; Power and Authority; Authorization. With respect to each Seller other than individuals, such Seller is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of organization. Such Seller has all requisite power and authority to execute and deliver the Seller Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Seller Transaction Documents to which it is a party by such Seller and the consummation of the transactions contemplated thereby by such Seller have been duly authorized by all requisite action on the part of such Seller.
2.02    Enforceability. This Agreement has been duly executed and delivered by such Seller, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies. Each other Seller Transaction Document to which a Seller is a party, when executed and delivered by such Seller, will be duly executed and delivered by that Seller, and assuming that such other Seller Transaction Documents are valid and binding obligations of the other parties thereto, each such Seller Transaction Document to which it is a party will constitute a valid and binding obligation of that Seller, enforceable against that

Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.
2.03    No Conflicts; Litigation. Except as set forth on Schedule 2.03, the execution, delivery and performance by each Seller of the Seller Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby by such Seller do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of that Seller, including the Company Stock owned by such Seller, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party, under the provisions of Seller's certificate of incorporation or formation, if any, or any agreement or instrument to which such Seller is bound, or any law, statute, rule or regulation or order, writ, injunction, judgment or decree of any Governmental Authority to which such Seller or any of its properties or assets is subject. Such Seller is not a party to any litigation, claims, actions or other proceeding, or any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority, that reasonably could be expected to affect or delay the ability of such Seller to consummate the transactions contemplated hereby, and to such Seller's Knowledge, no such litigation, claim, action or other proceeding is threatened against such Seller.
2.04    Title. Such Seller is the record and beneficial owner of the number of shares of Company Stock set forth opposite its name on Schedule 2.04, free and clear of any Liens. Except as set forth on Schedule 2.04, such Seller is not a party to any Option, voting agreement, proxy or other agreement, contract or commitment (other than this Agreement) that could require such Seller or, after the Closing, Buyer, to vote, sell, transfer or otherwise dispose of, or affect the voting of, any capital stock or other ownership interest of the Company. Except for the shares of Company Stock owned by such Seller and listed on Schedule 2.04, such Seller does not own any shares of capital stock or other securities of the Company or any Options. At the Closing, such Seller is transferring to Buyer, and Buyer is acquiring from such Seller, good title to the Company Stock free and clear of all Liens.
2.05    Brokerage. Except as set forth on Schedule 3.19, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.
2.06    No Affiliate Transactions; No Assets Used in Business. Except as set forth on Schedule 2.06, such Seller (i) is not a party to any agreement or transaction with the Company or any Subsidiary of the Company and (ii) does not have any interest in any asset or right of the Company or any Subsidiary of the Company, or any asset used in the business of the Company or its Subsidiaries (whether tangible or intangible, including, but not limited to, any software, know-how, trade secret, or other Intellectual Property).
2.07    Sellers' Investment Intent. Each Seller represents and warrants to Buyer that such Seller has such knowledge, sophistication and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of receipt of Parent Common Stock and of protecting such Seller’s interests in connection herewith. Such Seller has the ability to bear the economic risk of this investment, including complete loss of the investment. Each Seller represents and warrants to Buyer that such Seller is acquiring Buyer stock for investment for its own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intent of selling, granting any participation in or otherwise distributing the same. Such Seller understands that Parent Common Stock received pursuant to Section 1.01(a)(i)(A) has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations contained in this Section 2.07. Each Seller acknowledges that, as of the date hereof, it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the transactions contemplated by this Agreement and Parent Common Stock, and the merits and risks of investing in Parent Common Stock, and any such questions have been answered to such Seller’s reasonable satisfaction; (ii) access to information about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable such Seller’s evaluation of its investment; (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and any such additional information has been provided to such Seller’s reasonable satisfaction; and (iv) the opportunity to ask questions of management of Buyer and any such questions have been answered to such Seller’s reasonable satisfaction. Each Seller has sought accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Parent Common Stock. Each Seller acknowledges that no Affiliate or representative of Buyer has made any representations, express or implied, with respect to the accuracy, completeness or adequacy of any available information except or to the extent such information is covered by the representations and warranties contained in Article 4. Subject to the accuracy of Buyer’s representations and warranties contained in Article 4, each Seller agrees that neither Buyer nor any of its Affiliates will have any indemnification obligation hereunder to Seller or any other Person resulting from the issuance and sale of Parent Common Stock to such Seller. Each Seller represents and warrants to Buyer that it is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the SEC. Each Seller represents and warrants to Buyer that it understands that the Parent Common Stock is characterized as "restricted securities" under the United States federal securities laws inasmuch as such Parent Common Stock is being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations the Parent Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. Each Seller acknowledges that the Parent Common Stock must be held indefinitely unless a sale of such Parent Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available. Each Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement or shares owned by certain Persons associated with Buyer subject to satisfaction of certain conditions. Each Seller understands and agrees that each certificate representing Parent Common Stock, any securities issued in respect thereof or exchange therefor will bear a legend in the following form (in addition to any other legend required under applicable state securities laws) (and a comparable notation or other arrangement will be made with respect to any uncertificated Parent Common Stock):
"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO HOLDING PERIODS AND CERTAIN RESTRICTIONS ON SALE CONTAINED IN THAT CERTAIN STOCK PURCHASE AGREEMENT DATED NOVEMBER 11, 2013, AND MAY NOT BE SOLD IN VIOLATION OF SUCH RESTRICTIONS."
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as otherwise set forth in the Disclosure Schedules, provided, that disclosure of an item on one Disclosure Schedule will be deemed disclosure on another Disclosure Schedule if (a) a cross reference to such other Disclosure Schedule is made or (b) it is readily apparent that the disclosed contract, event, fact, circumstance, or other matter relates to the representations or warranties covered by such other Disclosure Schedule, the Sellers jointly and severally represent and warrant to Buyer as of the date hereof:
3.01    Good Standing; Power and Authority; Enforceability.
(a)    The Company is a corporation duly organized and validly existing under the laws of the State of Washington. The Company is qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions set forth on Schedule 3.01, which constitute all of the jurisdictions in which its ownership or leasing of its assets or property or the conduct of business as presently conducted requires it to qualify, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect.
(b)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to own and operate its properties and to carry on its businesses as presently conducted.

(c)    This Agreement and the other Transaction Documents to which the Company is or will be a party have been, or will be at Closing, duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof and thereof by the parties thereto other than the Company, constitute or, upon execution and delivery, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.
3.02    Authorization; No Conflicts.
(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on the Company's part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party.
(b)    Except as set forth on Schedule 3.02, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of the Company or any of its Subsidiaries, result in any breach of, constitute a default under, trigger any penalty or change in control payment under or require any authorization, consent, approval, filing, exemption or other action by or notice to any Governmental Authority or other third party, under the provisions of the Company's or any of its Subsidiaries' certificate of incorporation (or equivalent governing documents) or any agreement set forth on Schedule 3.11(a), or any material law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries or assets is subject.
3.03    Subsidiaries. The Company has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in, any other Person. The Company does not, directly or indirectly, own or hold the right or have an obligation to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.
3.04    Equity Securities. The authorized capital stock of the Company consists solely of 45,300 shares of Class A Common Stock and 407,700 shares of Class B Common Stock issued and outstanding, and no shares of Company Stock are issued and held by the Company in treasury. All of the Company Stock is held of record by Sellers as set forth on Schedule 3.04. Each share of Company Stock has been duly authorized and validly issued, and is fully paid and nonassessable. None of the shares of Company Stock has been issued in violation of any preemptive or similar rights of any past or present shareholder of the Company. Except as set forth on Schedule 3.04, the Company has no outstanding equity securities, or securities convertible into equity securities, and there are no agreements, Options or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Upon consummation of the transactions contemplated by this Agreement, Buyer will have good and valid title to all of the outstanding capital stock of the Company, free and clear of all Liens, other than Liens arising under federal and state securities laws and Liens created by, or otherwise arising as a result of any action of, Buyer.
3.05    Financial Statements; Undisclosed Liabilities; Internal Controls.
(a)    Schedule 3.05(a) consists of: (i) the Company's unaudited consolidated internal balance sheets as of September 30, 2013 (the "Latest Balance Sheet") and the related internal statements of income for the respective nine (9)-month period then ended, (the "Unaudited Interim Financial Statements"), and (ii) the Company's audited consolidated balance sheet as of December 31, 2012, December 31, 2011, and December 31, 2010, together with the statements of income and cash flows for the three (3) fiscal years then ended (the "Year-end Financial Statements") (the statements described in clauses (i) and (ii) of this Section 3.05(a), collectively, the "Financial Statements"). The Year-end Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company, as of the times and for the periods referred to therein, in conformity with GAAP consistently applied throughout the periods covered thereby. The Unaudited Interim Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company, as of the times and for the periods referred to therein, in material conformity with GAAP consistently applied throughout the periods covered thereby, except for (I) the absence of footnote disclosures, (II) the lack of consolidation of variable interest entities, and (III) changes resulting from normal, recurring year-end adjustments (including the adjustments referred to as the "Period 13 adjustments," which have not yet been made to the Unaudited Interim Financial Statements).
(b)    Except as set forth on Schedule 3.05(b), the Company and its Subsidiaries have no liability or obligation other than (i) liabilities or obligations shown on the Latest Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, (iii) liabilities or obligations arising under contracts entered into in the ordinary course of business and that do not arise out of a breach of any contract and (iv) liabilities taken into account in calculating Net Working Capital or any other component of Final Aggregate Closing Consideration.
(c)    The Company maintains in all material respects an adequate system of internal controls and procedures of the accounting practices, procedures and policies employed by the Company. Since January 1, 2008, there have not been any significant deficiencies or material weaknesses in the financial reporting of the Company that are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, or any fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting.
3.06    Accounts Receivable. All accounts receivable of the Company and its Subsidiaries (the "Accounts Receivable"), whether or not reflected on the Latest Balance Sheet, (a) have arisen from bona fide transactions entered into by the Company and any Subsidiaries thereof involving the sale of goods or the rendering of services or in the operation of the business in the ordinary course of business, (b) constitute only valid, undisputed claims of the Company or Subsidiaries thereof not subject to claims of set-off or other defenses or counterclaims, other than loss claims, normal cash discounts accrued in the ordinary course of business and immaterial and routine billing disputes with customers in the ordinary course of business, and (c) are current and collectible net of the reserves shown on the Latest Balance Sheet (which reserves have been established in accordance with GAAP and calculated consistent with past practice in the preparation of the Financial Statements). The allowance for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Company and any Subsidiary thereof have been, in all material respects, determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
3.07    Absence of Certain Developments. Since December 31, 2012, there has not occurred any event, occurrence, fact, circumstance or change that has had, or reasonable would be expected to have, a Material Adverse Effect. Except as set forth on Schedule 3.07 or as contemplated by this Agreement, since December 31, 2012, the Company has operated its business in the ordinary course of business consistent with past practice in all material respects, and the Company has not:
(a)    sold, leased, assigned or transferred any material portion of its assets or property, or suffered the imposition of any mortgage, pledge or other Lien upon any material portion of its assets or property outside the ordinary course of business;
(b)    effected any recapitalization, reclassification, stock dividend, stock split, adjustment, combination, subdivision or like change in its capitalization, or declared, set aside or paid any other distribution of any kind (whether in cash, stock or property) to any stockholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock or other equity interests;
(c)    merged or consolidated with or made any equity investment in, or any loan or advance to, or any acquisition of the securities or assets of, any other Person (other than a Subsidiary of the Company or advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, independent contractors and third-party transportation providers of the Company or any Subsidiary thereof in the ordinary course of business);

(d)    made commitments for capital expenditures in excess of $100,000 in the aggregate other than as contemplated by the Company's budget set forth in Schedule 3.07(d), a true and correct copy of which has been made available to Buyer;
(e)     granted any license or sublicense of, assigned or transferred any material rights under or with respect to any Intellectual Property other than in the ordinary course of business;
(f)    suffered any event of damage, destruction, casualty loss or claim exceeding $100,000, individually or in the aggregate, in excess of amounts covered by applicable insurance;
(g)    failed to maintain their respective material assets in substantially their current physical condition in accordance with past practice, normal wear and tear excepted, and in accordance with past practices of the Company;
(h)    made any changes to policies or timing of repairs, maintenance, and purchasing and installation of tires, fuel, and other replaceable operating supplies;
(i)    granted any increase in the amount of cash compensation, benefits, retention or severance pay to any of its directors, officers or other senior executives or adopted, amended or terminated any Plan or Benefit Program or Agreement;
(j)    made any payment or commitment to pay any pension, retirement allowance or other employee benefit, any amount relating to unused vacation days, retention, severance or termination pay to any director, officer or employee other than in the ordinary course of business consistent with past practice and which payments or commitments to pay do not exceed $100,000 in the aggregate;
(k)    made any material change in accounting, auditing or tax reporting methods, policies or practices;
(l)    made or revoked any election with respect to Taxes of the Company or any of its Subsidiaries or changed its tax year;
(m)    accelerated or changed any of its practices, policies, procedures or timing of the billing of customers or the collection of their accounts receivable, pricing and payment terms, cash collections, cash payments or terms with vendors other than in the ordinary course of business in accordance with reasonable commercial practices;
(n)    delayed or postponed the payment of accounts payable or accrued expenses or the deferment of expenses other than in the ordinary course of business in accordance with reasonable commercial practices; or
(o)    committed to do any of the foregoing.
3.08    Real and Personal Properties.
(a)    Schedule 3.08(a) contains a complete and accurate list of all real property owned since January 1, 2007, by the Company and its Subsidiaries (the "Owned Real Property"), in each case setting forth the street address and legal description of each property covered thereby and, if applicable, the date of disposition of such real property.
(b)    Schedule 3.08(b) contains a complete and accurate list of all leases (the "Real Property Leases") of real property by the Company (the "Leased Real Property"), in each case setting forth (i) the lessor and lessee thereof, the date thereof and the dates of all amendments thereto and (ii) the street address of each property covered thereby. The Company has made available to Buyer true and correct copies of the Real Property Leases, including all amendments thereto. Schedule 3.08(b) contains a complete and accurate list of all leases pertaining to Personal Property, other than tractors and trailers (which are dealt with exclusively in the representations and warranties in Section 3.09), pursuant to which the Company makes payment in excess of $10,000 annually.

(c)    Except as set forth on Schedule 3.08(c):
(i)    the Company has good, marketable and insurable fee simple interest in the Owned Real Property and all Personal Property that is owned and/or valid and binding leaseholds in the Leased Real Property and all Personal Property that is leased, free and clear of all Liens except Permitted Liens;
(ii)    the Company enjoys peaceful and undisturbed possession of the Leased Real Property and Personal Property that is leased sufficient for the intended operations and use by the Company of such Leased Real Property and Personal Property that is leased;
(iii)    each Real Property Lease and each lease in respect of Personal Property is in full force and effect in all material respects;
(iv)    neither the Company nor, to the Sellers' Knowledge, any other party is in material breach or material default under any of the Real Property Leases or any lease in respect of Personal Property, nor has any event occurred which, with the passage of time or notice, or both, would constitute a material default thereunder or a violation of the terms (or permit the termination) thereof, and none of the transactions contemplated hereby will constitute or create a default, event of default or right of termination thereunder;
(v)    neither the Company nor any of its Subsidiaries has subleased, and no other Person is in possession of, or has the right of use or occupancy of any portion of, any of the Leased Real Property, and no part of any of the Owned Real Property or the Leased Real Property has been condemned or otherwise taken by any Governmental Authority and, to the Sellers’ Knowledge, no such condemnation or taking is threatened or contemplated; and
(vi)    the buildings and structures located on the Owned Real Property and the Leased Real Property and all Personal Property used in the business and operations of the Company are sufficient for the continued conduct of the business and operations of the Company after the Closing in substantially the same manner as conducted prior to the Closing.
3.09    Tractors and Trailers.
(a)    Except as set forth in Schedule 3.09(a) or Schedule 3.09(d), or as to damage that is fully accrued on the Latest Balance Sheet or for which a valid claim for insurance proceeds is pending, each of the tractors and trailers owned or leased by the Company (i) is roadworthy and adequate for use in the ordinary course of business, (ii) has been adequately maintained in substantial conformity with past practices of the Company, (iii) has been maintained in the ordinary course of business consistent with past practice, (iv) meets all applicable operating condition requirements of the DOT, (v) has all major mechanical, electrical and other systems functioning properly, in each case, ordinary wear and tear excepted, or (vi) as of the Closing Date, has no physical damage that would impair the Company’s use of such tractor or trailer and that would cost in excess of $5,000 (in the case of a tractor) or $2,500 (in the case of a trailer) to repair, ordinary wear and tear excepted.
(b)    Each of the tractors and trailers owned and leased and in operation by the Company is properly licensed and registered with applicable authorities in accordance with permissible practices and applicable laws. Such licenses and registrations are current. All current license plates and stickers are properly affixed to such equipment, and all related fees have been paid. The Company has not received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission (the "FMCSA"), or its predecessor, the Federal Highway Administration (the "FHWA"), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA, and there is no pending judicial or administrative proceeding that reasonably would be expected to result in an unsatisfactory or conditional safety and fitness rating. Schedule 3.09(b) sets forth true, correct and complete copies of all public and non-public Company scores as of the Closing Date under the FMCSA's Compliance Safety Accountability program, including the non-public underlying data related to such scores as provided by the FMCSA.

(c)    Since December 31, 2011, all tractors and trailers have been operated at all times in material compliance with applicable leases, secured notes, and other financing documents. All leased tractors and trailers satisfy the "turn-in" requirements under applicable leases, secured notes, and other financing documents such that no penalty, reconditioning fee, or other amount (net of accruals or reserves for such turn-in requirements, penalties, reconditioning fees and other related amounts) would be owed if such leased tractors and trailers were returned at the Closing Date. Each leased tractor (and, if applicable, each leased trailer) has been operated within the mileage allowance of the applicable lease, prorated for the portion of the lease period that has expired, determined as of the Closing Date. Schedule 3.09(c)(i) contains a complete and accurate list of all leases pertaining to tractors and trailers, true and complete copies of which have been made available to Buyer. There are no late fees, penalties, or other amounts owing under any tractor or trailer lease or other financing document, other than any current monthly payment that is not yet due. Schedule 3.09(c)(ii) sets forth all of the tractors and trailers owned by the Company at Closing, and describes in reasonable detail the warranties, repurchase or trade-back credit and other material arrangements regarding such tractors and trailers and any restrictions on transferability on change in control regarding such agreements.
(d)    Schedule 3.09(d) sets forth a true and correct list of all tractors and trailers out of service for repairs, with wrecked tractors and trailers separately noted, as of the Closing Date.
3.10    Taxes.
(a)    Except as set forth on Schedule 3.10(a): (i) the Company and its Subsidiaries have duly and timely filed or caused to be duly and timely filed all federal and other Tax Returns that are required to be filed by or with respect to the Company or its Subsidiaries (taking into consideration all extended filing deadlines); (ii) all Tax Returns filed by the Company and its Subsidiaries are true, correct and complete in all material respects; (iii) the Company and its Subsidiaries have paid, or made provision for the payment of, all Taxes that are or have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Company or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP, consistently applied) have been provided in the Financial Statements; and (iv) all Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or properly accrued.
(b)    The Company is, and has been since July 1, 1987, an S corporation as defined in Section 1361(a)(1) of the Code for federal and applicable state income Tax purposes and is eligible for such treatment. The Company's S corporation election was timely filed and has not been superseded by any subsequent filing. Neither the Company nor the Sellers have taken any steps or actions, or failed to take any steps or actions, that could result in the failure of the Company to qualify as an S corporation, including agreements, distributions or other facts that could result in a determination that the Company does not comply with Section 1361(b)(1)(D) of the Code and the Treasury Regulations promulgated thereunder. No agreement, arrangement, or understanding, oral or written, exists among the Seller to circumvent the single class of stock requirement of Section 1361(b)(1)(D) of the Code and the Treasury Regulations thereunder. The Company has not received any correspondence from the Internal Revenue Service questioning its status as an S corporation. Neither the Company, nor any Subsidiary of the Company that is a qualified subchapter S subsidiary, has, in the past ten (10) years, (i) acquired assets from another corporation in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. The Company will not be as a result of the transactions contemplated by this Agreement subject to Tax pursuant to Section 1374 of the Code. Each Seller and each grantor and beneficiary of a trust that is a Seller is a "United States person" within the meaning of Section 7701(a)(30) of the Code. Each Seller that is a trust is a grantor trust for U.S. FIT purposes under Subpart E, Part I, Subchapter J, Chapter 1 of the Code. Each Seller that is a trust and each grantor and beneficiary of a trust that is a Seller has and will continue to report items of income, deduction, and credit attributable to the Company in accordance with Treasury Regulation Section 1.641(c)-1. Each Seller that is a trust is an "electing small business trust" within the meaning of Section 1361(e)(3) of the Code and Treasury Regulation Section 1.1361-1(m)(2). No beneficiary of any trust that is a Seller acquired his or her interest in such trust by purchase as determined pursuant to Section 1361(e)(1)(A)(ii) of the Code and Treasury Regulation Section 1.1361-1(m)(1)(ii).

(c)    Schedule 3.10(c) identifies each Subsidiary of the Company that was, prior to Closing, a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code. Each Subsidiary of the Company so identified was a qualified subchapter S subsidiary at all times since the date shown on Schedule 3.10(c) until such time as such Subsidiary ceased to be a Subsidiary of the Company. Neither the Company nor the Sellers have taken any steps or actions, or failed to taken and steps or actions, that resulted or could have resulted in the failure of any Subsidiary of the Company to be treated (in accordance with each Subsidiary's relevant classification) as a qualified subchapter S subsidiary, a qualified subchapter S trust, or any entity disregarded as separate from its owner for Tax purposes.
(d)    Except as set forth on Schedule 3.10(d):
(i)    there is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries raised by any taxing authority in writing;
(ii)    neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in force;
(iii)    neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return, which has not yet been filed;
(iv)    no deficiency or proposed adjustment, which has not been finally settled or resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority in writing against the Company or any of its Subsidiaries;
(v)    there is no action, suit, taxing authority proceeding or audit now in progress or, to the Sellers’ Knowledge, pending or threatened against or with respect to the Company or any of its Subsidiaries relating to Taxes;
(vi)    to the Sellers’ Knowledge, no written claim has been made in the past five (5) years by a taxing authority in a jurisdiction where none of the Company or any of its Subsidiaries currently files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;
(vii)    no power of attorney that is currently in force has been granted with respect to any matter related to Taxes that would reasonably be expected to affect the Company or any of its Subsidiaries;
(viii)    there are no Liens (other than the Liens for Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;
(ix)    none of the property of the Company or any of its Subsidiaries is held in an arrangement that is a partnership for U.S. federal Tax purposes. No asset of the Company or any of its Subsidiaries is a debt obligation that (i) was issued with "original issue discount," as defined in Section 1273 of the Code; (ii) is an "applicable high yield discount obligation," as defined in Section 162(i) of the Code; (iii) provides for the payment of interest that is "disqualified interest," as such term is defined in Section 163(j)(3) of the Code; (iv) constitutes "corporation acquisition indebtedness" within the meaning of Section 279(b) of the Code; or (v) is a "disqualified debt instrument," as defined in Section 163(b)(2) of the Code;
(x)    neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of applicable state, local or foreign income Tax law) executed prior to the Closing; (iii) intercompany transaction or any excess loss account described in Treasury

Regulations under Code Section 1502 (or any corresponding or similar provision of applicable state, local or foreign income Tax law) entered into or created prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; or (vi) prepaid amount received prior to the Closing;
(xi)    neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of applicable state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise (other than pursuant to customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). In the past four (4) years, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group filing for federal or applicable state income Tax purposes;
(xii)    neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;
(xiii)    neither the Company nor any of its Subsidiaries has (1) participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) (and all predecessor regulations), (2) claimed any deduction, credit or other tax benefit by reason of any "tax shelter" within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any "confidential corporate tax shelter" within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder, or (3) purchased or otherwise acquired an interest in any "potentially abusive tax shelter" within the meaning of Treasury Regulation Section 301.6112-1. The Company and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of applicable state, local or foreign law);
(xiv)    neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any plan or agreement that would obligate it to make any payments in connection with this transaction that would not be deductible under Section 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5)) of the Code; and
(xv)    all like-kind exchange transactions between the Company and Valley Freightliner, Inc. (and any other Affiliate (A) were timely and accurately reported on Form 8824, (B) complied with Section 1031 of the Code and the Treasury Regulations thereunder (and all state counterparts), and (C) did not result in any Tax liability (or any such Tax liability is fully accrued on the Financial Statements).
3.11    Contracts and Commitments.
(a)    Except as set forth on Schedule 3.11(a) or Schedule 3.14(a), the Company is not party, or subject, to any:
(i)    agreement relating to any completed or pending business acquisition or divestiture since January 1, 2008;
(ii)    bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
(iii)    stock option or similar plan;

(iv)    contract (I) for the employment of any officer, individual employee or other person, (II) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (III) that provides severance or other benefits for any person;
(v)    agreement under which the Company or any of its Subsidiaries created, incurred or assumed any Indebtedness (including any conditional sales agreement, sale-leaseback or capitalized lease) or mortgaging, pledging or otherwise granting or placing a Lien on any portion of any of the Company's assets, other than as identified in Schedule 3.20;
(vi)    guaranty of any Indebtedness;
(vii)    lease or agreement under which it is lessee of or holds or operates any personal property owned by any other Person, for which the annual rental exceeds $15,000;
(viii)    lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $10,000;
(ix)    contract or group of related contracts with the same party for the purchase by the Company of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $250,000 in the aggregate (other than purchase orders and transportation contracts entered into in the ordinary course of business);
(x)    contract or group of related contracts with the same party for the sale by the Company of products or services under which the undelivered balance of such products or services has a sales price in excess of $250,000 in the aggregate (other than sales orders and transportation contracts entered into in the ordinary course of business);
(xi)    any other contract, lease or agreement that cannot be canceled by the Company without penalty or further payment or obligation and without more than thirty (30) days' notice and with remaining fixed payments in excess of $100,000 in the aggregate;
(xii)    agreement containing covenants that in any way purport to restrict the right of the Company to engage in its current line of business, engage in any line of business, compete with any Person, or solicit customers;
(xiii)    hedging arrangement or forward, swap, derivatives or futures contract;
(xiv)    fuel purchasing contract;
(xv)     joint venture, partnership, franchise, joint marketing agreement or any other similar contract or agreement (including sharing of profits, losses, costs or liabilities by the Company or any Subsidiary thereof with any other Person);
(xvi)    material licensing agreement or other material contract or agreement with respect to Intellectual Property, including material contracts or agreements with current or former employees, consultants or contractors regarding the appropriation or non-disclosure of any Intellectual Property;
(xvii)     agreement under which the Company or any Subsidiary thereof has made loans or advances to any other Person, and such advances or loans remain outstanding, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees and independent contractors of the Company or any Subsidiary thereof in the ordinary course of business;

(xviii)    contract or agreement with any consultant or employee or any current or former officer, director, stockholder or Affiliate of the Company or any Subsidiary thereof;
(xix)    settlement, conciliation or similar agreement, the performance of which will involve payment after the date of this Agreement of consideration in excess of $100,000 or governmental monitoring, consent decree or reporting responsibilities;
(xx)    any contract or agreement, not otherwise covered by the foregoing, that is otherwise material to the Company and its Subsidiaries, taken as a whole; or
(xxi)    any amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.
(b)    The Company has made available to Buyer a true, correct and complete copy of each written agreement set forth on Schedule 3.11(a) or Schedule 3.14(a), including all modifications and amendments thereto, and has made available to Buyer a true, correct and complete written summary of each oral agreement listed on Schedule 3.11(a) or Schedule 3.14(a). With respect to each agreement set forth on Schedule 3.11(a) or Schedule 3.14(a), such agreement: (i) is valid, binding and in full force and effect in all material respects; (ii) will remain unmodified and in full force and effect immediately after the Closing without any right on the part of any counterparty, including with the passage of time or notice, or both, to terminate, modify or impose any penalty as a result of the transactions contemplated hereby; (iii) is and will remain, including with the passage of time or notice, or both, immediately after the Closing enforceable by the Company in accordance with its respective terms; and (iv) neither the Company, nor, to the Sellers’ Knowledge, any other party, is in material breach or default under such agreement. The Company has not received any written notice (or to the Sellers' Knowledge, any other notice) of the intention of any party to terminate any agreement listed on Schedule 3.11(a).
(c)    Schedule 3.11(c) sets forth a list of the transportation contracts with the Company's ten (10) largest customers (by consolidated revenue) for the first six (6) months of 2013, true, correct and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer (collectively, "Customer Contracts"), and neither the Company nor, to the Sellers’ Knowledge, any other party, is in material breach or default under such contract. Other than customary notice to the Company that the Company must bid to continue to provide services to a customer as part of the customer’s normal bid cycles, the Company has not received notice from any of the following customers or their Affiliates that such customer or its Affiliates intends to terminate, substantially modify, fail to renew, or reduce volumes substantially: Georgia Pacific, General Mills, Walmart Stores, Inc., Home Depot, Pepsico, Unilever, Kellogg USA Inc., Lowes, Conway Western Express, Costco Wholesale, and Target Stores.
(d)    Schedule 3.11(d) sets forth a list of the contracts with the Company's ten largest vendors or suppliers (by consolidated expenses) for the first six (6) months of 2013, true, correct and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer (collectively, "Vendor Contracts"), and neither the Company nor, to the Sellers’ Knowledge, any other party, is in material breach or default under such contract. The Company has not received written notice (or to Sellers' Knowledge, any other notice) from any vendor that such vendor intends to terminate, substantially modify, fail to renew or reduce volumes substantially under any such Vendor Contract.
3.12    Intellectual Property.
(a)    All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights and applications for any of the foregoing Intellectual Property, owned by the Company (collectively, the "Registered Intellectual Property") are set forth on Schedule 3.12(a)(i). All currently due maintenance fees or renewal fees for the Registered Intellectual Property have been paid and all currently due documents and certificates for such Registered Intellectual Property have been filed with the relevant patent, copyright, trademarks, Internet registrar or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. The Intellectual Property owned by the Company (the "Company Intellectual Property") and the Intellectual Property licensed by the Company from third parties is all of the Intellectual Property that is used by the Company in the conduct of its business as currently conducted and as conducted during the twenty-four (24) month period preceding the date hereof. Schedule 3.12(a)(ii) sets forth each material license or sublicense that the Company or any of its Subsidiaries has granted to any third party with respect to any Intellectual Property. Except as set forth on Schedule 3.12(a)(iii), neither the Sellers nor any Affiliate of any Seller (other than the Company) has any rights in any Intellectual Property.
(b)    Except as set forth on Schedule 3.12(b), the Company owns and possesses all right, title and interest in and to, or possesses the valid right to use, all Intellectual Property used by it. Except as set forth on Schedule 3.12(b), (i) to the Sellers’ Knowledge, the conduct of the business by the Company as currently conducted and as it has been conducted in the past three (3) years has not and does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any Person; (ii) there are no pending actions alleging that the Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Intellectual Property owned by the Company and used in business; and (iii) the Company has not received in the past three (3) years any written claim from any Person alleging any Intellectual Property infringement, misappropriation, dilution or other such violations. There are no outstanding judicial or administrative orders to which the Company is a party or by which it is bound, which restricts the rights to use any of the Intellectual Property owned by the Company or used in the business.
(c)    The Company has provided Buyer a true, correct and complete description of steps taken to protect and, where applicable, maintain in confidence, trade secrets of the Company and its Subsidiaries and third parties, including obtaining from employees, directors, officers and consultants confidentiality agreements between the Company and such employees, directors, officers and consultants. Except as set forth in Schedule 3.12(c), no present or former officer, director, employee or contractor of Company or its Subsidiaries, has any ownership interest, in whole or in part, in any Intellectual Property owned or used by the Company or its Subsidiaries, or the right to receive royalty or other payments for Intellectual Property used by the Company or its Subsidiaries.
(d)    The Company owns or leases all Computer Systems that are necessary for the operation of its business. In the past twenty-four (24) months, there has been no failure of or other material substandard performance of any Computer Systems, which have caused any material disruptions to the business of Company. The Company has taken commercially reasonable steps to provide for the back-up and recovery of data and information and commercially reasonable disaster recovery plans, procedures and facilities, and as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Company has taken commercially reasonable actions to protect the integrity and security of the Computer Systems and software information stored thereon from unauthorized use, access, or modification by third parties. The Company has pursuant to software licenses the number of users or seats used in the business of Company as currently conducted.
(e)    Except as set forth on Schedule 3.12(e), the Company has possession of a copy of all material Technology related to the operation of the business of the Company as conducted as of the date hereof and during the twenty-four (24) month period preceding the Closing Date.
(f)    Except as set forth on Schedule 3.12(f), none of the Software owned and/or currently under development by the Company or any of its Subsidiaries is subject to the provisions of any Open Source Code license or other contract which would reasonably be expected to: (i) require or condition the use or distribution of such Software; (ii) require the license of such Software or any portion thereof for the purpose of making modifications or derivative works; (iii) require the distribution of such Software or any portion thereof without charge; (iv) require or condition the disclosure, licensing or distribution of any source code or any portion of Software; or (v) otherwise impose a limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use or distribute any Software or any portion thereof.
(g)    The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not result in any Person having the right to:
(i)    encumber or adversely affect the right to use any Intellectual Property presently owned or used by Company in the conduct of its business, as conducted as of the date hereof; or

(ii)    cause the Company to be contractually obligated to pay any royalties or other amounts to any third party in excess of the amounts that such party would have been obligated to pay if this Agreement had not been executed, delivered and performed or the transactions contemplated hereby consummated.
3.13    Litigation. Except as set forth on Schedule 3.13, (a) there are no actions, suits or proceedings pending or, to the Sellers’ Knowledge, threatened, against or affecting the Company , any of its assets, or any of its officers, directors, agents, employees, predecessors or indemnified persons in their capacities as such, at law or in equity, before or by any Governmental Authority or arbitration or mediation authority in each case in which a reserve in excess of $100,000 has been established or the Company’s maximum estimated liability is in excess of $100,000; and (b) the Company is not a party to or subject to or in default under any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority. Except as set forth on Schedule 3.13, since January 1, 2012, the Company has not settled or received a final judgment concerning any outstanding action, suit or proceeding for an amount in excess of $100,000.
3.14    Employee Benefit Plans.
(a)    Schedule 3.14(a) lists each of the following that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, former employees, owner-operators, former owner-operators, "leased employees" (as defined in Section 414(n) of the Code), former "leased employees" (as defined in Section 414(n) of the Code), directors, former directors or any agents, consultants or similar representatives providing services to or for the Company or any of its Subsidiaries, or with respect to which Company or any of its Subsidiaries has any liability:
(i)    each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"); and
(ii)    each personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention, or change-in-control pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Schedule 3.14(a)(i) (a "Benefit Program or Agreement").
(b)    With respect to each Plan, the Company has made available to Buyer copies (as applicable) of (i) the Plan document currently in effect, and any related trusts, insurance, group annuity contracts and each other funding or financing arrangement related thereto, including any amendments, (ii) the most recent summary plan description, (iii) the most recent determination letter or opinion letter received from the Internal Revenue Service, (iv) the latest financial statements and (v) the three most recent Form 5500 annual reports.
(c)    No Plan is subject to Title IV of ERISA nor, after giving effect to the waivers contained in this Section 3.14(c), does any Plan provide for medical or life insurance benefits to retired or former employees of the Company or any of its Subsidiaries (other than (i) as required by law, including, without limitation, Code Section 4980B, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights). Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains, contributes to or has sponsored, maintained, or contributed to (nor is the Company or any ERISA Affiliate of the Company obligated to contribute to), or has any current or potential obligation or liability under or with respect to (I) any "multiemployer plan" (as defined in Section 3(37) of ERISA), (II) any "defined benefit plan" (as defined in Section 3(35) of ERISA), (III) any "multiple employer plan" (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (IV) any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA). Neither the Company nor any ERISA Affiliate of the Company is a "contributing sponsor" of any single-employer plan within the meaning of Section 4001(a)(13) of ERISA. By his or her signature below, each Seller that is a natural person and his spouse hereby freely and voluntarily waives his or her right to post-retirement medical or life insurance benefits under any Plan, including, without limitation, the Gordon Trucking Healthcare Benefit Plan, effective July 1, 1992, restated January 1, 2013.
(d)    Except as set forth on Schedule 3.14(d):
(i)    Each Plan, Benefit Program and Agreement complies in form and operation in all material respects with its terms and the requirements of the Code, ERISA, COBRA, and all other applicable laws;
(ii)    Each Plan that is intended to be qualified under Section 401(a) of the Code (A) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service with respect to such Plan’s qualified status under the Code, (B) has a timely filed request for such a letter pending with the Internal Revenue Service or has remaining a period of time under the Code or applicable Treasury Regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service, or (C) is a prototype or volume submitter plan entitled, under applicable Internal Revenue Service guidance, to rely on the favorable opinion or advisory letter issued by the Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and, to Sellers’ Knowledge, no amendments have been made to any such Plan following the receipt of the most recent determination, opinion or advisory letter applicable to such Plan that would jeopardize such Plan's qualified status;
(iii)    There are no actions, suits or claims (other than claims in the ordinary course of business that do not involve any action or suit and domestic relations order proceedings) for benefits under such plans pending or, to Sellers’ Knowledge, threatened against any of the Plans, Benefit Programs or Agreements or their assets;
(iv)    None of the Company, any Subsidiary thereof, nor, to Sellers’ Knowledge, any other Person has acted or failed to act in a manner that would result in imposition on the Company or any Subsidiary thereof of (A) material breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code;
(v)    To the Sellers’ Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or the Pension Guaranty Benefit Corporation; and
(vi)    No trust funding a Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.
(e)    All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Plan that is an "employee pension benefit plan" (or related trust or held in the general assets of the Company or any of its Subsidiaries, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Plan or fully accrued on the Financial Statements to the extent required by GAAP. All premiums or other payments that are due and owing for all periods ending on or before the Closing Date have been paid or accrued on the Financial Statements with respect to each Plan that is an "employee welfare benefit plan" (as defined in Section 3(l) of ERISA) to the extent required by GAAP.
(f)    Each Plan that is an "employee welfare benefit plan" (as defined in Section 3(l) of ERISA) may be unilaterally amended or terminated in its entirety in accordance with its terms without material liability to the Company, except as to benefits accrued thereunder prior to such amendment or termination.
(g)    Except as otherwise set forth on Schedule 3.14(g), no Plan, Benefit Program or Agreement provides that payments pursuant to such Plan, Benefit Program or Agreement may be made in securities of the Company or an

ERISA Affiliate of the Company, nor does any trust maintained pursuant to any Plan, Benefit Program or Agreement hold any securities of the Company or any ERISA Affiliate of the Company.
(h)    Schedule 3.14(h) lists any Plans, Benefit Programs or Agreements that, considered individually or considered collectively with any other such Plans, Benefit Programs or Agreements, will, or could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G of the Code (a "Section 280G Payment") as a result of the transactions contemplated by this Agreement, along with the name of the individual(s) to whom such Section 280G Payment is owed and the amount of such Section 280G Payment. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.
(i)    Each Plan, Benefit Program or Agreement that is a nonqualified deferred compensation plan subject to Section 409A of the Code is identified as such in Schedule 3.14(a) has been maintained (both in form and operation) in accordance with Section 409A of the Code.
(j)    Schedule 3.14(j) contains a true and correct list of the name and address of each individual (including a covered employee, covered spouse or covered dependent-child) who is currently receiving or entitled to elect to receive COBRA continuation coverage under any and all of the Company's Plans or Benefit Programs or Agreements, and a copy of any COBRA notice and election forms related to such individuals. For each person identified on Schedule 3.14(j), the Company must include the following information: (i) indication as to whether the individual is currently receiving COBRA coverage or instead has the right to elect (but has not yet elected) COBRA coverage (in which case, identify the last day of the sixty (60)-day election period), (ii) the legal name and a description of the type (e.g., medical, dental, vision, etc.) of Plan or Benefit Program or Agreement involved, (iii) a description of the qualifying event (and any second qualifying event) (as defined under Treasury Regulation Section 54.4980B-4 and 54.4980B-7), and (iv) the date on which such qualifying event (and any second qualifying event) occurred; provided, however, that such information must be provided in compliance with the Health Insurance Portability and Accountability Act of 1996, as amended.
(k)    Neither the Company nor any ERISA Affiliate of the Company has used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonable be expected to result in the disqualification of Plans or the imposition of penalties or excise Taxes with respect to any of the Plans by the Internal Revenue Service or the Department of Labor.
3.15    Insurance. Schedule 3.15 lists each insurance policy maintained by or otherwise covering the Company and the insurer, coverage, policy limits and self-insurance or co-insurance arrangements by or affecting the Company (the "Insurance Policies"). All such Insurance Policies are in full force and effect, and no notice or, to the Sellers’ Knowledge, threat of a premium increase, requirement to increase self-insured retention, non-renewal, cancellation or termination has been received by the Company with respect to any such Insurance Policy. Neither the Company nor any of its Subsidiaries has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion or as required by any Insurance Policy.
3.16    Compliance with Laws. Except as otherwise set forth on Schedule 3.16, (a) since January 1, 2011, each of the Company and its Subsidiaries has complied in all material respects, with all applicable laws of Governmental Authorities; (b) no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Sellers’ Knowledge, threatened; and (c) no written notices have been received by the Company or any of its Subsidiaries since January 1, 2011 alleging (i) a violation of any such laws or any proposed laws or (ii) any obligation on the part of the Company to bear all or any part of the cost of any remedial action of any nature. Notwithstanding the foregoing, the representations and warranties in this Section 3.16 will not be deemed to apply to compliance with laws relating to Taxes, employee benefits, environmental matters, employment and labor, and fair competition, which subjects are dealt with exclusively in the representations and warranties set forth in Sections 3.10, 3.14, 3.17, 3.21 and 3.27 of this Agreement.

3.17    Environmental Matters.
(a)    Except as set forth on Schedule 3.17, since January 1, 2007, each of the Company and its Subsidiaries and their respective predecessors and Affiliates, has complied in all material respects, with all federal, state and local laws of Governmental Authorities concerning pollution, protection of the environment, health and safety, or the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (the "Environmental Laws").
(b)    Except as set forth on Schedule 3.17, the Company and its Subsidiaries have obtained and are in compliance in all material respects with all permits, licenses and other authorizations required under Environmental Laws to carry on their respective businesses as conducted on the date hereof.
(c)    Except as set forth on Schedule 3.17, since January 1, 2007, neither the Company nor any of its Subsidiaries, nor any of their Affiliates, has received any written notice (or to the Sellers' Knowledge any other notice) of material violations or material liabilities arising under Environmental Laws relating to the Company or any of its Subsidiaries or any of their respective facilities that remains pending or unresolved.
(d)    Except as set forth on Schedule 3.17, there are no material actions, suits or proceedings pending or, to the Sellers’ Knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority under any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any outstanding material judgment, order or decree of any Governmental Authority pursuant to any Environmental Law.
3.18    Affiliated Transactions. Except as set forth on Schedule 3.18 no director, officer, stockholder or Affiliate of the Company, nor any individual in such director's, officer's or stockholder's immediate family or any entity controlled by any such director, officer, stockholder or Affiliate of the Company, (i) is a party to any contract, agreement, commitment or transaction with or (except under terms of employment, as applicable) provides any services to the Company or any of its Subsidiaries, (ii) has any interest in any tangible or intangible property used by the Company or any of its Subsidiaries, or (iii) owns, directly or indirectly, any material interest in any person that competes with the Company or its Subsidiaries in any material respect (it being agreed that the ownership of no more than one percent (1%) of any class of outstanding stock of any publicly traded corporation will not be deemed material for purposes of this Section 3.18).
3.19    Brokerage and Expenses. Except as set forth on Schedule 3.19, neither the Company nor any of its Subsidiaries has any liability to pay any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers or the Company, other than those that will be paid or otherwise borne by Sellers individually.
3.20    Sufficiency of and Title to Assets. The assets owned, leased or licensed by the Company constitute all material assets used in connection with the business of the Company, and such assets constitute all the assets necessary for the Company to continue to conduct its business in the same manner as it is presently being conducted. The owned assets of the Company are not subject to any Lien, except for Liens disclosed on Schedule 3.20 and Liens that are immaterial individually and in the aggregate.
3.21    Employee Relations. Except as set forth on Schedule 3.21, since January 1, 2011:
(a)    neither the Company nor any of its Subsidiaries has (i) been a party to any collective bargaining agreement; (ii) agreed to recognize a collective bargaining agent or received any application or petition for an election or for certification of a collective bargaining agent; or (iii) negotiated toward or agreed to negotiate toward any such agreement;

(b)    there has not been any strike, slowdown, picketing, work stoppage, lockout, employee grievance process, organizational activity or other labor dispute involving the Company or any of its Subsidiaries;
(c)    there has not been any proceeding relating to the alleged violation of any law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, or any comparable Governmental Authority and there has not been any material proceeding relating to any alleged violation of any law pertaining to employment relations, including any charge or complaint filed with the Equal Employment Opportunity Commission or any comparable Governmental Authority;
(d)    the Company and any Subsidiary thereof has operated in compliance, in all material respects, with all applicable foreign, federal, state and local laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages and hours, workplace safety and insurance and/or pay equity;
(e)    the Company and any Subsidiary thereof is and has been in compliance with all laws pertaining to the classification of independent contractors (provided, that the Sellers make no representation or warranty in this clause or elsewhere in this Article 3 about whether (i) the Company’s owner-operators should be classified as independent contractors or employees, or (ii) the Company’s compliance with laws that would require an owner-operator to be classified as an employee under certain circumstances); and
(f)    there are no current or threatened investigations relating to the classification of independent contractors engaged by the Company or any Subsidiary thereof, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority or other third party that such authority or other third party is seeking to reclassify all or any material portion of the Company's or any of its Subsidiaries' independent contractors as employees for any purpose.
3.22    Drivers.
(a)    Neither the Company nor any Subsidiary thereof:
(i)    is required pursuant to contract or otherwise with any driver to segregate from its general funds monies collected for such driver or is otherwise restricted by any driver from use of those funds;
(ii)    holds or is required to hold any portion of its accounts collected from any Person who is obligated on an account in respect of a driver's services in trust for such driver; or
(iii)    has any fiduciary relationship or duty to any driver arising out of or in connection with any contract with any driver or the transactions contemplated thereby.
(b)    No driver, whether pursuant to contract or otherwise, at any time controls the method of collection of the Company's or any Subsidiary of the Company's accounts or restricts the use of proceeds thereof after receipt of the Company or any Subsidiary thereof.
(c)    No driver, whether pursuant to contract or otherwise, at any time has the right to seek payment from, or otherwise has recourse to, any Person obligated on an account for payables by the Company or any Subsidiary thereof to such driver.
(d)    All payments by the Company and any Subsidiary thereof in respect of payables to drivers, whether pursuant to contract or otherwise, are made from the Company's or a Subsidiary of the Company's general funds in the ordinary course of business.

3.23    Owner-Operators.
(a)    Each of the Company's contracts with its owner-operators complies in all material respects with the federal truth-in-lending regulations set forth in 49 C.F.R. Part 376, and all payments, deductions, chargebacks and other actions of the Company with regard to its owner-operators have complied in all material respects with the terms and conditions of such contracts and regulations.
(b)    Each of the Company's contracts with its owner-operators (i) complies in all material respects with all laws (provided, that the Sellers make no representation or warranty in this clause or elsewhere in this Article 3 about whether (i) the Company’s owner-operators should be classified as independent contractors or employees, or (ii) the Company’s compliance with laws that would require an owner-operator to be classified as an employee under certain circumstances), (ii) has been duly and validly executed and delivered by the Company and, to the Sellers’ Knowledge, the respective owner-operator, (iii) is in full force and effect and is valid and enforceable in accordance with its terms, and (iv) does not require the consent of any Person in connection with the transactions contemplated by this Agreement. No event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to contravene, conflict with or result in a breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify any contract between the Company and an owner-operator.
(c)    Schedule 3.23(c) is a correct and complete listing of all of the escrowed funds held by the Company for each owner-operator as of the date hereof, all of which are reflected on the Latest Balance Sheet and a listing of any amounts owed to the Company by each owner-operator in accordance with the terms of any contract between the Company and an owner-operator.
(d)    Schedule 3.23(d) is a correct and complete listing of all owner-operators for whom the Company or any Affiliate thereof provides financing, along with a description of the financing terms (purchase or lease), outstanding balance, monthly payment, maturity date, balloon or purchase option amount, any late fees, penalties or similar amounts due and whether all payments are current. All of such financing arrangements are represented by written contracts.
3.24    Permits. The Company possesses all permits required to operate its business as presently conducted, such permits are in full force and effect and no proceeding is pending or, to the Sellers’ Knowledge, threatened, which would reasonably be expected to result in the revocation or limitation of any permit, except where such noncompliance, revocation or limitation would not result in a material liability to or material limitation on the Company or any of its Subsidiaries. Except as set forth on Schedule 3.24, none of the permits held by the Company will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.
3.25    Bank Accounts. Schedule 3.25 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, an account, lock box or other accounts of any nature with respect to its business and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.
3.26    Loans to Officers and Directors. Except as set forth on Schedule 3.26, neither the Company nor any Subsidiary thereof has made any outstanding loans or advances, or provided any guaranty or other form of credit support, directly or indirectly, to or for the benefit of any officer or director of the Company or any Subsidiary, or to or for the benefit of any family member or Affiliate of such Persons.
3.27    Fair Competition. Neither the Company nor any of its Subsidiaries has offered anything of material value to employees of customers or suppliers, and has not violated, attempted, planned, promised to or otherwise acted in contradiction to any commercial bribery, unfair competition or similar statute or regulation promulgated by any Governmental Authority. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority of, or to the Sellers’ Knowledge been investigated by any Governmental Authority with respect to, any such violation by the Company or its Affiliates and, to the Sellers’ Knowledge, no such investigation has been threatened or is pending.

3.28    Capital Expenditures; Dispositions. The capital expenditures of the Company for tractors and trailers (including a description and amount for each unit) for the period January 1, 2013, through the date hereof are set forth on Schedule 3.28(a), and all amounts due with respect to such capital expenditures have been paid or have been accrued and reflected in the calculation of the Closing Statement. The dispositions of tractors and trailers (including a description and amount for each unit) by the Company for the period January 1, 2013, through the date hereof are set forth on Schedule 3.28(b), and all amounts due in respect of such dispositions have either been received or recorded as Accounts Receivable. The Company's capital expenditures and dispositions plan for the period from and after the Closing Date through March 31, 2014, is set forth on Schedule 3.28(c) and, except as set forth on Schedule 3.28(c), the Company does not have any contracts or commitments for the acquisition or disposition of any tractors, trailers, or other material assets.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date:
4.01    Good Standing. Buyer is a corporation duly incorporated and validly existing under the laws of the State of Iowa. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.
4.02    Power and Authority; Authorization. Buyer and Parent have all requisite corporate power and authority to execute and deliver the Buyer Transaction Documents and to perform their obligations thereunder. The execution, delivery and performance of the Buyer Transaction Documents by Buyer and Parent and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Buyer and Parent, and no other corporate proceedings on Buyer's or Parent’s part are necessary to authorize the execution, delivery or performance of the Buyer Transaction Documents.
4.03    Enforceability. This Agreement has been duly executed and delivered by Buyer and Parent, and assuming that this Agreement is a valid and binding obligation of Sellers and the Company, this Agreement constitutes a valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies. Each other Buyer Transaction Document, when executed and delivered by Buyer, will be duly executed and delivered by Buyer, and assuming that such other Buyer Transaction Documents are valid and binding obligations of the other parties thereto, each such Buyer Transaction Document will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.
4.04    No Conflicts. Except as set forth on Schedule 4.04, the execution, delivery and performance of the Buyer Transaction Documents by Buyer and Parent and the consummation of the transactions contemplated thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Buyer or Parent, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party that has not been obtained, under the provisions of Buyer's or Parent’s certificate of incorporation or bylaws, or any agreement or instrument to which Buyer or Parent is bound, or any law, statute, rule or regulation or order, judgment or decree of any Governmental Authority to which Buyer or Parent is subject.
4.05    Litigation. There are no actions, suits or proceedings pending or, to Buyer's Knowledge, threatened against or affecting Buyer, Parent or its Affiliates at law or in equity, by or before any Governmental Authority, or arbitration or mediation authority, which could adversely affect Buyer's or Parent’s performance under any Buyer Transaction Document or the consummation of the transactions contemplated thereby. Except as set forth on Schedule 4.05, (a) there are no actions, suits or proceedings pending or, to the Buyer’s Knowledge, threatened against or affecting the Buyer, Parent or any of its Affiliates or their respective officers, directors, agents, employees, predecessors or indemnified persons in their capacities as such, at law or in equity, before or by any Governmental Authority or arbitration or mediation authority in each case in which a reserve in excess of ten percent (10%) of the current assets of the Parent consolidated group for financial reporting has been established or the Buyer’s and its Affiliates' maximum estimated liability is in excess of ten percent (10%) of the current assets of the Parent consolidated group for financial reporting; and (b) neither the Buyer, nor Parent nor any of its Affiliates is a party to or subject to or in default under any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority. Except as set forth on Schedule 4.05, since January 1, 2012, the Buyer, Parent and its Affiliates have not settled or received a final judgment concerning any outstanding action, suit or proceeding for an amount in excess of ten percent (10%) of the current assets of the Parent consolidated group for financial reporting.
4.06    Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Parent, except those that will be satisfied or otherwise borne by Buyer or Parent.
4.07    Investment Representation. Buyer is acquiring the Company Stock for its own account with the intention of holding such Company Stock for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an "accredited investor" as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer acknowledges that the Company Stock has not been registered under the Securities Act or any state or foreign securities laws and that the Company Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Stock are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
4.08    Financial Statements. Buyer has previously made available to the Company (through the SEC’s EDGAR filing system) copies of Parent's Annual Report on Form 10-K for the year ended December 31, 2012, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (collectively, the "Disclosure Materials") and the financial statements contained therein (collectively, the "Parent Financial Statements"). Subject, in the case of any unaudited Parent Financial Statements, to normal year-end adjustments and the absence of footnote disclosure, the Parent Financial Statements fairly present, in material conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof, and cash flows and changes in financial position for the periods then ended.
4.09    SEC Reports. Parent has filed all registration statements, forms, reports and other documents that Parent is required to file with the SEC under the Exchange Act and the rules and regulations promulgated thereunder (such registration statements, forms, reports and other documents, being the "SEC Reports"). Each of the SEC Reports (a) was filed on a timely basis and (b) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff. As of the date of this Agreement, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of Parent's Subsidiaries is required to file any form, report, registration, statement or other document with the SEC.
4.10    Parent Shares. The shares of Parent Common Stock to be issued to the Sellers pursuant to the terms of this Agreement have been adequately reserved and will, when issued, be validly issued, fully paid and non-assessable, free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws, and blackout policies of Parent, to the extent such policies apply to Parent Common Stock held by a Seller, and not subject to preemptive rights or other similar rights, options, understandings, agreements or rights of first refusal. The shares of Parent Common Stock to be issued to the Sellers pursuant to the terms of this Agreement, when issued in accordance with this Agreement, will be free and clear of all Liens, other than restrictions imposed by this Agreement, applicable state and federal securities laws, and blackout policies of Parent, to the extent such policies apply to Parent Common Stock held by a Seller.

4.11    Solvency. Parent and Buyer are not and will not be, after giving effect to the transactions contemplated by this Agreement, insolvent within the meaning of 11 U.S.C. Section 101(32) or similar laws of any jurisdiction. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with actual intent to hinder, delay or defraud either present or future creditors of Buyer or Parent. At the Closing, Buyer will have sufficient funds to enable it to consummate the transactions contemplated by this Agreement.
4.12    Customers. True, correct and complete copies, including all modifications and amendments thereto, of the transportation contracts with Parent's ten (10) largest customers (by consolidated revenue) for the first six (6) months of 2013 have been made available to Sellers, and neither Parent nor, to Parent’s Knowledge, any other party, is in material breach or default under such contract. Other than customary notice to Parent that Parent must bid to continue to provide services to a customer as part of the customer’s normal bid cycles, Parent has not received notice from any of such customers or their Affiliates that such customer or its Affiliates intends to terminate, substantially modify, fail to renew, or reduce volumes substantially.
4.13    Absence of Certain Developments. Since the date of Parent's most recent SEC Report, Parent and its Subsidiaries have not:
(a)    suffered any event of damage, destruction, casualty loss or claim exceeding $100,000, individually or in the aggregate, in excess of amounts covered by applicable insurance (including self-insurance);
(b)    failed to maintain their respective material assets in substantially their current physical condition in accordance with past practice, normal wear and tear excepted, and in accordance with customary practices in the industry;
(c)    made any material changes to policies or timing of repairs, maintenance, and purchasing and installation of tires, fuel, and other replaceable operating supplies;
(d)    except as disclosed in Parent’s press release filed on Form 8-K on October 18, 2013, made any material change in accounting, auditing or tax reporting methods, policies or practices; or
(e)    experienced a material release of hazardous materials in violation of applicable Environmental Laws, received any written notice (or, to the Parent’s knowledge, any other notice) of material violations or material liabilities arising under Environmental Laws relating to the Parent or any of its Subsidiaries or any of their respective facilities or become a party to or subject of a material action, suit or proceeding, at law or in equity, or before or by any Governmental Authority under any Environmental Law.
ARTICLE 5
INDEMNIFICATION
5.01    Survival. All of the representations and warranties contained in Article 2, Article 3 and Article 4 and the right of any Person to assert any claim for indemnification or recovery from the Escrow Account in respect thereof pursuant to this Article 5 will survive the Closing, but will terminate and be of no further force or effect after the date eighteen (18) months after the Closing Date; provided, however, that notwithstanding the foregoing (a) the representations set forth in Section 3.10 (Taxes), Section 3.14 (Employee Benefit Plans), and Section 3.17 (Environmental Matters) (collectively, the "Special Representations") will survive the Closing, but will terminate and be of no further force and effect after the four (4)-year anniversary of the Closing Date and (b) the representations set forth in Section 2.01 (Organization; Power and Authority; Authorization), Section 2.04 (Title), Section 2.05 (Brokerage), Section 3.01 (Good Standing; Power and Authority; Enforceability), Section 3.04 (Equity Securities), and Section 3.19 (Brokerage and Expenses) (collectively, the "Fundamental Representations"), will survive the Closing, but will terminate and be of no further force and effect upon the expiration date of the applicable statute of limitations (as applicable, the "Survival Date"). All covenants and agreements that require performance prior to or at the Closing will terminate immediately after the Closing. All covenants and agreements that require performance after the Closing will survive in accordance with their terms and applicable law.
5.02    Indemnification by Buyer. From and after the Closing (but subject to the provisions of this Article 5), Buyer will indemnify Sellers and hold them harmless from any Losses incurred by them to the extent resulting from any (a) breach or inaccuracy of any representation or warranty of Buyer contained in Article 4, (b) nonfulfillment or breach of any covenant or agreement of Buyer contained in this Agreement, (c) nonfulfillment or breach of any covenant or agreement of the Company requiring performance by the Company after the Closing, and (d) any Claims Differential that is a positive number. All payments under this Section 5.02 will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Stock.
5.03    Indemnification by Sellers.
(a)    From and after the Closing (but subject to the provisions of this Article 5), each Seller (and each Restricted Person, as applicable) will, severally and not jointly, indemnify Buyer, the Company, each of Buyer's and the Company's respective Affiliates and representatives (all such foregoing persons, collectively, the "Buyer Indemnitees") and hold the Buyer Indemnitees harmless from any Losses incurred by a Buyer Indemnitee, to the extent resulting from:
(i)    fraud or intentional misconduct by such Seller;
(ii)    breach by the Restricted Person of his or her obligations under Section 6.04 (it being understood that the obligation to indemnify under this clause (ii) will be an obligation of both a breaching Restricted Person and the Seller of which such Restricted Person is a beneficiary); or
(iii)    a breach by such Seller of any representation or warranty contained in Article 2.
The right of the Buyer Indemnitees to indemnification under this Section 5.03(a) and to claim against the Escrow Account will be in addition to all other rights of the Buyer Indemnitees.
(b)    From and after the Closing (but subject to the provisions of this Article 5), the Sellers will, jointly and severally, indemnify the Buyer Indemnitees and hold the Buyer Indemnitees harmless from any Losses incurred by a Buyer Indemnitee to the extent such Loss results from:
(i)    a breach or inaccuracy of any representation or warranty contained in Article 3; provided, however, that, solely for purposes of calculating any Losses (but not for determining whether any breach of a representation or warranty has occurred), if any such representation is qualified by the use of the term "Material Adverse Effect" or by the word "material" or by any word formed from such words, then such representation or warranty will be construed as if the word "material" (and such words formed therefrom) or the term "Material Adverse Effect" were not included in such representation or warranty; provided, further, that, notwithstanding the foregoing clause, for purposes of determining whether a breach of the representations and warranties in Section 3.05(a) has occurred, and for purposes of calculating any Losses under Section 3.05(a), such representations and warranties will be construed as if the word "material" appearing prior to the words "conformity with GAAP" were not included in such representations and warranties;
(ii)    any nonfulfillment or breach of any covenant or agreement of the Company (required to be performed prior to or at the Closing) or Sellers or the Sellers' Representative (required to be performed at any time) contained in this Agreement; provided, however, that any nonfulfillment or breach of the covenants in Section 6.04 will be borne severally and not jointly as set forth in Section 5.03(a) above;
(iii)    any Indebtedness or Transaction Expenses not paid at or prior to the Closing and not taken into account in determining the Final Aggregate Closing Consideration;

(iv)    any obligation of the Company to the Sellers or any Affiliate of the Sellers for events, circumstances, actions, omissions, or liabilities arising prior to the Closing Date under any contract, agreement, arrangement, lease, or other understanding between the Company, on the one hand, and the Sellers or any Affiliate of the Sellers, on the other hand (including, without limitation, any obligation under any lease of Real Property relating to any environmental condition existing on such Real Property prior to the Closing Date), other than ordinary course obligations for rent, insurance, taxes and similar accruals under the leases of Real Property between the Company and the Sellers or any Affiliate of the Sellers to the extent set forth in such leases;
(v)    any Seller Taxes;
(vi)    any Schedule 5.03(b)(vi) Item; or
(vii)    any Claims Differential that is a negative number.
5.04    Escrow.
(a)    Within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined pursuant to Section 1.02 of this Agreement, Buyer and Sellers' Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Sellers in accordance with the allocation among the Sellers set forth in Exhibit B, the amount (if any) that is equal to $6,000,000 less any Overpayment; provided, however, if at the time of delivery of joint written instructions to the Escrow Agent pursuant to this Section 5.04(a) Buyer Indemnitees have made claims pursuant to the provisions set forth in this Article 5 for Losses exceeding $24,000,000, then the amount to be paid to the Sellers' Representative from the Escrow Account, will be the amount (if any) that is equal to (i) $6,000,000 minus (ii) any Overpayment, and minus (iii) the amount by which Buyer Indemnitees' claims for Losses exceed $24,000,000.
(b)    At any time and from time to time after the Closing, the Buyer Indemnitees will be entitled to make claims against the Escrow Account in respect of Losses for which they are indemnified hereunder and, except as set forth in Section 5.07, release from the Escrow Account will be the Buyer's sole remedy for indemnification under Section 5.03(b)(i).
(c)    Notwithstanding anything herein to the contrary, the rights of Buyer pursuant to this Article 5 will be subject to the following limitations:
(iv)    no Buyer Indemnitee will be entitled to indemnification pursuant to Section 5.03(b)(i) or pursuant to Section 5.03(b)(vi) (under Items 7, 8, and 9 on Schedule 5.03(b)(vi) only) unless and until the aggregate amount of Losses that otherwise would be payable pursuant to Section 5.03(b)(i) or pursuant to Section 5.03(b)(vi) (under Items 7, 8, and 9 on Schedule 5.03(b)(vi) only) to any one or more Buyer Indemnitees exceeds on a cumulative basis an amount equal to $2,100,000 (the "Threshold") and then the Buyer Indemnitees will be entitled to the aggregate amount of all such Losses that exceed the sum of $1,500,000, including those Losses included in calculating the Threshold; and
(v)    the amount that the Buyer Indemnitees may recover with respect to any and all Losses (x) under Section 5.03(b)(i) and pursuant to Section 5.03(b)(vi) (under Items 7, 8, and 9 on Schedule 5.03(b)(vi) only) (excluding Losses that result from a breach or inaccuracy of any of the Special Representations) will not exceed, in the aggregate, $30,000,000, and (y) under Section 5.03(b)(i) and pursuant to Section 5.03(b)(vi) (under Items 7, 8, and 9 on Schedule 5.03(b)(vi) only) (including Losses that result from a breach or inaccuracy of any of the Special Representations) will not exceed, in the aggregate, $30,000,000 plus the amount of any Earnout Payments against which Buyer Indemnitees may offset Losses under Section 5.07(a).
The limitations contained in clauses (x) and (y) of Section 5.04(c)(ii) are duplicative with respect to Losses that result from a breach or inaccuracy of representations or warranties other than the Special Representations, and therefore clauses (x) and (y) of Section 5.04(c)(ii) will be read together as limiting Buyer Indemnitees recovery for such Losses at $30,000,000 in the aggregate. The limitations contained in Section 5.04(c)(i) and Section 5.04(c)(ii) will not apply to Losses relating to Sections 5.03(b)(ii), 5.03(b)(iii), 5.03(b)(iv), 5.03(b)(v), 5.03(b)(vi) (except for Items 7, 8, and 9 on Schedule 5.03(b)(vi), to which such limitations will apply), Section 5.08, breach of any of the Fundamental Representations or to any fraud or willful misconduct.
(d)    On the next Business Day following the date eighteen (18) months after the Closing Date (the "Release Date"), Buyer and Sellers' Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to distribute to the Sellers in accordance with the allocation among the Sellers set forth in Exhibit B the shares of Parent Common Stock then remaining in the Escrow Account, less the number of shares having a Fair Market Value in the amount for which Buyer Indemnitees will have, prior to the applicable date set forth in Section 5.01, made a valid claim pursuant to the procedures set forth in this Article 5 and for which recovery will not have been satisfied from the Escrow Account (the "Outstanding Escrow Claims"). As soon as any Outstanding Escrow Claim that is unresolved as of the Release Date is resolved pursuant to the procedures set forth in this Article 5 and the number of shares of Parent Common Stock from the Escrow Account having a Fair Market Value in the amount of the Outstanding Escrow Claims are delivered to the Buyer Indemnitees in respect of such resolved Outstanding Escrow Claim, the Escrow Agent will distribute, without the need for instructions from Buyer, to the Sellers in accordance with the allocation among the Sellers set forth in Exhibit B, the remaining shares of Parent Common Stock held in the Escrow Account, less any unresolved Outstanding Escrow Claims.
(e)    All payments made from the Escrow Account will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Stock.
(f)    Except for Buyer pursuant to Section 1.01(a)(i)(A), no Person will have any obligation to fund or replenish the Escrow Account at any time.
5.05    Procedures Relating to Indemnification.
(a)    Subject to the limitations set forth elsewhere in this Article 5, in order for any Person (such Person the "Claiming Party") to be entitled to indemnification or recovery under this Agreement in respect of a claim or demand made by any Person against the Claiming Party (a "Third Party Claim"), such Claiming Party will notify the Buyer (in cases of claims for indemnification under Section 5.02) or the Sellers' Representative (in cases of claims for indemnification under Section 5.03) (in either case, the "Defending Party") in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis will not affect the indemnification or escrow recovery, as applicable, provided hereunder except to the extent the Defending Party will have been actually and materially prejudiced as a result of such failure. Thereafter, the Claiming Party will deliver to the Defending Party, reasonably promptly after the Claiming Party's receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim. The Parties acknowledge that (i) the matters set forth in (x) Item 3 of Schedule 5.03(b)(vi), (y) the workers compensation, employment practices and property damage claims included in the Pre-Closing Claims, and (z) all other Pre-Closing Claims for which a specific reserve exists as of the Closing Date (collectively, the "Noticed Claims") constitute Third-Party Claims for which no additional notice is required by this Section 5.05(a) and (ii) the Sellers’ Representative waives its right arising under the first sentence of Section 5.05(b) to control the defense of the Noticed Claims described in immediately preceding clauses (x) and (y).
(b)    If a Third Party Claim is made against a Claiming Party, the Defending Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with reputable counsel selected by the Defending Party, so long as the requirements of this Section 5.05(b) remain true: (i) the Defending Party notifies the Claiming Party within thirty (30) days after the Claiming Party has given written notice of a Third Party Claim to the Defending Party (unless in such notice the Claiming Party certifies, in good faith, that the failure to assume such defense within fifteen (15) days would materially prejudice the Claiming Party by a delay in assuming the defense beyond fifteen (15) days, in which case, the Claiming Party will have the right to assume the defense subsequent to the expiration of such fifteen (15) day period if the Defending Party fails to so assume the defense thereof), that the Defending Party is assuming the defense of such Third Party Claim; and (ii) the Defending Party conducts the defense of the Third Party Claim in an active and diligent manner; provided, however, that the Defending Party will not be entitled to assume the defense (unless otherwise agreed to in writing by the Claiming Party) if (x) the Third Party Claim relates to any criminal proceeding, action, indictment, allegation or investigation or (y) the Third Party Claim primarily seeks an injunction or equitable relief against the Claiming Party. Notwithstanding the foregoing, a Defending Party will not be entitled to assume the defense of a Third Party Claim unless it has acknowledged in writing to the Claiming Party that indemnification or recovery from the Escrow Account or the Pre-Closing Reserves applies to such Third Party Claim. Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party will not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof unless (I) the employment of separate counsel will have been authorized in writing by the Defending Party in connection with the defense of such Third Party Claim or (II) the Claiming Party's counsel will have advised the Claiming Party in writing, with a copy delivered to the Defending Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If the Defending Party assumes such defense, the Claiming Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party will control such defense (including any settlement with respect thereto); provided, however, that the Defending Party will obtain the prior written consent of the Claiming Party (which will not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of the Third Party Claim if such resolution would involve anything other than the payment of monetary damages in an amount less than the amount remaining in the Indemnity Escrow Account and the remaining Pre-Closing Reserves and does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Claiming Party and all of its Affiliates and representatives from all liability with respect thereto. If the Defending Party chooses to defend any Third Party Claim, then all the parties hereto will cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party's request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers' Representative will act on behalf of all Defending Parties in the case of all Third Party Claims with respect to which Buyer is seeking indemnification pursuant to Section 5.03(b), funds from the Escrow Account under Section 5.04 or funds from the Pre-Closing Reserves under Section 5.08. Whether or not Sellers' Representative will have assumed the defense of a Third Party Claim, neither Buyer nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim for which any sums are recoverable from the Escrow Account or the Pre-Closing Reserves without the prior written consent of Sellers' Representative (which will not be unreasonably withheld, conditioned or delayed); provided, however, that the consent of the Sellers' Representative will not be required to settle, compromise, or discharge any Noticed Claims described in clauses (x) or (y) of such definition (as to which the Sellers’ Representative has waived its right to control the defense of such claims under the last sentence of Section 5.05(a)) to the extent the amount of such settlement, compromise, or discharge is $50,000 or less.
(c)    In any case in which a Claiming Party seeks indemnification or recovery from the Escrow Account or the Pre-Closing Reserves under this Agreement not arising out of a Third Party Claim, the Claiming Party will notify the Defending Party in writing of any Losses that such Claiming Party claims are subject to indemnification or recovery from the Escrow Account or the Pre-Closing Reserves under the terms of this Agreement. The notice will describe the indemnification sought in reasonable detail to the extent known, and will indicate the amount (estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered. Subject to the limitations set forth in Section 5.04(b) and this Section 5.05, the failure of the Claiming Party to exercise promptness in such notification will not amount to a waiver of such claim unless and only to the extent that the resulting delay actually materially and adversely prejudices the position of the Defending Party with respect to such claim.
5.06    Determination of Loss Amount.
(a)    Any Losses claimed hereunder will be calculated after taking into consideration the net proceeds (after taking into account the costs of collecting any such proceeds) of insurance or third party recoveries actually received by any Person entitled to indemnification or escrow recovery, as applicable. In the event that any such net proceeds of insurance or other third party recovery is made by any such Person with respect to any Loss for which any such Person already has been indemnified or otherwise recovered hereunder, then a refund equal to the aggregate net amount of the recovery from the insurance or other third party recovery will be made promptly to the Person providing the indemnity or other recovery hereunder. Buyer will use commercially reasonable efforts, consistent with Buyer’s past practices, to submit claims to insurance companies for Losses covered by insurance policies of the Company or of Buyer. Buyer will use commercially reasonable efforts, consistent with the Buyer's past practices, to submit claims and seek indemnification from any third party Person (except insurance companies as discussed in the previous sentence) who may have an obligation to indemnify Buyer, its Affiliates, or the Company against any such Losses. To the extent consistent with Buyer’s past practices, Buyer’s obligation to use commercially reasonable efforts to seek recovery pursuant to the preceding sentences of this Section 5.06(a) may include an obligation of Buyer to file suit or initiate litigation, mediation or other proceedings against an insurance company or other third party Person to secure such recovery.
(b)    In no event will any Person be entitled to recover or make a claim for any amounts in respect of consequential, punitive or exemplary damages (except to the extent payable in connection with a Third Party Claim). In addition, no Loss will be calculated as a multiple of lost revenues or profits of Buyer (or its Affiliates).
(c)    No Person will be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity hereunder more than once in respect of any one Loss or related group of Losses. For example, Buyer Indemnitees will not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity hereunder with respect to any Loss arising from a breach of a representation or warranty set forth in Article 3 relating in any way to the Company’s Indebtedness, Transaction Expenses, Cash on Hand or Net Working Capital to the extent such Loss is factored into the amount of Indebtedness, Transaction Expenses, Cash on Hand or Net Working Capital that are included in the Final Aggregate Closing Consideration.
5.07    Acknowledgments.
(a)    The Buyer Indemnitees will have the right of set-off against any payment (if any) that has become due under the Earnout but has not yet been paid to Sellers for (i) any breach by a Seller or the Sellers of any of the Special Representations or Fundamental Representations, and (ii) any breach by a Restricted Person of his or her obligations under Section 6.04 (but any set-off under this clause (ii) will be limited to any Earnout due the Seller of which the breaching Restricted Person is a beneficiary). Notwithstanding the foregoing in this Section 5.07(a), the Buyer Indemnitees will give prior written notice to the Sellers’ Representative of any proposed set-off against any Earnout Payment that has become due but has not yet been paid to Sellers pursuant to this Section 5.07(a), and Sellers’ Representative will thereafter have the right (exercisable by written notice to Buyer within fifteen (15) days after receipt of Buyer Indemnitees’ notice) to elect to satisfy such breach instead, in whole or in part, from any portion of the Escrow Amount that then remains in the Escrow Account and is not already reserved for other pending indemnification claims under this Article 5, which amount will be released by the Escrow Agent on or before such fifteenth day.
(b)    With respect to claims under Section 5.03(b)(i) and pursuant to Section 5.03(b)(vi) (under Items 7, 8, and 9 on Schedule 5.03(b)(vi) only), except for claims relating to breach of any of the Fundamental Representations or to any fraud or willful misconduct, the Buyer Indemnitees will not be entitled to seek payment directly from any Seller with respect to any indemnification claim under this Agreement, unless (i) the Escrow Amount has been entirely released from the Escrow Account or is entirely reserved for other pending indemnification claims under this Article 5 and (ii) the Buyer Indemnitees have exercised their right to set-off such claim against payments that are then due under the Earnout to the maximum extent possible under Section 5.07(a).
(c)    Except as specifically provided elsewhere in this Agreement (including in Section 1.02 and Section 1.03), this Article 5 and the Escrow Agreement set forth the sole and exclusive remedy with respect to any and all rights, claims and causes of action the Buyer may have against any Seller relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the liability of any Seller under the indemnification, set-off, and escrow recovery provisions set forth in this Article 5 will be in addition to, and not exclusive of, (i) any other liability that such Person may have at law or equity due to the fraud or willful misconduct of such Person (and none of the provisions set forth in this

Agreement, including the provisions set forth in this Section 5.07(c), will be deemed a waiver by any Person of (or a limitation on) any right or remedy that such Person may have at law or equity due to the fraud of any other Person); and (ii) any equitable relief to which a Person may be entitled relating to the breach of any covenant or agreement contained in this Agreement or the other Transaction Documents.
5.08    Pre-Closing Claims.
(a)    The following definitions hereby are adopted:
(iii)    "Pre-Closing Reserves" are all accruals for line items set forth on attached Schedule 5.08(a)(i) (the "Line Items") on the balance sheet included in the Closing Statement. For avoidance of doubt, the Line Items and accruals as of September 30, 2013, are reflected on attached Schedule 5.08(a)(i), and the balance sheet included in the Closing Statement will be prepared on a consistent basis and will include any accruals for incurred but not reported claims.
(iv)    "Pre-Closing Claims" include all claims that are (i) of a kind and character of the categories covered by the Line Items, whether known or unknown, absolute or contingent, reported or incurred but not reported, and whether or not disclosed on the Disclosure Schedules, and (ii) that first arose from actions, omissions, events, or circumstances on or prior to the Closing Date. For avoidance of doubt, Pre-Closing Claims will include all matters disclosed on Schedule 5.03(b)(vi) except Items 7, 8, and 9.
(v)    "Claims Differential" means the difference produced by subtracting (i) the aggregate amount incurred by Buyer and its Affiliates to finally resolve all Pre-Closing Claims, from (ii) the aggregate amount of the Pre-Closing Reserves. For avoidance of doubt, Claims Differential may be a positive or a negative number.
(b)    Within thirty (30) days after the final resolution of all Pre-Closing Claims, Buyer will deliver to Sellers’ Representative the Buyer’s calculation of the Claims Differential. Buyer’s calculation of the Claims Differential will become final and binding on the parties hereto thirty (30) days after Buyer provides its calculation of the Claims Differential to Sellers’ Representative, unless Sellers’ Representative delivers notice of its disagreement (the “Claims Notice of Disagreement”) to Buyer on or prior to such date. The Claims Notice of Disagreement must identify with specificity each item in Buyer’s calculation of the Claims Differential that Sellers’ Representative disagrees with and Sellers’ Representative must prepare an alternative calculation of the Claims Differential. If Sellers’ Representative timely delivers a Claims Notice of Disagreement, then the Claims Differential will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Sellers' Representative resolve in writing any differences they have with respect to the matters specified in the Claims Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants in the manner set forth in Section 5.08(c). If the Claims Differential is a positive number, within ten (10) Business Days following final determination of the Claims Differential, Buyer will pay to Sellers, in accordance with the allocation among the Sellers set forth in Exhibit B, by wire transfer of immediately available funds, an amount equal to the positive Claims Differential. If the Claims Differential is a negative number, within ten (10) Business Days following final determination of the Claims Differential, Sellers’ Representative will pay to Buyer on behalf of the Sellers the amount of such negative Claims Differential, which payment will consist of (A) shares of Parent Common Stock then remaining in the Escrow Account in respect of Outstanding Escrow Claims relating to Pre-Closing Claims equal to the Fair Market Value of such negative Claims Differential (and Buyer and Sellers’ Representative will provide joint written instructions to the Escrow Agent to cause the Escrow Agent to release such shares), and (B) if the Fair Market Value of the shares of Parent Common Stock then remaining in the Escrow Account in respect of the Outstanding Escrow Claims relating to Pre-Closing Claims is less than the amount of such negative Claims Differential, a wire transfer of immediately available funds in an amount equal to the Claims Differential less the Fair Market Value of Parent Common Stock released to Buyer from the Escrow Account in accordance with clause (A) of this sentence.
(c)    During the thirty (30) days following delivery of a Claims Notice of Disagreement, Buyer and Sellers' Representative will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Claims Notice of Disagreement. At the end of such thirty (30) day period, Buyer and Sellers'

Representative will submit such dispute to the Independent Accountants for resolution of all matters which remain in dispute which were included in the Claims Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written claims to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Claims Differential in accordance with the terms of this Agreement (with it being understood that Buyer and the Sellers' Representative will request that the Independent Accountants deliver to Buyer and the Sellers' Representative its resolution in writing not more than thirty (30) days after its engagement). The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and Sellers' Representative. The Independent Accountants’ determination will be based solely on written materials submitted by Buyer and Sellers' Representative, which may include actuarial reports (i.e., not on independent review), and on the definition of “Claims Differential” (and related definitions) included herein and the provisions of this Agreement. The costs and expenses of the Independent Accountants will be allocated equally between Buyer and Sellers, and Buyer and Sellers will each bear 50% of the Independent Accountants’ costs and expenses.
(d)    The limitations set forth in Section 5.04(c) will not apply to this Section 5.08.
5.09    Director and Officer Indemnification.
(a)    Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors and officers of the Company (collectively, the "Covered Persons") as provided as of the date hereof in the Company's organizational documents, individual indemnity agreements, board resolutions or otherwise, in each case to the limited extent set forth in the data room relating to the transactions contemplated by this Agreement, will survive the Closing and the transactions contemplated in this Agreement and will continue in full force and effect in accordance with their terms, but solely with respect to claims by Persons other than (i) the parties to this Agreement, (ii) related Persons of the parties to this Agreement, and (iii) Persons claiming through the parties to this Agreement (collectively, "Improper Claimants"), for a period of not less than six years from the Closing. Buyer will not (and will not permit any Person to) amend, repeal or otherwise modify such arrangements (including by merger, consolidation or otherwise) in any manner that would adversely affect the rights of the Covered Persons thereunder with respect to indemnification for claims by Persons other than Improper Claimants.
(b)    Buyer will cause the Company to undertake and honor, to the fullest extent permitted by applicable law, all of the Company’s obligations to indemnify (including any obligations to advance funds for expenses) the Covered Persons for acts or omissions by such Covered Persons occurring prior to the Closing to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company's organizational documents, individual indemnity agreements, board resolutions or otherwise, in each case to the limited extent set forth in the data room relating to the transactions contemplated by this Agreement, but solely with respect to claims by Persons other than Improper Claimants, and such obligations will survive the Closing and will continue in full force and effect in accordance with the terms of such arrangements until the expiration of the applicable statute of limitations with respect to any claims by Persons other than Improper Claimants against such Covered Persons arising out of such acts or omissions.
ARTICLE 6
ADDITIONAL AGREEMENTS
6.01    Tax Matters.
(a)    Except as otherwise provided in this Section 6.01(a), Buyer will prepare or cause to be prepared all Tax Returns of the Company required to be filed after the Closing Date for all Pre-Closing Periods and all Straddle Periods. Such Tax Returns will be prepared on a basis consistent with the past practice of the Company, except as otherwise required by applicable law. At least thirty (30) days prior to the date on which each such Tax Return is to be filed (taking into account any validly obtained extensions of time to file), Buyer will submit such Tax Return to Sellers' Representative for review and approval, which will not be unreasonably withheld, conditioned or delayed. The Buyer will cause such Tax Return to be timely filed and will provide a copy to the Sellers' Representative.

Notwithstanding the foregoing, Sellers’ Representative will prepare or cause to be prepared all income Tax Returns of the Company and its Subsidiaries filed or required to be filed after the Closing Date (including any amended Tax Returns and Tax Returns on IRS Form 1120-S (or comparable applicable state or local form)) ("Income Tax Returns") for all Pre-Closing Periods. At least thirty (30) days prior to the date on which each such Income Tax Return is to be filed (taking into account any validly obtained extensions of time to file), Sellers’ Representative will submit such Income Tax Return to Buyer for review and approval, which will not be unreasonably withheld, conditioned or delayed. Sellers' Representative will cause each such Income Tax Return to be timely filed and will provide a copy of each such Income Tax Return to Buyer.
(b)    In completing any Income Tax Returns for the Tax period ending on the Closing Date and any Straddle Period, the Indebtedness, Transaction Expenses and any other applicable expenses of the Company and its Subsidiaries associated with the transactions contemplated hereby will, to the extent properly deductible for federal or applicable state and local income tax purposes as determined by Sellers’ Representative in its reasonable discretion, be allocated to such Income Tax Returns. For the avoidance of doubt, any accrued liabilities taken into account in computing the “aggregate deemed sale price” pursuant to Treasury Regulation Section 1.338-4 and Section 6.01(i) below will, to the extent properly deductible for federal or applicable state and local income tax purposes as determined by Sellers’ Representative in its reasonable discretion, be allocated to such Income Tax Returns pursuant to Treasury Regulations Sections 1.461-4(d)(5) and 1.338-4(d). The parties will not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii) (or any corresponding or similar provision of applicable state, local or foreign income Tax law) to ratably allocate the 2013 income and loss of the Company and its Subsidiaries.
(c)    Except as otherwise required by applicable law, Buyer will not amend (or cause to be amended) any Tax Return of the Company or its Subsidiaries (including, without limitation, any Income Tax Returns), for any Pre-Closing Period or Straddle Period, or make (or cause to be made) any Tax election that has retroactive effect to any Pre-Closing Period or Straddle Period (other than the Section 338(h)(10) Election), in each case without the prior written consent of the Sellers’ Representative, which consent will not be unreasonably withheld, conditioned or delayed, it being understood that such consent will be deemed unreasonably withheld if such Tax Return is required by law to be amended or if such Tax election is required by law to be made.
(d)    In the case of such Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date will be:
(i)    in the case of Taxes other than those imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary deemed equal to the amount that would be payable if the Tax period of the Company and its Subsidiaries ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(ii)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
(e)    Buyer, the Company and its Subsidiaries, Sellers' Representative and Sellers will cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to Section 6.01(a) or this Section 6.01(e) and any audit, litigation or other proceeding (each, a "Tax Proceeding") with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company or any Subsidiary. Each of the Sellers' Representative and Buyer agrees, upon request of the other, to use commercially reasonable efforts to obtain any certificate or other documentation from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Buyer, the Company or any Subsidiary or Sellers, including, but not limited to, with respect to the transactions contemplated hereby; provided, however, that the Sellers'

Representative will not be required to take any action that would impose or increase any obligation on the part of the Sellers, or create or increase any claim against the Escrow Account unless Buyer states in writing to the Sellers’ Representative in a form reasonably acceptable to the Sellers’ Representative that as a result of Buyer requiring the action by Sellers’ Representative, Buyer will not make any claim against the Escrow Account for any increase in cash Tax liability directly related to the increase in cash Tax liability that arises as a result of the action required of the Sellers’ Representative by the Buyer under this Section 6.01(e). The Company and its Subsidiaries and Sellers will (i) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, will allow the other party to take possession of such books and records.
(f)    Any Tax refunds that are received by Buyer or its Affiliates (including the Company after the Closing), and any amounts credited against Taxes to which Buyer or its Affiliates may become entitled, that relate to Pre-Closing Periods or portions thereof ending on the Closing Date for any Straddle Period (other than any refund resulting from the carryback of a net operating loss or other Tax attribute arising in a Tax period or portion thereof beginning after the Closing Date) will be for the account of Sellers, and Buyer will pay over to Sellers any such refund or credit within five (5) days after receipt or entitlement thereto. If any such refund or credit is subsequently disallowed, the Taxes payable by the Company in connection with the disallowance of such refund or credit will be treated as Seller Taxes subject to indemnification or escrow recovery under Section 5.04.
(g)    All transfer, documentary, sales, use, stamp, registration or other similar Taxes imposed on the Company or Sellers directly or indirectly as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") and any penalties or interest with respect to the Transfer Taxes will be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer. The Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Buyer and Sellers will cooperate in the filing of any returns with respect to the Transfer Taxes, including promptly supplying information in their possession that is reasonably necessary to complete such Tax Returns. Sellers' portion of such Transfer Taxes will be paid from the Aggregate Closing Consideration and will be retained by Buyer at Closing for such purposes.
(h)    The Company and each Seller will join with Buyer in making an election under Section 338(h)(10) of the Code and any corresponding election under applicable state, local or foreign Tax law with respect to the purchase and sale of Company Stock hereunder (collectively, the "Section 338(h)(10) Election"). Buyer will prepare or cause to be prepared and file or cause to be filed the Section 338(h)(10) Election. Buyer and Sellers will comply fully with all filing and other requirements necessary to effectuate the Section 338(h)(10) Election on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the Section 338(h)(10) Election, including the exchange of information and the joint preparation and filing of Internal Revenue Service Form 8023 and Internal Revenue Service Form 8883 (and all supplements thereto). At the Closing, Sellers will deliver to Buyer an executed Internal Revenue Service Form 8023.
(i)    Buyer and Sellers agree that the Final Aggregate Closing Consideration and the liabilities of the Company and any qualified subchapter S subsidiaries (plus other relevant items) will be allocated to the assets of the Company and any qualified subchapter S subsidiary for all purposes (including Tax and financial accounting) in accordance with Schedule 6.01(i) (such allocation, the "Section 338(h)(10) Allocation"). The Buyer and the Sellers agree to act in accordance with the Section 338(h)(10) Allocation in the preparation and filing of all Tax Returns and in the course of any Tax Proceeding relating thereto, except as may be required by applicable law. Upon payment of any amounts under Section 1.03 or any indemnification obligations hereunder resulting in an adjustment of the Aggregate Closing Consideration, the Section 338(h)(10) Allocation will be appropriately adjusted in accordance with the procedures described in this Section 6.01(i).
(j)    Buyer will provide Sellers’ Representative with a proposed Section 338(h)(10) Allocation not more than ninety (90) days after the Closing. The Section 338(h)(10) Allocation will become final and binding on the parties hereto thirty (30) days after the Buyer provides the Section 338(h)(10) Allocation to Sellers’ Representative, unless

Sellers’ Representative delivers notice of its disagreement (an "Allocation Notice of Disagreement") to Buyer on or prior to such date. The Allocation Notice of Disagreement must identify with specificity each item in the Section 338(h)(10) Allocation that Sellers’ Representative disagrees with and Sellers’ Representative must prepare an alternative Section 338(h)(10) Allocation; provided, however, that Sellers’ Representative may object only on the basis that Buyer’s proposed Section 338(h)(10) Allocation is inconsistent with Schedule 6.01(i). If Sellers’ Representative timely delivers an Allocation Notice of Disagreement, then the Section 338(h)(10) Allocation will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Sellers' Representative resolve in writing any differences they have with respect to the matters specified in the Allocation Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.
(k)    During the thirty (30) days following delivery of an Allocation Notice of Disagreement, Buyer and Sellers' Representative will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Allocation Notice of Disagreement. At the end of such thirty (30) day period, Buyer and Sellers' Representative will submit such dispute to the Independent Accountants for resolution of all matters which remain in dispute which were included in the Allocation Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written claims to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Section 338(h)(10) Allocation in accordance with the terms of this Agreement (with it being understood that Buyer and the Sellers' Representative will request that the Independent Accountants deliver to Buyer and the Sellers' Representative its resolution in writing not more than thirty (30) days after its engagement). The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and Sellers' Representative. The Independent Accountants' determination will be based solely on written materials submitted by Buyer and Sellers' Representative (i.e., not on independent review) and on the definitions of "Section 338(h)(10) Allocation" (and related definitions) included herein and the provisions of this Agreement. The costs and expenses of the Independent Accountants will be allocated equally between Buyer and Sellers, and Buyer and Sellers will each bear 50% of the Independent Accountants' costs and expenses.
(l)    The parties hereto agree to be bound by the Section 338(h)(10) Allocation and will take no action inconsistent with the Section 338(h)(10) Election or the Section 338(h)(10) Allocation for the purpose of all Tax Returns filed by them, and will not voluntarily take any action inconsistent therewith unless required by applicable law. In the event of any Tax Proceeding that impacts the Section 338(h)(10) Election and the Section 338(h)(10) Allocation, the party receiving notice of such Tax Proceeding will promptly notify the other parties thereof, and take all commercially reasonable efforts to defend the validity and accuracy of the Section 338(h)(10) Election and Section 338(h)(10) Allocation. In the event (x) any Tax Proceeding determines that the Company was not a valid S corporation through the Closing Date and as a result the Section 338(h)(10) Election is determined invalid such that Buyer does not obtain the increase in tax basis that would have been obtained in the Section 338(h)(10) Election, and (y) the Sellers legally are entitled to amend their tax returns to reduce their Tax obligations as a result (for example, because the transactions contemplated hereby would be treated as a sale of C corporation stock subject to capital gain rates), then the Sellers will amend their returns (at Buyer’s cost) and turn over any cash benefit (if and when received) or any reduction in cash Taxes owed by Sellers (if and when realized) to Buyer. To the extent the parties disagree about the resolution of any matter in this Section 6.01(l), the disagreement will be resolved subject to the procedures set forth in Sections 6.01(j) and 6.01(k). Notwithstanding anything in this Agreement to the contrary, Sellers' obligation to indemnify Buyer under this Agreement for Losses attributable to the failure of Buyer to obtain the benefits of the Section 338(h)(10) Election and the Section 338(h)(10) Allocation as a result of the failure of the Company to qualify as an S corporation at or prior to Closing will not exceed the amount of such cash benefit received by Sellers or any reduction in cash Taxes owed by Sellers.
(m)    If, subsequent to the Closing, Buyer or any of its Affiliates (including the Company after the Closing) receives notice of a Tax Proceeding with respect to any Tax Return for a Pre-Closing Period or any Straddle Period, then within fifteen (15) days after receipt of such notice, Buyer will promptly notify the Sellers’ Representative of such notice in writing. Sellers’ Representative will have the right to control, at the Sellers’ expense, the conduct and resolution of any Tax Proceeding with respect to any Tax Return for a Pre-Closing Period that may be subject to indemnification under Section 5.03 and any Income Tax Return for a Pre-Closing Period, provided, that Sellers’ Representative (i) will keep Buyer reasonably informed of the progress of such Tax Contest and (ii) will not effect any settlement or compromise of any such Tax Proceeding without obtaining Buyer’s prior written consent thereto, which will not be unreasonably withheld, conditioned or delayed, if such settlement or compromise could reasonably be expected to increase the liability for Taxes of Buyer or its Affiliates in a Tax period (or portion thereof) beginning after the Closing Date. Buyer will have the right to control the conduct and resolution of any Tax Proceeding with respect to any Tax Return for a Straddle Period that may be subject to indemnification under Section 5.03 and any Income Tax Return for a Pre-Closing Period or Straddle Period, provided, that Buyer (i) will keep Sellers’ Representative reasonably informed of the progress of such Tax Contest and (ii) will not effect any settlement or compromise of any such Tax Proceeding without obtaining Sellers’ Representative’s prior written consent thereto, which will not be unreasonably withheld, conditioned or delayed, if such settlement or compromise could reasonably be expected to increase the liability for Taxes of Sellers or for which the Sellers are responsible under this Agreement, and provided, further, that Sellers’ Representative will have the right to participate, at Sellers’ expense, in the conduct and resolution of any such Tax Proceeding. In the event of any conflict or overlap between the provisions if this Section 6.01(m) and Section 5.05, the provisions of this Section 6.01(m) will control.
6.02    Further Assurances. From time to time from and after the Closing, as and when reasonably requested by any party hereto and at such requesting party's expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.
6.03    Access to Books and Records. From and after the Closing, Buyer will cause the Company to provide the Sellers' Representative and its authorized representatives with reasonable access (for the purpose of examining and copying) during normal business hours (and without causing undue interruption or interference with the Company's business) and with advance written notice to Buyer, to the books and records of the Company with respect to periods or occurrences prior to the Closing Date for any reasonable purpose relating to this Agreement; provided, however, that notwithstanding the foregoing, the Sellers' Representative and its authorized representatives are not entitled to access, review, examine or copy any books and records of the Company containing any confidential information the disclosure of which is prohibited under a confidentiality or similar agreement with a third party or privileged (including attorney-client privilege) information unless in the case of confidential information that is not privileged (including attorney-client privilege) information such confidential information is reasonably necessary to the Sellers’ Representative’s duties relating to this Agreement and the Sellers’ Representative has executed a confidentiality agreement in form and substance reasonably satisfactory to the Company. Unless otherwise consented to in writing by Sellers' Representative, Buyer will not, and Buyer will not permit the Company to, for a period of five (5) years following the Closing Date, destroy or otherwise dispose of any books or records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Sellers and offering to surrender to Sellers' Representative such books and records or such portions thereof.
6.04    Non-Competition, Non-Solicitation and Non-Disclosure.
(a)    The parties hereto have negotiated the non-competition and non-solicitation provisions contained in this Section 6.04 as an integral part of the transactions contemplated under this Agreement. Each Restricted Person acknowledges that he or she is a Seller or a beneficiary of a Seller and will receive substantial benefits from the payment of the Aggregate Closing Consideration and the performance of other obligations hereunder by Buyer (and the Company after the Closing) and acknowledges that Buyer is willing to pay the Aggregate Closing Consideration and proceed with the transactions contemplated hereby because of the Company's customer, driver, contractor, employee and agent relationships, and that the same may be severely and irreparably harmed by competition from such Restricted Person. Each Restricted Person further acknowledges that Buyer would not have entered into this Agreement and consummated the transactions contemplated hereby without the non-competition, non-solicitation and non-disclosure provisions contained herein. The Restricted Persons agree that the non-competition, non-solicitation and non-disclosure provisions are reasonable and necessary to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby.

(b)    In consideration of the Closing and the transactions contemplated hereby, but subject to the further provisions of this Section 6.04, each Restricted Person, severally and not jointly, agrees that, for the applicable Restricted Period (as hereinafter defined) he or she will not, and his or her respective Affiliates will not, directly or indirectly through another Person, without the prior written consent of Buyer, which may be withheld in Buyer's sole and absolute discretion: (i) directly or indirectly through another Person engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, serve as an agent, officer, director or consultant to, be associated with or in any manner connected with, lend his or her name or any similar name to, lend his or her credit or render services or advice to, any Competitive Business (as hereinafter defined) anywhere in North America, provided, however, that nothing herein will be deemed to prevent any Restricted Person from acquiring through market purchases and owning, solely as an investment, less than two percent (2%) in the aggregate of the equity securities of any issuer, other than Buyer, whose shares are registered under Section 12(b) or Section 12(g) of the Exchange Act, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on any system of automated dissemination of quotations of securities prices in common use, so long as such Restricted Person is not directly or indirectly a member of any "control group" (within the meaning of the rules and regulations of the SEC) or any such issuer, other than Buyer; (ii) whether for a Restricted Person's own account or for the account of another Person, solicit any Person that is or was in the twelve (12) months prior to solicitation a customer of the Company, Buyer or any Subsidiary or Affiliate of the Company or Buyer; (iii) whether for a Restricted Person's own account or the account of any other Person, solicit, employ or otherwise engage as an employee, independent contractor, agent or otherwise, any Person who is or was at any time within the previous twelve (12) months an employee, independent contractor, agent or otherwise engaged with the Company, Buyer or any Subsidiary or Affiliate of the Company or Buyer to terminate his, her or its employment, engagement or relationship with the Company, Buyer or any Subsidiary or Affiliate of the Company or Buyer; provided, that the Restricted Person will not be prohibited from employing or engaging, for such Restricted Person’s own account or for the account of another Person, an employee, independent contractor or agent of the Company, Buyer or any Subsidiary or Affiliate thereof who either (A) was terminated by the Company, Buyer or any Subsidiary or Affiliate of the Company or Buyer or (B) responds to advertisements of general solicitation not specifically directed at or targeting such Persons provided such Person was not employed by the Company, Buyer or any Subsidiary or Affiliate thereof in a sales, marketing, driving, recruiting or safety capacity; (iv) at any time interfere with the Company's or Buyer's relationship with any Person, including any Person who was at any time within the previous twelve (12) months an employee, contractor, supplier, agent or customer of the Company, Buyer or any Subsidiary or Affiliate of the Company or Buyer, including, without limitation, soliciting, encouraging, advising or influencing such Person(s) to discontinue or reduce the extent of such relationship; (v) disparage the Company, Buyer, or any of their Subsidiaries, Affiliates, stockholders, directors, officers, employees or agents; or (vi) divulge, communicate, use to the detriment of the Company, Buyer or any Subsidiary or Affiliate of the Company or Buyer or for the benefit of any other Person(s), or misuse in any way, any confidential information or trade secrets pertaining to the Company, Buyer or any Subsidiary or Affiliate of the Company or Buyer.
(c)    Each Restricted Person acknowledges that the injury that would be suffered by Buyer as a result of a breach of the provisions of this Section 6.04 would be irreparable and that the award of monetary damages for such breach would be an inadequate remedy. Consequently, Buyer will have the right, in addition to, and not in limitation of, any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of this Section 6.04, and Buyer will not be obligated to post bond or other security in seeking such relief.
(d)    The covenants set forth in this Section 6.04 will be deemed and construed as a separate agreement independent of any other provisions of this Agreement or any other agreement between Buyer and a Restricted Person or any Affiliate of a Restricted Person. The existence of any claim or cause of action by a Restricted Person (directly or indirectly), whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the covenants of this Section 6.04.
(e)    For purposes of this Section 6.04, "Competitive Business" means (i) the interstate or intrastate transportation of freight by truck (motor carrier) and/or arranging for the interstate or intrastate transportation of freight by truck (brokerage), in each case using dry van, flat bed, or refrigerated trailers, and specifically including any business conducted by the Company, Buyer, or Buyer’s Affiliates as of or within six months prior to the Closing Date and (ii)

any business in which the Company, the Buyer, or any Affiliate of the Buyer is engaged at or within six months prior to the time the applicable Restricted Person’s employment with the Company or its Affiliates terminates, which may include, without limitation, any extension of any business described in clause (i). For avoidance of doubt, Competitive Business will not include Sellers' continued operation of Valley Freightliner, Inc. as an equipment dealership or Sellers' real estate management and leasing activities, it being understood that leasing real estate to another trucking company will not constitute a Competitive Business. In addition, for purposes of the Agreement, (A) "Restricted Person" means Larry Gordon, Virginia Gordon, Steve Gordon, and Scott Gordon (acting directly or indirectly) and (B) "Restricted Period" means (1) with respect to each of Larry Gordon and Virginia Gordon, the ten (10)-year anniversary of the Closing Date and (2) with respect to each of Steve Gordon and Scott Gordon, the longer of (x) the ten (10)-year anniversary of the Closing Date and (y) three (3) years from the date his employment with Buyer or any of its Affiliates ceases; provided, however, that for any business that is not a Competitive Business, the restrictions contained in clauses (ii) and (iii) of Section 6.04(b) will lapse two (2) years from the date his employment with Buyer or any of its Affiliates ceases.
6.05    Repayment of Guarantied Obligations; Release of Guaranties.
(a)    From and after the Closing, Buyer will either (i) cause the Sellers and their post-Closing Affiliates to be released from all personal guaranties under, or (ii) cause to be repaid without any liability on the part of the Sellers and their post-Closing Affiliates, all of the Indebtedness of the Company included in the calculation of Estimated Aggregate Closing Consideration, which Indebtedness has been personally guaranteed by Sellers or their Affiliates.
(b)    At or prior to Closing, Sellers will have caused the Company to be released from all guaranties and other obligations (and any related pledge or security agreements) pursuant to documentation satisfactory to Buyer in its discretion, relating to all Indebtedness other than Indebtedness taken into consideration in the calculation of Estimated Aggregate Closing Consideration and Indebtedness associated with Permitted Liens.
6.06    Holding Period for Parent Common Stock.
(a)    In addition to any holding period that may be required by law (including Rule 144 under the Securities Act), each Seller agrees and acknowledges that it must retain beneficial ownership of, and the full pecuniary interest (without any hedging or similar transaction) in, the greater of (i) all shares of Parent Common Stock then remaining in the Escrow Account, and (ii) (A) 65% of Parent Common Stock received pursuant to the terms of this Agreement until December 31, 2014, (B) 60% of Parent Common Stock received pursuant to the terms of this Agreement until December 31, 2015, (C) 50% of Parent Common Stock received pursuant to the terms of this Agreement until December 31, 2016, and (D) 40% of Parent Common Stock received pursuant to the terms of this Agreement until December 31, 2017. Shares of Parent Common Stock subject to the Escrow Account will be included in the calculation of retained shares. Any shares of Parent Common Stock released to Buyer from the Escrow Account will be deemed to be held by the Seller for purposes of the holding requirements in this Section 6.06 and included in the calculation of retained shares. Notwithstanding anything to the contrary in this Agreement, (x) no Seller may sell any of his or its shares of Parent Common Stock until the date two full trading days after Parent announces its earnings for the third quarter of fiscal year 2013 and (y) no Seller may sell any shares of Parent Common Stock in violation of any blackout policy of Parent, if applicable to such person desiring to sell Parent Common Stock.
(b)    Notwithstanding anything to the contrary in Section 6.06(a), the share holding requirements and restrictions on transfer set forth in Section 6.06(a), except for the restrictions imposed by the last sentence of Section 6.06(a), will not prohibit or in any way limit a Seller’s right to effect (subject to any restrictions on transfer imposed generally by applicable securities laws, blackout policies of Parent, and restrictions on insider trading), (i) any transfer or sale of Parent Common Stock in connection with or upon the announcement of a Change in Control approved by the Parent’s Board of Directors, including by way of merger, tender offer, or otherwise, (ii) any transfer or sale of Parent Common Stock to another Seller (provided, that the share holding percentages set forth in Section 6.06(a) that are applicable to the Seller receiving such shares will be deemed to be increased proportionately to the amount of shares received by such Seller in such transfer), (iii) any sale of Parent Common Stock to Parent in connection with and pursuant to the terms of a stock repurchase program approved by Parent’s Board of Directors, provided, that each Seller may sell only a percentage of his or her Parent Common Stock equal to the percentage of total outstanding Parent

Common Stock that is subject to such stock repurchase program, or (iv) any transfer of Parent Common Stock from a Seller to any member or members of such Seller’s Immediate Family or to a trust, family limited partnership, family limited liability company or other bona fide estate planning or planned gifting vehicle for the benefit of such Seller or one or more members of such Seller’s Immediate Family (including, without limitation, any such permitted transfer by beneficiary designation, will or intestate succession) provided, such Immediate Family member, entity or estate planning vehicle agrees to be bound by the share retention obligations set forth in this Agreement and not to transfer or sell any of such shares unless following such sale or transfer such Immediate Family member, entity or estate planning vehicle, when considered together with such Seller, would collectively hold sufficient shares of Parent Common Stock to comply with the holding requirements set forth above in this Section 6.06 (each of clauses (i) through (iv) being a "Permitted Transfer"). If a Seller is in compliance with the holding requirements of Section 6.06(a) immediately prior to a Permitted Transfer (taking into account any previous Permitted Transfers by such Seller) then the consummation of a Permitted Transfer by such Seller will not be deemed to be a breach of such Seller’s covenants and obligations under Section 6.06(a), and such Seller will be deemed to be in compliance with the holding requirements set forth in Section 6.06(a) following such Permitted Transfer notwithstanding the fact that the percentage of Parent Common Stock received by such Seller pursuant to the terms of this Agreement and then held by such Seller may be less than the applicable share holding percentages set forth in Section 6.06(a).
6.07    COBRA. Buyer and the buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) of which it is a part, and not the Company or its Subsidiaries or the selling group(s) (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(a)) of which they are a part, will be responsible for providing COBRA continuation coverage to those individuals who are "M&A qualified beneficiaries," as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b), with respect to the transactions contemplated by this Agreement. Any assumption of COBRA liability on and after the Closing Date by Buyer and the buying group under this Section 6.07 will not relieve the Sellers from their representations and warranties under Section 3.14.
6.08    Assigned Workplace. Buyer agrees that, until the earliest of (a) December 31, 2017, (b) the date on which Buyer consummates a Change in Control, or (c) the date on which such person agrees in writing, Buyer will not require either Steve Gordon or Scott Gordon to relocate his principal workplace away from the Seattle, Washington metropolitan area and, as long as the Company retains its headquarters in Pacific, Washington, away from such headquarters.
6.09    Share Lien Release. Larry Gordon prior to the Closing had a Lien on shares of the Company Class B common stock held by each of the SAG GST Trust and the SMG GST Trust (the “Encumbered Shares”) evidenced by UCC financing statements filed in the State of Washington. So that Buyer can receive the Encumbered Shares free and clear of this Lien, and in consideration of other arrangements made between Larry Gordon and the Trusts, Larry Gordon personally and on behalf of each of his successors, heirs and assigns, does hereby and forever release and discharge any Lien or other security interest he may hold in the Encumbered Shares, effective as of the Closing Date and hereby authorizes the Company following the Closing Date to file any UCC Termination Statements or other similar filings as may be necessary or desirable to evidence such Lien release in the public records.
ARTICLE 7
DEFINITIONS
7.01    Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the following meanings.
(a)    "Accounts Receivable" has the meaning set forth in Section 3.06.
(b)    "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control, directly or indirectly, with such particular Person, where control may be by either management authority or equity interest.
(c)    "Aggregate Closing Consideration" has the meaning set forth in Section 1.02(a).

(d)    "Aggregate Consideration" means the Final Aggregate Closing Consideration plus the Earnout, if any.
(e)    "Agreement" has the meaning set forth in the Preamble.
(f)    "Allocation Notice of Disagreement" has the meaning set forth in Section 6.01(j).
(g)    "Benefit Program or Agreement" has the meaning set forth in Section 3.14(a)(ii).
(h)    "Business Day" means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday.
(i)    "Buyer" has the meaning set forth in the Preamble.
(j)    "Buyer Indemnitees" has the meaning set forth in Section 5.03(a).
(k)    "Buyer Transaction Documents" means each of this Agreement, the Escrow Agreement, and each other agreement, certificate, instrument and document referred to herein or therein to be executed or delivered by Buyer pursuant hereto or thereto.
(l)    "Buyer's Knowledge" or words of similar import means the actual knowledge after reasonable inquiry of the following officers of Buyer: Michael Gerdin, John Cosaert, and Chris Strain.
(m)    "Cascade Express" means Gordon Richardson L.L.C. dba Cascade Express.
(n)    "Cash Escrow Amount" has the meaning set forth in Section 1.01(a)(i)(B).
(o)    "Cash on Hand" means, as of a particular time of determination, the Company's unrestricted cash and cash equivalents as determined in accordance with GAAP reflected on the general ledger of the Company.
(p)    "Change in Control" means any Person or group (within the meaning of the Exchange Act and the rules thereunder) other than (a) any member of the family of Ann Gerdin or Michael Gerdin, their spouses, their lineal descendants and the spouses of their lineal descendants; (b) the estates of the Persons described in clause (a); (c) trusts established for the benefit of, or any partnership, limited liability company, corporation, or other entity controlled by, any Person or Persons described in clause (a); or (d) Affiliates of any Person or Persons described in clauses (a), (b) or (c), directly or indirectly becomes the beneficial owner of 51% or more of the outstanding equity interests of Buyer entitled (without regard to the occurrence of any contingency) to vote for the election of members of Buyer's board of directors, other than beneficial ownership resulting from the solicitation and holding of proxies to vote in connection with any meeting of the stockholders of Buyer, which proxies were solicited by, or the solicitation of such proxies was not opposed by, the Buyer's board of directors, or such proxies do not extend to the election of directors.
(q)    "Claiming Party" has the meaning set forth in Section 5.05(a).
(r)    "Claims Differential" has the meaning set forth in Section 5.08(a)(iii).
(s)    "Closing" has the meaning set forth in Section 1.04.
(t)    "Closing Consideration Notice of Disagreement" has the meaning set forth in Section 1.02(c).
(u)    "Closing Date" has the meaning set forth in Section 1.04.
(v)    "Closing Statement" has the meaning set forth in Section 1.02(b).

(w)    "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.
(x)    "Company" has the meaning set forth in the Preamble.
(y)    "Company Intellectual Property" has the meaning set forth in Section 3.12(a).
(z)    "Company Stock" has the meaning set forth in the Preamble.
(aa)    "Competitive Business" has the meaning set forth in Section 6.04(e).
(bb)    "Computer Systems" means computers and related equipment including central processing units and other processors (e.g. microprocessors and embedded processors), controllers, modems, communications and telecommunications equipment (e.g. voice, data, video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the input, output, storage, communication and retrieval of information and data, the absence of which would be reasonably likely to cause a material disruption to the operations of the business as currently conducted and is necessary for the operations of the business as currently conducted.
(cc)    “Covered Persons” has the meaning set forth in Section 5.09(a).
(dd)    "Customer Contracts" has the meaning set forth in Section 3.11(c).
(ee)    "Defending Party" has the meaning set forth in Section 5.05(a).
(ff)    "DOT" means the U.S. Department of Transportation.
(gg)    "Earnout" has the meaning set forth in Section 1.03(a).
(hh)    "Earnout Payment" has the meaning set forth in Section 1.03(a).
(ii)    "Earnout Payment Notice of Disagreement" has the meaning set forth in Section 1.03(e).
(jj)    "Earnout Period" has the meaning set forth in Section 1.03(a).
(kk)    "Earnout Statement" has the meaning set forth in Section 1.03(d).
(ll)    "Earnout Targets" has the meaning set forth in Section 1.03(a).
(mm)    "Electronic Delivery" has the meaning set forth in Section 8.17.
(nn)    "Environmental Laws" has the meaning set forth in Section 3.17(a).
(oo)    "ERISA" has the meaning set forth in Section 3.14(a)(i).
(pp)    "ERISA Affiliate" means any trade or business related to the Company under the terms of Sections 414(b), (c), (m), and (o) of the Code or Section 4001 of ERISA.
(qq)    "Escrow Account" has the meaning set forth in Section 1.01(a)(i)(A).
(rr)    "Escrow Agent" means Wells Fargo, in its capacity as escrow agent.
(ss)    "Escrow Agreement" has the meaning set forth in Section 1.01(a)(i)(A).

(tt)    "Escrow Amount" has the meaning set forth in Section 1.01(a)(i)(A).
(uu)    "Estimated Aggregate Closing Consideration" means the Sellers’ good faith estimate of the Aggregate Closing Consideration, determined in consultation with Buyer, at or prior to the Closing, based on the Company’s balance sheet as of September 30, 2013, and such adjustments of Cash on Hand, Indebtedness and Transaction Expenses as may be reasonably practicable.
(vv)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.
(ww)    "Fair Market Value" means the average closing price of the Parent common stock on the Nasdaq Global Select Market for the ten (10) trading days ended the most recent trading date prior to the applicable date of determination.
(xx)    "FHWA" has the meaning set forth in Section 3.09(b).
(yy)    "Final Aggregate Closing Consideration" has the meaning set forth in Section 1.02(f).
(zz)    "Financial Statements" has the meaning set forth in Section 3.05(a).
(aaa)    "FMCSA" has the meaning set forth in Section 3.09(b).
(bbb)    "Fundamental Representations" has the meaning set forth in Section 5.01.
(ccc)    "GAAP" means accounting principles generally accepted in the United States.
(ddd)    "Governmental Authority" means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality.
(eee)    "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.
(fff)    "Improper Claimants" has the meaning set forth in Section 5.09(a).
(ggg)    “Income Tax Returns” has the meaning set forth in Section 6.01(a).
(hhh)    "Independent Accountants" means BKD LLP or such other independent accountants as Sellers’ Representative and Buyer may mutually identify.
(iii)    "Indebtedness" means, without duplication, any of the following and whether or not then due and payable: (i) the unpaid principal amount, together with any related unpaid accrued interest and prepayment premiums or penalties (and other penalties, fees, expenses and breakage costs), of all indebtedness of the Company, whether or not represented by bonds, debentures, notes or other securities, (ii) all cash overdrafts or checks in excess of cash balances of the Company, (iii) all deferred obligations of the Company for the payment of the purchase price of property or capital assets purchased, (iv) obligations of the Company to pay rent or other payment amounts under a lease of real or personal property which is required to be classified and accounted for as a capital lease under GAAP, (v) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company pursuant to which the applicable bank or similar entity has paid thereunder obligations for which the Company is required to repay, (vi) any payment obligation of the Company under any currency, commodity or interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vii) all indebtedness secured by any Lien existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed, (viii) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness of others the repayment of which is guaranteed by the Company, and (ix) all other short-term and long-term liabilities of the Company for borrowed money.
(jjj)    "Insurance Policies" has the meaning set forth in Section 3.15.
(kkk)    "Intellectual Property" means any or all of the following, and all rights arising out of or association therewith, throughout the world: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof, including any design patents, industrial designs, and equivalent or similar statutory rights in inventions (whether patentable or not), software, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists; (ii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including moral rights; and (iii) all trade names, trademarks and service marks, trademark and service mark registrations and applications therefor, trade dress, protectable product configuration, domain names, telephone and fax numbers, know-how, logos, and slogans, whether at common law or statutory, and all goodwill of the Company.
(lll)    "Latest Balance Sheet" has the meaning set forth in Section 3.05(a).
(mmm)    "Leased Real Property" has the meaning set forth in Section 3.08(b).
(nnn)    "Liens" means any charge, claim, community or other marital property interest, lien, license, option, mortgage, security interest, pledge, right of way, easement, encroachment, servitude, encumbrance, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
(ooo)    "Loss" means any loss, liability, obligation, claim, action, suit, proceeding, hearing, investigation, charge, complaint, demand, injunction, judgment, order, decree, ruling, damages, dues, penalty, fine, costs, judgments, amounts paid in settlement, expense (including costs of investigation and defense and reasonable attorneys' fees), tax or lien whether or not involving a third-party claim, and taking into account the provisions of Section 5.06.
(ppp)    "Material Adverse Effect" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences has had, or reasonably would be expected to have, a material adverse effect on the business, assets, liabilities, operations (including results of operations) or condition (financial or otherwise) of the Company, or the ability of the Sellers or the Company to consummate the transactions contemplated hereby, but will exclude any change, effect or occurrence to the extent arising or resulting from:
(i)    any change in general business or economic conditions, or in the industry in which the Company operates, that does not disproportionately affect the Company as compared to other Persons in such industry,
(ii)    national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack upon the Unites States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America,
(iii)    changes in GAAP,
(iv)    any changes in laws or other binding directives issued by any Governmental Authority (including any changes in the interpretation of any law or other binding directive issued by any Governmental Authority) that does not disproportionately affect the business, assets, liabilities, financial condition, operations

(including results of operations) or financial position of the Company as compared to other Persons in such industry,
(v)    the announcement or pendency of the transactions contemplated by this Agreement, or
(vi)    the taking of any action required by this Agreement and the other agreements contemplated hereby.
(qqq)    "Net Working Capital" means the net working capital of the Company, computed as set forth on Exhibit G, and including the accrual of a note payable in the amount of $2,400,000 as a current liability for all tractors delivered and not permanently financed at Closing.
(rrr)    "Net Working Capital Target" means an amount equal to $14,300,000.
(sss)    "Noticed Claims" has the meaning set forth in Section 5.05(a).
(ttt)    "Open Source Code" will mean free and open source software and includes those components of software which qualify as public domain software or are licensed as shareable freeware or open source software. "Shareable freeware" is copyrighted computer software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of used or redistribution. "Open source software" includes software licensed or distributed under a license that, as a condition of use, modification, or distribution of the software: (i) requires that such software or other software distributed with or combined with the software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge, or (ii) otherwise imposes a limitation, restriction, or condition on the right of the Company or its Subsidiaries to use, modify, or distribute all or part of a proprietary software program or to enforce an Intellectual Property right of the Company. Open Source Code includes without limitation software code that is licensed under any license that conforms to the Opens Software Initiative definition of opens source software in effect as of the date of this Agreement, and any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sub Community Source License.
(uuu)    "Options" means all options, warrants, or other rights to acquire capital stock or other equity securities of the Company held by any employee, officer, director, Seller, or any other Person pursuant to any employee equity or stock option plan of the Company or pursuant to any agreement with the Company.
(vvv)    "Outstanding Escrow Claims" has the meaning set forth in Section 5.04(d).
(www)    "Overpayment" has the meaning set forth in Section 1.02(g).
(xxx)    "Owned Real Property" has the meaning set forth in Section 3.08(a).
(yyy)    "Parent" means Heartland Express, Inc., a Nevada corporation.
(zzz)    "Parent Common Stock" has the meaning set forth in Section 1.01(a)(i)(A).
(aaaa)    "Parent Financial Statements" has the meaning set forth in Section 4.08.
(bbbb)    "Permitted Liens" means (i) statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by the Company, (ii) mechanic's, carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Owned Real Property or the Leased Real Property which are not violated by the current use and operation of the Owned Real Property or the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting the Company's interest in the Owned Real Property or the Leased Real Property, (v) public roads and highways, (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property, (vii) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, and (viii) those matters identified in Schedule 7.01(bbbb).
(cccc)    "Person" means an individual, a partnership, a corporation, a limited liability company, an association or a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.
(dddd)    "Personal Property" means all of the equipment, tools, vehicles, furniture, leasehold improvements, office equipment, computer hardware, software, plant, converters, spare parts, and other tangible personal property which are owned or leased by the Company.
(eeee)    "Plan" has the meaning set forth in Section 3.14(a)(i).
(ffff)    "Pre–Closing Claims" has the meaning set forth in Section 5.08(a)(ii).
(gggg)    "Pre‑Closing Period" means any Tax period ending on or before the Closing Date.
(hhhh)    "Pre–Closing Reserves" has the meaning set forth in Section 5.08(a)(i).
(iiii)    "Promissory Note" has the meaning set forth in Section 1.01(a)(i)(B).
(jjjj)    "Real Property Leases" has the meaning set forth in Section 3.08(b).
(kkkk)    "Registered Intellectual Property" has the meaning set forth in Section 3.12(a).
(llll)    "Release Date" has the meaning set forth in Section 5.04(d).
(mmmm)    "Restricted Period" has the meaning set forth in Section 6.04(e).
(nnnn)    "Restricted Person" has the meaning set forth in Section 6.04(e).
(oooo)    "Schedule 5.03(b)(vi) Item" means any liability, event, circumstance, condition or item listed on Schedule 5.03(b)(vi) hereof.
(pppp)    "SEC" has the meaning set forth in Section 1.05(m).
(qqqq)    "Section 280G Payment" has the meaning set forth in Section 3.14(h).
(rrrr)    "Section 338(h)(10) Allocation" has the meaning set forth in Section 6.01(i).
(ssss)    "Section 338(h)(10) Election" has the meaning set forth in Section 6.01(h).
(tttt)    "Securities Act" means the Securities Act of 1933, as amended.
(uuuu)    "Seller" or "Sellers" has the meaning set forth in the Preamble.
(vvvv)    "Seller Personal Property" means the items of personal property set forth on Schedule 7.01(vvvv).
(wwww)    "Seller Taxes" means any and all Taxes of the Company or any Subsidiary of the Company imposed on Buyer, the Company or any Subsidiary of the Company or for which Buyer, the Company, or any Subsidiary of the Company may otherwise be liable (a) for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (as determined under Section 6.01(d)); (b) resulting from a breach by Sellers of the covenants set forth in Section 6.01; (c) of any member of any Consolidated Group of which the Company or any Subsidiary of the Company (or any predecessor of the Company or Subsidiary) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state, or local law; (d) of any other Person for which the Company or any Subsidiary is or has been liable as a transferee or successor, by contract or otherwise (other than pursuant to customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes), which Taxes relate to an event or transaction occurring prior to the Closing; (e) attributable to distributions of the Seller Personal Property; or (f) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments of Aggregate Consideration hereunder or distributions made to the Sellers on or prior to the Closing Date; provided, that no such Tax will constitute a Seller Tax to the extent it was included in the determination of Final Aggregate Closing Consideration, a reserve exists on the Closing Statement, or results from a breach by Buyer of the covenants set forth in Section 6.01.
(xxxx)    "Seller Transaction Documents" means each of this Agreement, the Escrow Agreement, and each other agreement, certificate, instrument and document referred to herein or therein to be executed or delivered by the Sellers or the Sellers' Representative pursuant hereto or thereto.
(yyyy)    "Sellers’ Knowledge" or words of similar import means the actual knowledge (after reasonable inquiry of the Company’s books and records and such person’s direct reports, as applicable) of Larry Gordon, Virginia Gordon, Steve Gordon, Scott Gordon, Bob Goldberg, Mick Dragash, and Pat Gendreau.
(zzzz)    "Sellers' Representative" has the meaning set forth in Section 8.16(a).
(aaaaa)    "Sellers' Representative Fund" has the meaning set forth in Section 1.01(x).
(bbbbb)    "Software" will mean all proprietary computer programs designed, created, developed, or modified by Company, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), databases, compilations, descriptions, flow-charts and other work product to design, plan, organize and develop any of the foregoing screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and all documentation, including user manuals and other training documentation, related to any of the foregoing.
(ccccc)    "Special Representations" has the meaning set forth in Section 5.01.
(ddddd)    "Stock Escrow Amount" has the meaning set forth in Section 1.01(a)(i)(A).
(eeeee)    "Straddle Period" means any Tax period beginning on or before and ending after the Closing Date.
(fffff)    "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of such partnership's, limited liability company's, association's or other business entity's gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity. The term "Subsidiary" will include all Subsidiaries of such Subsidiary. With respect to the Company, "Subsidiary" will include any current or former Subsidiary of the Company.
(ggggg)    "Survival Date" has the meaning set forth in Section 5.01.

(hhhhh)    "Tax" or "Taxes" means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by or under the laws of any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge in the nature of taxes of any kind whatsoever, including any interest, penalty or addition thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other person.
(iiiii)    "Tax Proceeding" has the meaning set forth in Section 6.01(e).
(jjjjj)    "Tax Returns" means any return, declaration, claim for refund, report, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(kkkkk)    "Technology" means all the software, prototypes, devices, drawings, specifications, lab notebooks, manuals, databases, equipment, files, technical memoranda, invention disclosures, patent application files, research studies, testing data, plans, files, formulas, computer programs, data and information, quality control records and procedures, research and development files containing, embodying or revealing the trade secrets, confidential information, and know-how that constitute Intellectual Property.
(lllll)    "Third Party Claim" has the meaning set forth in Section 5.05(a).
(mmmmm)    "Threshold" has the meaning set forth in Section 5.04(c)(i).
(nnnnn)    "Transaction Documents" means each of this Agreement, the Escrow Agreement, the Asset Purchase Agreement, the Aggregate Consideration Distribution Schedule, the Transfer Agent Instruction Letter, the Amendments to the Real Property Leases, the Section 338(h)(10) Election on IRS Form 8023, and each other agreement, certificate, instrument and document referred to herein or therein or delivered pursuant hereto or thereto.
(ooooo)    "Transaction Expenses" means the aggregate fees and expenses incurred by the Company, the Subsidiaries of the Company, the Sellers' Representative and the Sellers in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby to the extent payable by the Company but unpaid as of Closing and whether or not accrued before or after Closing, including, without limitation, (i) all investment banking, financial advisory, legal, accounting, management, consulting and other fees and expenses of third parties (other than in connection with achieving the operating and financial targets set forth in Exhibit E), and (ii) all fees and expenses, if any, associated with the termination or amendment of the contracts listed on Schedule 1.05(j). In no event will "Transaction Expenses" be deemed to include (w) retention, severance or similar payments made to employees by Buyer or the Company after the Closing to the extent disclosed on Schedule 7.01(ooooo), (x) any fees and expenses to the extent incurred by Buyer or otherwise relating to Buyer's or its Affiliates' financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby, (y) Transfer Taxes allocated to the Buyer under this Agreement, or (z) current liabilities included in the determination of Net Working Capital.
(ppppp)    "Transfer Taxes" has the meaning set forth in Section 6.01(g).
(qqqqq)    "Unaudited Interim Financial Statements" has the meaning set forth in Section 3.05(a).
(rrrrr)    "Underpayment" has the meaning set forth in Section 1.02(f).
(sssss)    "Vendor Contracts" has the meaning set forth in Section 3.11(d).

(ttttt)    "Year-end Financial Statements" has the meaning set forth in Section 3.05(a).
7.02    Other Definitional Matters. All references in this Agreement to Exhibits, Schedules, Articles, Sections and subsections refer to the corresponding Exhibits, Schedules, Articles, Sections and subsections of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections and subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and will be disregarded in construing the intent of the parties hereto. The Schedules to this Agreement are incorporated herein by this reference. The word "including" (in its various forms) means including without limitation. The word "or" is not exclusive and the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole and not to the particular provision in which such words appear. Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. References to "law", "laws" or to a particular statute or law will be deemed also to include any and all rules and regulations promulgated thereunder and will refer to such statute, law, rules and regulations as amended from time to time and includes any successor legislation thereto; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any statute, law, rules and regulations, the reference to such law, rules or regulations means such, law, rules or regulations as in effect at the time of such violation or alleged violation. References to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement. The Schedules referred to herein will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
ARTICLE 8
MISCELLANEOUS
8.01    Press Releases and Announcements. Prior to the Closing, no public release or announcement concerning the transactions contemplated hereby will be issued or made by or on behalf of any party without the prior written consent of the other parties, except that Buyer may make any announcement to the extent advised by counsel is advisable to comply with the securities laws and regulations of Nasdaq.
8.02    Expenses. Buyer will pay all of its fees, costs and expenses (including investment bankers' and attorneys' fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Sellers will pay, on behalf of themselves and the Company, all Transaction Expenses, or such Transaction Expenses, if paid by the Company, will be recorded as a current liability in the calculation of Final Aggregate Closing Consideration. Except as otherwise provided in Section 1.02(e) or Section 1.03(g), in the event of a dispute between any of the parties hereto in connection with any Transaction Document or the transactions contemplated thereby, each of the parties agrees that the prevailing party will be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any such action or proceeding.
8.03    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been delivered (a) when personally delivered, (b) when transmitted via email to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery, or (d) the fifth (5th) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications will be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Buyer:
Heartland Express, Inc. of Iowa
901 North Kansas Avenue

North Liberty, IA 52317
Attention: John P. Cosaert
Email: jcosaert@heartlandexpress.com

with a copy to (which will not constitute delivery of notice):
Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Attention: Mark A. Scudder
Email: mscudder@scudderlaw.com

Notices to Sellers and Sellers' Representative:
Larry Gordon
c/o Gordon Trucking, Inc.
151 Stewart Road SW
Pacific, WA 98047
Email: lgordon@valleyftl.com

with a copy to (which will not constitute delivery of notice):
Perkins Coie LLP
1201 Third Avenue
Suite 4900
Seattle, WA 98101-3099
Attention: Troy Hickman
Email: THickman@perkinscoie.com

8.04    Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but with it being understood that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto; provided, however, that Buyer may assign any or all of its rights pursuant to this Agreement and the Escrow Agreement to one or more of its Affiliates, provided, that Buyer will nonetheless remain liable for all of its obligations hereunder and thereunder.
8.05    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such a determination, Buyer and the Sellers' Representative will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
8.06    Construction and Disclosure. Buyer, Sellers, the Company and the Sellers' Representative each acknowledge and agree that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract). Disclosure of an item on one Schedule will be deemed disclosure on another Schedule if (i) a cross reference to such other Schedule is made or (ii) it is readily apparent that the disclosed contract, event, fact, circumstance or other matter relates to the representations or warranties covered by such other Schedule. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Time is of the essence in the performance of each of the parties' respective obligations contained herein.
8.07    Captions. The captions used in this Agreement and descriptions of the Disclosure Schedules are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no such caption or description had been used in this Agreement.
8.08    Amendment and Waiver. This Agreement may be amended only in a writing executed and delivered by each of Buyer, the Company and Sellers' Representative. Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced. For the avoidance of doubt, with respect to a waiver by any one or more Sellers, such waiver may be signed by the Sellers' Representative. No waiver of any provision hereunder or any breach or default hereunder will extend to or affect in any way any other provision or prior or subsequent breach or default.
8.09    Complete Agreement. This Agreement, together with the Confidentiality/Nondisclosure Agreement between the Company and Buyer dated August 12, 2013, the Escrow Agreement and any other agreements referred to herein or therein and executed and delivered on or after the date hereof in connection herewith or therewith, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding anything in this Agreement to the contrary, the indemnity contained in any Affidavit of Loss and Indemnity Agreement delivered in connection with any lost, stolen or destroyed stock certificate representing Company Stock will survive indefinitely as specified in such Affidavit of Loss and Indemnity Agreement and such survival will not be affected by the limited survival of the Sellers’ representations and warranties in this Agreement, and such indemnity will not be limited by or subject to the other provisions of this Agreement, including Article 5 hereof.
8.10    Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
8.11    Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Washington, without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Washington.
8.12    JURISDICTION; VENUE; SERVICE OF PROCESS. SUBJECT TO THE PROVISIONS OF SECTION 1.02, SECTION 1.03 AND SECTION 6.01 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT WILL PROPERLY, BUT NOT EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) IN THE STATE OF WASHINGTON. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR

REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
8.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
8.14    No Third Party Beneficiaries. Except for (a) the Buyer Indemnities under Article 5, no Person other than the parties hereto will have any rights, remedies, or benefits under any provision of this Agreement.
8.15    Payments Under Agreement. Each party agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (except any withholding required by applicable law), on the dates specified herein.
8.16    Sellers' Representative.
(a)    Each Seller constitutes and appoints Larry Gordon as his, her or its representative (the "Sellers' Representative") and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:
(i)    to act on such Seller's behalf in the absolute and reasonable discretion of Sellers' Representative with respect to all matters relating to this Agreement (including, without limitation, actions or inactions in respect of Section 1.02, Section 1.03, Section 6.01 and Article 5 hereof) and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Sellers under this Agreement, the Escrow Agreement and the other Transaction Documents, including, without limitation, execution and delivery of the Transaction Documents, with such modifications or changes as the Sellers' Representative will have consented to; any amendment, supplement, or modification of this Agreement or the other Transaction Documents; and the pursuit, defense, settlement, or waiver of any claim or right arising out of or relating to this Agreement or the other Transaction Documents; and
(ii)    in general, to do all things and to perform all acts in the absolute and reasonable discretion of Sellers' Representative, including, without limitation, (A) disputing or refraining from disputing any claim made by Buyer or any Buyer Indemnitee under or with respect to any provisions of this Agreement or any other Transaction Document, (B) acting on behalf of Sellers in any litigation or arbitration or mediation involving this Agreement (including the indemnification and escrow recovery obligations set forth in Article 5) or any other Transaction Document and negotiating and compromising on behalf of each Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under the Transaction Documents, (C) executing, on behalf of each Seller, any settlement, release, waiver or other document with respect to such dispute or remedy, (D) executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 8.16, and (E) any and all things deemed necessary or desirable in the absolute discretion of Sellers' Representative in connection with the exercise of any of the foregoing powers and authorities, including, without limitation, engaging legal counsel, experts, accountants, consultants or other agents or representatives to advise Sellers’ Representative or act on Sellers’ Representative’s behalf in fulfilling its obligations; provided, however, that the Sellers’ Representative will not act in such a manner that treats similarly situated Sellers materially differently unless such Sellers have consented to such materially different treatment.
(b)    This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death, incompetency, incapacity, bankruptcy or liquidation of any Seller or by the occurrence of any other event, and will be binding on any successor thereto. Each Seller hereby consents to the taking of any and all actions, the execution of any and all documents and agreements, and the making of any decisions required or permitted to be taken or made by Sellers' Representative pursuant to this Section 8.16. Each Seller agrees that Sellers' Representative will have no obligation or liability to any Person for any action taken or omitted by Sellers' Representative in good faith, and each Seller will indemnify and hold harmless Sellers' Representative from, and will pay to Sellers' Representative the amount of, or reimburse Sellers' Representative for, any loss or expense that Sellers' Representative may suffer, sustain, or become subject to as a result of any such action or omission by Sellers' Representative under this Agreement or the other Transaction Documents, unless such loss or expense will have been finally adjudicated to have been caused by the willful misconduct or gross negligence of the Sellers’ Representative.
(c)    Any decision or action by the Sellers' Representative hereunder will constitute a decision or action of all of the Sellers and will be final, binding and conclusive upon each Seller, and no Seller will have the right to object to, dissent from, protest or otherwise contest any such decision or action. Any notices required to be made or delivered to the Sellers hereunder or under any other Transaction Document will be made or delivered to the Sellers' Representative for the benefit of the applicable Seller and the making or delivering of such notice to the Sellers' Representative will discharge in full the applicable notice requirement.
(d)    Buyer will be entitled to rely exclusively and absolutely upon the communications of Sellers' Representative relating to the foregoing as the communications of the Sellers, and upon any document or other paper delivered by Sellers' Representative as being authorized by Sellers, from the date hereof until all obligations and transactions contemplated by and under this Agreement and any other Transaction Document will have been consummated and/or discharged. Buyer will be entitled to rely on the authority of Sellers' Representative to act on behalf of all Sellers hereunder, and Buyer will not be liable or accountable in any manner to any Seller for any action taken or omitted to be taken by Buyer based on such reliance, or for any act or omission of the Sellers' Representative in such capacity.
(e)    Larry Gordon and any Person selected to replace Larry Gordon pursuant to this Agreement, may resign as Sellers' Representative at any time by delivering prior written notice to the Company and Buyer. Until all obligations under this Agreement and the other Transaction Documents will have been discharged, Sellers who, immediately prior to the Closing, are entitled in the aggregate to receive more than 50% of the Aggregate Closing Consideration, may, from time to time upon notice to Buyer and all the Sellers, appoint a new Sellers' Representative upon the death, incapacity, or resignation of Sellers' Representative. If, after the death, incapacity, or resignation of Sellers' Representative, a successor Sellers' Representative will not have been appointed by Sellers within fifteen (15) Business Days after the death, incapacity, or resignation of the prior Sellers' Representative, Buyer may appoint a Sellers' Representative from among the Sellers and their respective Affiliates to fill any vacancy so created or may petition a court in the applicable jurisdiction to appoint a Sellers' Representative from among the Sellers and their respective Affiliates. Upon any appointment of a successor Sellers' Representative by Sellers, Sellers will give Buyer prompt written notice (in any event no later than three (3) Business Days following such appointment) of the appointment of the successor Sellers' Representative and the name and contact information for such successor Sellers' Representative.
(f)    The Sellers’ Representative will receive no compensation for its services hereunder, but any out-of-pocket costs and expenses incurred, or to be incurred, by the Sellers’ Representative in connection with actions taken by the Sellers’ Representative pursuant to the terms of this Agreement and the Escrow Agreement (including the hiring of legal counsel, experts, accountants, consultants or others, and the incurring of legal fees, other fees and costs) will be paid from the Sellers’ Representative Fund. At such as the Sellers’ Representative determines that the remainder of the Sellers’ Representative Fund is no longer required for the Sellers’ Representative to perform its obligations under this Agreement and the Escrow Agreement the Sellers’ Representative will distribute such remaining funds to the Sellers in accordance with Exhibit B.

(h)    Notwithstanding the foregoing provisions of this Section 8.16, Sellers’ Representative will have no authority to act as the attorney, agent, or representative, or to execute any documents, on behalf of any Seller to the extent they relate to any claim by a Buyer Indemnitee for indemnification under Section 5.03.
(i)    The Sellers' Representative acknowledges that it has carefully read and understands this Agreement and hereby accepts the appointment and designation made hereunder.
8.17    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an "Electronic Delivery"), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms hereof or thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
8.18    Legal Representation. Buyer and the Company acknowledge and agree that the documents and papers in the client files of Perkins Coie LLP and any other law firm that may have represented the Company or any firms that may have represented the Sellers (all such firms, collectively, the "Firms") relating to this Agreement and the transactions contemplated by this Agreement will, upon the Closing, be owned by Sellers, and will be held by the Firms for the benefit of Sellers. Such documents and papers in the Firms’ client files will not be provided to Buyer or the Company or their Affiliates or their successors or assigns following the Closing. The documents and papers in the Firms’ client files subject to this Section 8.18 will include all notes, memoranda and correspondence between the Firms, Sellers, the Company and its officers, directors and other agents regarding this Agreement and the related transactions, and all attorney work-product in connection with this Agreement and related transactions, but will exclude any documents not related to this Agreement or the transactions contemplated by this Agreement, including, without limitation, corporate and stock records that customarily are kept in a minute book, which documents will belong to the Company. Each of the parties to this Agreement hereby agrees that Perkins Coie LLP may serve as counsel to Sellers, on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that following the Closing, Perkins Coie LLP may serve as counsel to any Seller or any director, manager, member, partner, owner, officer, employee or Affiliate thereof in connection with any claim, dispute or other matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement (including in connection with any matters contemplated by Section 1.02, Section 1.03 or Section 6.01 hereof), notwithstanding such representation (or any continued representation) of Seller, the Company or any of their Affiliates, and each of the parties hereto hereby waives any conflict of interest arising therefrom or in connection therewith.
8.19    Parent Guaranty. Parent hereby absolutely, irrevocably and unconditionally guaranties the due and punctual performance of all obligations of Buyer under this Agreement and the other Transaction Documents, including, without limitation, the payment of the Aggregate Closing Consideration to Sellers, the issuance of the Parent Common Stock to the Sellers, the payment of any Underpayment to Sellers, the payment of the Earnout to Sellers (if and to the extent earned), and the payment to Sellers of any and all damages, claims and losses incurred by the Sellers (except to the extent limited by the Agreement) arising out of or related to the failure of Buyer to perform any of its obligations under this Agreement or the other Transaction Documents. The obligations of Parent under this Section 8.19 will not be released, discharged or otherwise affected by any assignment of this Agreement or any other Transaction Document or any rights, interests, benefits or obligations thereunder by Buyer or Parent, whether by operation of law or otherwise and whether or not consented to by any of the Sellers. Parent expressly waives any and all rights, benefits or defenses under (a) any defense to its obligation to provide the foregoing guaranty, other than the defense that Buyer has in fact fully and promptly performed all of its obligations under this Agreement and the other Transaction Documents, and (b) any claim or circumstance that would legally or equitably discharge a guarantor or surety.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.
BUYER:

Heartland Express, Inc. of Iowa

By:    /s/ Michael Gerdin

Name:     Michael Gerdin

Title:    President

PARENT:

Heartland Express, Inc.

By:    /s/ Michael Gerdin

Name:     Michael Gerdin

Title:    Chairman & CEO

1

SELLERS:

Larry Gordon, individually

/s/Larry Gordon

Steven M. Gordon, individually

/s/Steven M. Gordon

Scott A. Gordon, individually

/s/Scott A. Gordon

SMG GST Trust

By:    /s/Steven M. Gordon

Name:     Steven M. Gordon

Title:    Trustee

SAG GST Trust

By:    /s/Scott A. Gordon

Name:     Scott A. Gordon

Title:    Trustee

2

COMPANY:

Gordon Trucking, Inc.

By:    /s/Steven M. Gordon

Name:    Steven M. Gordon

Title:    COO

3

RESTRICTED PERSONS:

Larry Gordon, individually

/s/Larry Gordon

Address:

Email:
Telephone:

Virginia Gordon, individually

/s/Virgina Gordon

Address:

Email:
Telephone:

Steven M. Gordon, individually

/s/Steven M. Gordon

Address:

Email:
Telephone:

Scott A. Gordon, individually

/s/Scott A. Gordon

Address:

Email:
Telephone:

4

SELLERS' REPRESENTATIVE:

Larry Gordon, individually

/s/Larry Gordon

5

I, Mariah Gordon, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Company Stock. I hereby release any and all interest or claims that I may have with respect to the Company Stock, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

/s/Mariah Gordon
Mariah Gordon, individually

I, Melissa Gordon, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Company Stock. I hereby release any and all interest or claims that I may have with respect to the Company Stock, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

/s/Melissa Gordon
Melissa Gordon, individually

I, Virginia Gordon, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Company Stock. I hereby release any and all interest or claims that I may have with respect to the Company Stock, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

/s/Virginia Gordon
Virginia Gordon, individually

Spousal Consent(s) to Stock Purchase Agreement

Exhibit A

November 11, 2013

VIA charlie.zade@computershare.com
Mr. Charlie Zade
Computershare
2 N. LaSalle St.
Chicago, IL 60602

Re:     Transfer Agent Instruction Letter

Dear Mr. Zade:

In accordance with that certain Stock Purchase Agreement (the "Agreement") dated as of November 11, 2013, by and among Heartland Express, Inc. of Iowa, an Iowa corporation ("Heartland of Iowa"), Gordon Trucking, Inc., a Washington corporation (the "Company"), the Persons listed on the signature pages thereto as the stockholders of the Company (the "Sellers"), Larry Gordon, in his capacity as Sellers' Representative (the "Sellers' Representative"), and Heartland Express, Inc., a Nevada corporation ("Heartland"), in its capacity as guarantor, Computershare is hereby authorized and directed to issue shares of Heartland's common stock from Heartland's treasury shares account and (A) accept a Deposit Withdrawal At Custodian ("DWAC") deposit as set forth in Paragraph 1 below and (B) deliver certificates representing Heartland's common stock as set forth in Paragraph 2 below:

1.	Accept a DWAC deposit for 1,670,146 shares of Heartland's common stock as follows:

Broker Name: Wells Fargo Bank, National Association
Broker DTC Participant Code: XXX
Agent Bank ID: XXXXX

2.	Deliver certificates representing shares of Heartland Common Stock in accordance with Schedule I hereto. All certificates delivered pursuant to this Paragraph 2 should affix the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO HOLDING PERIODS AND CERTAIN RESTRICTIONS ON SALE CONTAINED IN THAT CERTAIN STOCK PURCHASE AGREEMENT DATED NOVEMBER 11, 2013, AND MAY NOT BE SOLD IN VIOLATION OF SUCH RESTRICTIONS."

[Signature Page Below]

Very truly yours,

Heartland Express, Inc.
By:/s/Thomas E. Hill______________________________
Name:    Thomas E. Hill
Title:    Vice President, Controller, and Secretary

Spousal Consent(s) to Stock Purchase Agreement

Exhibit B

Payment Allocations

Name of Seller	Allocation of Parent Common Stock issuable under Section 1.01(a)(i)(A)(y)	Allocation of Cash payable under Section 1.01(a)(i)(B)(z)	Allocation of Sellers' Representative Fund	Allocation for Deposit of Cash Escrow Amount	Allocation for Deposit of Stock Escrow Amount	Allocation of Payments under Section 1.03 (Earnout)	Allocation of Payments under Section 1.02(f)(i), 1.02(g)(i), or 5.08(b)
Larry Gordon	41.89%	57.76%	50.00%	50.00%	27.27%	0.00%	50.00%
Steven M. Gordon	0.00%	2.27%	1.55%	1.55%	0.00%	3.10%	1.55%
Scott A. Gordon	0.00%	2.27%	1.55%	1.55%	0.00%	3.10%	1.55%
SMG GST Trust	50.99%	14.60%	23.45%	23.45%	36.37%	46.90%	23.45%
SAG GST Trust	7.13%	23.10%	23.45%	23.45%	36.37%	46.90%	23.45%

Allocation for Release of Cash Escrow Amount and Stock Escrow Amount:
At the Closing, the Cash Escrow Amount and Stock Escrow Amount are allocated among the Sellers (and, subject to any claims that may be made against the Cash Escrow Amount and Stock Escrow Amount, reserved for future distribution to the Sellers) in proportion to the "Allocation for Deposit of Cash Escrow Amount" and "Allocation for Deposit of Stock Escrow Amount," respectively, set forth in the table above. Notwithstanding the foregoing, any amounts released to Buyer (or any other person or entity other than the Sellers) from the Escrow Account, or to be held in the Escrow Account after the Release Date to provide a reserve for Outstanding Escrow Claims, shall be applied against the Cash Escrow Amount and the Stock Escrow Amount as follows: (1) first, to the extent permitted under the Stock Purchase Agreement and the Escrow Agreement, such amounts shall be applied against each Seller's portion of the Cash Escrow Amount in the proportions set forth in the following table under the heading "Cash Escrow"; (2) second, after the entire Cash Escrow

Amount has been released from the Escrow Account, such amounts shall be applied against each Seller's portion of the Stock Escrow Amount in the proportions set forth in the following table under the heading "Stock Escrow," until such time as all of the shares of Parent Common Stock allocated to Larry Gordon that are held in the Escrow Account have been released or reserved for Outstanding Escrow Claims, and (3) third, thereafter such amounts shall be applied against each Seller's remaining portion of the Stock Escrow Amount in the proportions set forth in the following table under the heading "Stock Escrow (Remainder)."

First          Second          Third

Name of Seller	Cash Escrow	Stock Escrow	Stock Escrow (Remainder)
Larry Gordon	50.00%	50.00%	0.00%
Steven M. Gordon	1.55%	0.00%	0.00%
Scott A. Gordon	1.55%	0.00%	0.00%
SMG GST Trust	23.45%	25.00%	50.00%
SAG GST Trust	23.45%	25.00%	50.00%

06223-0001/LEGAL27738293.10

Exhibit C
ESCROW AGREEMENT
THIS ESCROW AGREEMENT (the "Agreement") is made and entered into as of November 11, 2013, by and among Heartland Express, Inc. of Iowa, an Iowa corporation ("Buyer"), Larry Gordon, the designated representative (the "Sellers' Representative") of the stockholders (individually, a "Seller" and collectively, "Sellers." Sellers’ Representative together with the “Buyer”, the “Parties”, and individually, a “Party”) of Gordon Trucking, Inc., a Washington corporation (the "Company"), and Wells Fargo Bank, National Association, a national banking association duly organized and existing under the laws of the United States of America (the "Escrow Agent"). Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Stock Purchase Agreement, as hereinafter defined.
WHEREAS, Buyer, Company, the Sellers, the Sellers' Representative, and Heartland Express, Inc. (“Parent”), in its capacity as guarantor, have entered into a Stock Purchase Agreement dated of even date herewith (the "Stock Purchase Agreement"), to which the Escrow Agent is not a party.
WHEREAS, pursuant to the Stock Purchase Agreement, Buyer has agreed to deposit a portion of the purchase price that may become payable to the Sellers into an account (the "Escrow Account") with the Escrow Agent to be held, administered, invested, and distributed by the Escrow Agent on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
ESTABLISHMENT OF ESCROW
1.1    Buyer and Sellers' Representative hereby appoint and designate the Escrow Agent as escrow agent to receive the Escrow Amount and to hold, administer, and distribute the Escrow Amount in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to hold, administer, invest, and distribute the Escrow Amount in accordance with the terms of this Agreement.
1.2    Buyer hereby deposits with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, (a) cash in the amount of $6,000,000 (the " Escrow Funds,") by wire transfer of immediately available funds and (b) the number of shares of Parent Common Stock equal to $24,000,000, determined in accordance with Section 1.01(a)(i)(A) of the Stock Purchase Agreement in book entry form by electronic delivery through the Depository Trust Company (“DTC”) in the name of the Escrow Agent, for the benefit of the Buyer (the "Escrow Shares"). The Escrow Agent hereby accepts and agrees to hold: (A) the Escrow Funds, which shall include all dividends, interest or earnings thereon ("Earnings") in a separate and distinct account (the "Cash Escrow Account"), and (B) the Escrow Shares, which shall include all dividends, if any, paid thereon ("Dividends") in a separate and distinct account (the “Share Escrow Account"), each of (A) and (B) until released in accordance with Section 3.1 hereof. Buyer and Sellers’ Representative hereby agree to promptly execute and deliver any instruments of transfer with respect to the Escrow Shares required by the Escrow Agent to effect its obligations hereunder. The Cash Escrow Account and the Share Escrow Account may be referred to in this Agreement individually or collectively as the “Escrow Account”.
ARTICLE II
INVESTMENTS; DIVIDENDS AND VOTING
2.1    Investments.
(a)    The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Cash Escrow Account and any cash Dividends in the Share Escrow Account as set forth in Schedule A hereto, or as set forth in any subsequent joint written instruction signed by Buyer and the Sellers’ Representative.

(b)    The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any disbursements required under this Escrow Agreement. None of the parties hereto will have responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to and in accordance with this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.
2.2    Dividends and Voting.
(a)    The Escrow Agent will exercise all voting rights with respect to the Escrow Shares remaining at any time in the Escrow Account. The Escrow Agent will vote the Escrow Shares in accordance with the recommendations of Parent's Board of Directors.
(b)    Buyer, on behalf of itself and the other Buyer Indemnitees, will have the rights of a secured party in the Escrow Account to secure the Sellers' indemnification and other obligations under the Stock Purchase Agreement; provided, however, that such rights will not preclude or supersede any right of the Sellers' Representative, on behalf of the Sellers, to receive a distribution of Escrow Shares or Escrow Funds that is required to be made to the Sellers' Representative, on behalf of the Sellers, pursuant to the Stock Purchase Agreement and Section 3.1 of this Agreement. The Escrow Shares and Escrow Funds will be held in trust and, except as specifically provided for in the immediately preceding sentence, will not be subject to Lien of any Person or any creditor of any party hereto and will be used solely for the purposes and subject to the conditions set forth herein.
2.3    Ownership for Tax Purposes.
(a)    Buyer and Sellers' Representative agree and acknowledge that, for U.S. federal income Tax purposes: (i) while the Cash Escrow Amount and Escrow Shares are held by the Escrow Agent, Buyer will be treated as the owner of the Cash Escrow Amount and the Escrow Shares, and all Earnings with respect to the Cash Escrow Account will be treated as earned by the Buyer and all Dividends with respect to the Share Escrow Account will be disregarded; and (ii) upon the release of any amount from the Cash Escrow Account and Share Escrow Account to the Sellers' Representative (for distribution to the Sellers in accordance with Schedule B hereto), a portion of the amount so released will be treated as a payment of interest to the Sellers (and Buyer will be entitled to a corresponding interest deduction), in accordance with the Code and the Treasury Regulations promulgated thereunder.
(b)    For U.S. federal income Tax purposes, Buyer and Sellers' Representative intend that the Cash Escrow Account and Share Escrow Account will be eligible for the "installment method" under Section 453 of the Code. Buyer and Sellers' Representative agree not to take any position for U.S. federal income Tax purposes that is inconsistent with this Section 2.3(b), except as otherwise required by (i) a final and non-appealable decision or other order by any court of competent jurisdiction, (ii) a final closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or (iii) any change in applicable law after the Closing Date.
ARTICLE III
DISBURSEMENTS FROM THE ESCROW ACCOUNT
3.1    Release of Escrow Account.
(a)    Release Upon Written Instruction or Court Order. Subject to the provisions of Sections 3.1(b) and (c) below, upon receipt of either (A) joint written instructions from Buyer and Sellers' Representative as to the disposition of the Escrow Account or (B) an order of a court having jurisdiction over the matter that is final and not subject to further court proceedings or appeal, and as to which notice of appeal has not been timely filed or served, the Escrow Agent will distribute the Escrow Account in accordance with such instructions or order. The Escrow Agent will be entitled to receive and may conclusively rely upon an opinion of counsel to the presenting party to the effect that a

6

court order delivered to it pursuant to clause (B) of the prior sentence is final and not subject to further court proceedings or appeal and from a court having jurisdiction over the matter.
(b)    Release of Cash Escrow Account for Final Aggregate Closing Consideration. Within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined pursuant to Section 1.02 of the Stock Purchase Agreement (the "Cash Escrow Release Date"), Buyer and Sellers' Representative will deliver joint written instructions to the Escrow Agent to disburse the Cash Escrow Account in accordance with Section 1.02 of the Stock Purchase Agreement.
(c)    Release for Indemnification Claims.
(i)    On the Business Day following the date eighteen (18) months after the date of this Agreement (the "Release Date"), the Escrow Agent will, pursuant to the form of Transfer Agent Instruction Letter attached hereto as Exhibit B and to be executed by Parent, deliver to the Sellers' Representative (for distribution to the Sellers in accordance with Schedule B hereto) certificates containing the legend required pursuant to Section 2.07 of the Stock Purchase Agreement and representing the number of all Escrow Shares then remaining in the Share Escrow Account, less the number of Escrow Shares having a Fair Market Value equal to 100% of the aggregate amount specified in all Claim Notices (as defined below) which are then pending in respect of the Outstanding Escrow Claims. The number of Escrow Shares having a Fair Market Value equal to 100% of the aggregate amount specified in all Outstanding Escrow Claims will be retained by the Escrow Agent in the Share Escrow Account until final resolution of such claims. As soon as any Outstanding Escrow Claim that is unresolved as of the Release Date is resolved in accordance with the Stock Purchase Agreement and the appropriate number of Escrow Shares from the Escrow Account are transferred by the Escrow Agent to the Buyer Indemnitees in respect of such resolved Outstanding Escrow Claim, then the Escrow Agent will, pursuant to the form of Transfer Agent Instruction Letter attached hereto as Exhibit B and to be executed by Parent, deliver to the Sellers' Representative (for distribution to or for the benefit of the Sellers in accordance with Schedule B hereto) certificates containing the legend required pursuant to Section 2.07 of the Stock Purchase Agreement and representing the number of Escrow Shares then remaining in the Escrow Account, less the number of Escrow Shares having a Fair Market Value equal to 100% of the aggregate amount specified in all pending and unresolved Outstanding Escrow Claims, if any.
(ii)    From time to time prior to the Release Date, Buyer may deliver to the Escrow Agent and the Sellers' Representative a written notice (a "Claim Notice") requesting distribution, by electronic transfer through DTC, to one or more Buyer Indemnitees of the number of the Escrow Shares in book entry form having a Fair Market Value equal to a specified amount in full or partial payment of the indemnification obligations of Sellers under the Stock Purchase Agreement or the Buyer Indemnitees' right to recover from the Escrow Account pursuant to Section 5.04 of the Stock Purchase Agreement; provided, however, that if at any time prior to the Cash Escrow Release Date, no Escrow Shares remain in the Share Escrow Account, Buyer may instead deliver to the Escrow Agent and the Sellers' Representative a Claim Notice requesting distribution of a specified amount of cash from the Cash Escrow Account in full or partial payment of the indemnification obligations of Sellers under the Stock Purchase Agreement or the Buyer Indemnitees' right to recover from the Escrow Account pursuant to Section 5.04 of the Stock Purchase Agreement. Each such Claim Notice will describe the indemnification or escrow recovery sought in reasonable detail to the extent known, and will indicate the amount (estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered.
(iii)    If the Escrow Agent (x) is in actual receipt of a written notice from Sellers' Representative agreeing to such Claim Notice within 30 days following the date of the Escrow Agent's actual receipt of such Claim Notice, or (y) is not in actual receipt of a written objection from Sellers' Representative to such Claim Notice, specifying in reasonable detail the reasons for the objection and the amount, if any, of such Claim Notice that is not in dispute (an "Objection Notice"), then on the earlier of (1) the first Business Day following the Escrow Agent's receipt of a written notice from Sellers' Representative agreeing to such Claim Notice or (2) the 31st day following the Escrow Agent's actual receipt of the Claim Notice (or if the 31st day is not a Business Day, then on the first Business Day after the 31st day), the Escrow Agent will, by electronic transfer through DTC, deliver to the Buyer Indemnitees identified in such Claim Notice, the number of the Escrow Shares in book entry form from the Share Escrow Account having a Fair

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Market Value equal to the amount specified in the Claim Notice or the amount of cash from the Cash Escrow Account specified in the Claim Notice. For avoidance of doubt, in no event will the Escrow Agent make any distribution from the Cash Escrow Account pursuant to this Section 3.1(c)(iii) without joint written instructions from the Sellers' Representative and the Buyer or a court order in accordance with Section 3.1(a), if Escrow Shares remain in the Share Escrow Account. The Sellers' Representative will deliver a copy of any Objection Notice to Buyer simultaneously with delivery of such Objection Notice to the Escrow Agent.
(iv)    If the Escrow Agent is in actual receipt of an Objection Notice from Sellers' Representative to a claim within 30 days following the date of the Escrow Agent's actual receipt of such Claim Notice, the Escrow Agent will (1) on the first Business Day following the Escrow Agent's receipt of the Objection Notice, by electronic delivery through DTC, transfer to the Buyer Indemnitees identified in the applicable Claim Notice the number, if any, of Escrow Shares in book entry form having a Fair Market Value equal to the amount specified in such Claim Notice that is not in dispute (or if no Escrow Shares remain in the Share Escrow Account, the amount in cash from the Cash Escrow Account specified in such Claim Notice that is not in dispute), and (2) withhold from the amounts otherwise distributable under this Agreement the number of the Escrow Shares having a Fair Market Value equal to 100% of the disputed amount of such Claim Notice (or if no Escrow Shares remain in the Share Escrow Account, the disputed amount in cash from the Cash Escrow Account of such claim notice) until the Escrow Agent will have received either (A) joint written instructions from Sellers' Representative and Buyer as to the disposition of the portion of the Escrow Shares (or if no Escrow Shares remain, cash from the Cash Escrow Account) in question, or (B) an order of a court having jurisdiction over the matter that is final and not subject to further court proceedings or appeal, and as to which notice of appeal has not been timely filed or served, together with an opinion of counsel to the presenting party to the effect that such order is final and not subject to further court proceedings or appeal and from a court having jurisdiction over the matter. Promptly upon receipt (and in any event no later than three (3) Business Days following receipt), of any such joint written instructions or court order and legal opinion, the Escrow Agent will, by electronic transfer to the Buyer Indemnitees through DTC, transfer such Escrow Shares in book entry form, or the amount of cash from the Cash Escrow Account, in accordance therewith.
(v)    For the avoidance of doubt, any Escrow Shares distributed to Sellers' Representative hereunder will be delivered, pursuant to the form of Transfer Agent Instruction Letter attached hereto as Exhibit B and to be executed by Parent, in the form of certificates containing the legend required pursuant to Section 2.07 of the Stock Purchase Agreement.
(d)    Liquidation of Investments. If necessary to satisfy any distributions under this Agreement, the Escrow Agent may sell or liquidate, in its sole discretion, any one or more investments prior to maturity, and the Escrow Agent will not be liable to Sellers, Sellers’ Representative, or Buyer for any loss or penalties resulting from or relating to such sale or liquidation, except in the case of Escrow Agent’s own gross negligence or willful misconduct; however, Sellers, Sellers’ Representative, or Buyer, as applicable, may extend any payment period in which such party is to receive payment in this Section 3.1 in order to avoid any loss of income or principal from a premature liquidation of an escrow investment and in no event will Escrow Shares be sold or liquidated.
ARTICLE IV
COMPENSATION; EXPENSES
4.1    As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent will receive a fee in the amount specified in Schedule C to this Agreement and will be reimbursed upon request for all reasonable out-of-pocket expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. Such fees and expenses will be paid or reimbursed to the Escrow Agent as follows: one-half by Buyer and one-half by Sellers' Representative on behalf of the Sellers. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Funds; provided, that this right of set off shall not eliminate the obligation of Buyer and Sellers’

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Representative (on behalf of the Sellers) to each pay one-half of the fees and expenses owed to the Escrow Agent, and therefore (i) Buyer shall have an obligation to reimburse and pay to Seller’s Representative (on behalf of the Sellers) any Escrow Funds that would have been paid to Sellers’ Representative on behalf of Sellers but for a set off of such Escrow Funds for fees and expenses of Escrow Agent that were owed by Buyer but not paid by Buyer directly, and (ii) Sellers’ Representative shall have an obligation to reimburse and pay to Buyer any Escrow Funds that would have been paid to Buyer but for a set off of such Escrow Funds for fees and expenses of Escrow Agent that were owed by Sellers’ Representative but not paid by Sellers’ Representative directly.
ARTICLE V
EXCULPATION AND INDEMNIFICATION
5.1    The obligations and duties of the Escrow Agent will be limited to those specifically set forth in this Agreement. In the event that any of the terms and provisions of any other agreement between any of the parties hereto, including the Stock Purchase Agreement, conflict or are inconsistent with any of the terms and provisions of this Agreement, solely with respect to the Escrow Agent and not with respect to the Buyer or Sellers' Representative, the terms and provisions of this Agreement will govern and control in all respects. The Escrow Agent will not be subject to, nor be under any obligation to ascertain or construe the terms and conditions of any other instrument, whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement, nor will the Escrow Agent be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same except as otherwise provided herein.
5.2    The Escrow Agent will not be personally liable for any act that it may do or omit to do hereunder in good faith. Any act done or omitted to be done by the Escrow Agent in good faith in accordance with the advice of its attorneys will be deemed conclusively to have been performed or omitted in good faith by the Escrow Agent, except in the case of the Escrow Agent’s own gross negligence.
5.3    In no event will the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent will not be obligated to take any legal action or commence any proceeding in connection with the Escrow Shares, any account in which Escrow Shares are deposited, this Agreement or the Stock Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and will incur no liability and will be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel, except in the case of the Escrow Agent’s own gross negligence or willful misconduct which has been finally adjudicated. Fees for legal counsel will be paid, upon demand, one half by Buyer and one-half by Sellers' Representative on behalf of the Sellers. The Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrow Account, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Account is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property will be stayed or enjoined by any court order, or in case any order, judgment or decree will be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it will not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
5.4    In the event that (i) Escrow Agent is notified of any dispute, disagreement or legal action between Buyer, Sellers' Representative, Sellers or any third party relating to or arising in connection with the escrow, the Escrow Account, or the performance of the Escrow Agent's duties under this Agreement, (ii) Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of all or any portion of the Escrow Shares or Escrow Agent's proper actions with respect to its obligations hereunder, or (iii) the Buyer and the Sellers’ Representative

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have not within 60 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7.1 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:
(a)    suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement and hold all documents and funds and may wait for settlement of any such controversy by (x) an order of court having jurisdiction over the matter that is final and not subject to further court proceedings or appeal, and as to which notice of appeal has not been timely filed or served, or (y) joint written instructions received from Buyer and Sellers' Representative; or
(b)    petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys' fees incurred by the Escrow Agent due to the interpleader action and which Buyer and the Sellers' Representative agree to pay one-half each. In such event, the Escrow Agent will not be liable for interest or damage, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Account or any delay in or with respect to any other action required or requested of Escrow Agent. Upon initiating such action, the Escrow Agent will be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
5.5    Buyer and the Sellers' Representative hereby agree, jointly and severally, to indemnify and hold the Escrow Agent, and its directors, officers, employees, and agents, harmless from and against all costs, damages, judgments, attorneys' fees for outside counsel, expenses, obligations and liabilities of every kind and nature which the Escrow Agent, and its directors, officers, employees, and agents, may incur, sustain, or be required to pay in connection with or arising out of this Agreement (collectively, "Damages"), unless the aforementioned results from the Escrow Agent's gross negligence or willful misconduct which have been finally adjudicated, and to pay the Escrow Agent on demand the amount of all such Damages. As between the Parties, any Damages will be paid or reimbursed one-half by Buyer and one-half by Sellers' Representative. The costs and expenses of enforcing this right of indemnification also will be paid one-half by Buyer and one-half by Sellers' Representative. The foregoing indemnities in this paragraph will survive the resignation or substitution of the Escrow Agent or the termination of this Agreement.
5.6    Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE VI
TERMINATION OF AGREEMENT
6.1    Except as otherwise provided herein, this Agreement will automatically terminate if and when all amounts in the Escrow Account (including all the securities in which any of the funds deposited into the Escrow Account will have been invested) will have been distributed by the Escrow Agent in accordance with the terms of this Agreement; provided, however, that Section 4.1, Section 5.4, Section 5.5, this Section 6.1, Articles VIII – XIX and Section 20.2 will survive the termination hereof.

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ARTICLE VII
RESIGNATION OR TERMINATION OF ESCROW AGENT
7.1    The Escrow Agent may resign at any time upon giving at least sixty (60) days prior written notice to Buyer and Sellers' Representative. In addition, by mutual agreement, Buyer and Sellers' Representative will have the right at any time upon not less than ten (10) days prior written notice to the Escrow Agent to terminate their appointment of the Escrow Agent as escrow agent. No such resignation or termination will become effective until the appointment of a successor escrow agent, which will be accomplished in the following manner. Buyer and Sellers' Representative will use their commercially reasonable efforts to jointly select a successor escrow agent within sixty (60) days after receiving the Escrow Agent's notice of resignation or within ten (10) days of giving a termination notice to the Escrow Agent, as applicable. If Buyer and Sellers' Representative are unable to mutually agree upon and fail to appoint a successor escrow agent within the applicable time frame, the Escrow Agent will have the right to appoint a successor escrow agent or take the actions described in Section 5.4 hereof. The successor escrow agent will execute and deliver an instrument accepting such appointment and acknowledging and agreeing to the terms of this Agreement and it will, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon delivery of such instrument, the Escrow Agent will be discharged from any further duties and liability under this Agreement except for liabilities arising in connection with its gross negligence, bad faith or willful misconduct. The Escrow Agent will be paid any outstanding fees and expenses prior to transferring assets to a successor escrow agent. After any retiring Escrow Agent's resignation, the provisions of this Agreement will inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.
ARTICLE VIII
NOTICES
8.1    All notices required by this Agreement will be in writing and will be deemed to have been received (a) immediately if sent by email (read receipt requested), or by hand delivery (with signed return receipt), or (b) the next Business Day if sent by nationally recognized overnight courier, in any case to the respective addresses as follows:

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To Buyer:	Heartland Express, Inc.	With a copy to:	Scudder Law Firm, P.C., L.L.O.
	901 North Kansas Avenue		411 S. 13th Street, Suite 200
	North Liberty, IA 52317		Lincoln, NE 68508
	Attn: John P. Cosaert		Attn: Mark A. Scudder
	Email: jcosaert@heartlandexpress.com		Email: mscudder@scudderlaw.com

To Sellers'
Representative:	Larry Gordon	With a copy to:	Perkins Coie LLP
	c/o Gordon Trucking, Inc.		1201 Third Ave., Suite 4900
	151 Stewart Road SW		Seattle, WA 98101-3099
	Pacific, WA 98047		Attn: Troy Hickman
	Email: lgordon@valleyftl.com		Email: thickman@perkinscoie.com

To the Escrow
Agent:	Wells Fargo
625 Marquette Avenue, 11th Floor
Minneapolis, MN 55479
Attn: Brent Jordahl
Facsimile: 612-667-2160
Email:
brent.m.jordahl@wellsfargo.com
Any party by written notice to the other parties pursuant to this Section may change the address or the Persons to whom notices or copies thereof will be directed.

ARTICLE IX
GOVERNING LAW
9.1    All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Washington, without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Washington.

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ARTICLE X
STATEMENTS OF ACTIVITY; TAX REPORTING INFORMATION

10.1    The Escrow Agent shall send statements to Buyer and the Sellers' Representative on a monthly basis reflecting activity in the Escrow Account for the preceding month. Although each of Buyer and Sellers' Representative recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, Buyer and Sellers' Representative hereby agree that confirmation of investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered.
10.2    Each of Buyer, and each Seller has completed and duly executed and delivered to the Escrow Agent a Form W-9 and agrees to complete, sign and return any other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within 30 days after the Escrow Agent's request. The sole tax reporting obligations of the Escrow Agent shall be (a) to file Form 1099 INT and Form 1099-B, as applicable, with the Internal Revenue Service with respect to reportable amounts earned or paid in accordance with Section 2.3 and to provide copies thereof to Buyer and Sellers, as applicable.
ARTICLE XI
AUTOMATIC SUCCESSION; ASSIGNMENT
11.1    Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow Agent may transfer a substantial amount of its Escrow business, will be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties.
11.2    Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any assignment in violation of the foregoing will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
ARTICLE XII
AMENDMENT AND MODIFICATION
12.1    Buyer, Sellers' Representative and the Escrow Agent may amend, modify, and/or supplement this Agreement only by an instrument in writing duly executed by each of the parties hereto.
ARTICLE XIII
COUNTERPARTS
13.1    This Agreement and any joint written instructions from Buyer and Sellers’ Representative may be executed in two or more counterparts, which when so executed will constitute one and the same agreement or instructions. The exchange of copies of this Agreement or any joint written instructions and of signature pages by facsimile transmission will constitute effective execution and delivery of this Agreement or any joint written instructions as to the parties and may be used in lieu of the original Agreement or joint written instructions for all purposes. Signatures of the parties transmitted by facsimile will be deemed to be their original signatures for all purposes.
ARTICLE XIV
INTERPRETATION
14.1    The headings used in this Agreement are for convenience only and will not constitute a part of this Agreement.

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14.2    As used in this Agreement, "Business Day" means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday.
ARTICLE XV
SEVERABILITY
15.1    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such a determination, Buyer, the Sellers' Representative and the Escrow Agent will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
ARTICLE XVI
CONSENT TO JURISDICTION; VENUE; SERVICE OF PROCESS
16.1    THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT SHALL PROPERLY, BUT NOT EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) IN WASHINGTON. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
ARTICLE XVII
WAIVER OF JURY TRIAL
17.1    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
ARTICLE XVIII
WAIVERS
18.01    Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced. For the avoidance of doubt, with respect to a waiver by any one or more Sellers, such waiver may be signed by the Sellers' Representative. No waiver of any provision hereunder or any breach or default hereunder will extend to or affect in any way any other provision or prior or subsequent breach or default.

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ARTICLE XIX
ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES
19.1    This Agreement (which term will be deemed to include the exhibits and schedules hereto) and the Stock Purchase Agreement (which term will be deemed to include the exhibits and schedules thereto and the other Transaction Documents) (a) constitute the entire agreement of the parties to such agreements and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Stock Purchase Agreement and (b) is not intended to confer upon any person other than the parties hereto and the Buyer Indemnitees any rights or remedies hereunder.
ARTICLE XX
MISCELLANEOUS
20.1    To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Buyer and Sellers’ Representative acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and Buyer and Sellers’ Representative agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.
20.2    Security Procedure For Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit A-1 or Exhibit A-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement. Once delivered to the Escrow Agent, Exhibit A-1 or Exhibit A-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit A-1 or A-2 or a rescission of an existing Exhibit A-1 or A-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement.
The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

20.3    The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Buyer or Sellers’ Representative and become pecuniarily interested in any transaction in which the Buyer or Sellers’ Representative may be interested, and contract and lend money to the Buyer or Sellers’ Representative and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein will preclude the Escrow Agent from acting in any other capacity for the Buyer or Sellers’ Representative or for any other entity.

[The next page is the signature page]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.
BUYER:

Heartland Express, Inc. of Iowa

By:     /s/Michael Gerdin
Name:    Michael Gerdin
Title:     President

SELLERS' REPRESENTATIVE:

Larry Gordon, individually

/s/Larry Gordon

ESCROW AGENT:

Wells Fargo Bank, National Association, solely as Escrow Agent hereunder and not in its individual capacity

By:     /s/Brent Jordahl
Name: Brent Jordahl
Title:     Trust Officer

Exhibit D
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this "Agreement") is made effective as of the 11th day of November, 2013, by and among Heartland Express, Inc. of Iowa, an Iowa corporation (“Buyer”) and Larry Gordon (“Gordon”), founder of Gordon Trucking, Inc. (“GTI”). Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Stock Purchase Agreement (as defined below).
RECITALS:
WHEREAS, pursuant to the Stock Purchase Agreement (the “Stock Purchase Agreement”) dated of even date herewith, Gordon and the other shareholders of GTI have agreed to sell all of the outstanding stock of GTI to Buyer.
WHEREAS, through decades of industry leadership, Gordon has independently developed a favorable reputation, a very visible presence in the area of trucking and ground shipment logistics, and substantial personal contacts and relationships with customers, suppliers, drivers, and other industry contacts, all of which have generated a significant amount of loyalty and personal goodwill in the State of Washington and throughout the United States and certain Canadian provinces, which has led to continuing business relationships and an expanding customer base for GTI.

WHEREAS, Gordon has always treated the Gordon Intangibles (as defined below) as his own personal assets and not as that of GTI, i.e., the maintenance of the Gordon Intangibles depends on the continued presence of Gordon and is not a marketable asset distinct from Gordon, as an individual.

WHEREAS, contemporaneously with the purchase of all of the outstanding stock of GTI, Buyer desires to purchase from Gordon and Gordon desires to sell to Buyer, and upon the terms and subject to the conditions set forth in this Agreement, the Gordon Intangibles;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Article 1.Definitions.
1.1     “Gordon Intangible Assets” shall mean the favorable reputation, personal goodwill, continuing business relationships, and customer loyalty in the area of trucking and ground shipment logistics in the State of Washington and throughout the United States and certain Canadian provinces that has been generated by Gordon individually and not on behalf of GTI (collectively, the “Gordon Intangible Assets”). The Gordon Intangible Assets, however, shall not include the reputation, personal goodwill, and customer loyalty in the vehicle sales and leasing business associated with Valley Freightliner or other intangibles of Gordon not specified in this Agreement.
1.2    "Purchase Price" shall have the meaning assigned in Section 2.2.

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Article 2.    Purchase and Sale.
2.1    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, as of the Closing Date (as defined below), Buyer, in reliance on the representations, warranties, and covenants of Gordon contained herein, will purchase from Gordon, and Gordon will convey, transfer, set over, assign and deliver to Buyer, free and clear of all Liens, all right, title, and interest in and to the Gordon Intangible Assets.
2.2    Purchase Price. The purchase price to be paid by Buyer at the Closing in consideration of the purchase and sale of the Gordon Intangible Assets (the "Purchase Price") shall be $15,000,000, payable in cash on the Closing Date.
Article 3.    The Closing. The closing of the purchase and sale of the Gordon Intangible Assets (the "Closing") will take place at the same time and location as the closing of the Stock Purchase Agreement, or at such other time, place and manner, as the parties hereto may mutually agree upon (the date on which the Closing occurs, the "Closing Date").
Article 4.    Representations and Warranties of Gordon. As a material inducement to Buyer to enter into and perform this Agreement, Gordon represents and warrants:
4.1    Gordon's Authority. Gordon has full right, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Gordon and constitutes the valid and legally binding obligation of Gordon, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, reorganization and other laws affecting the enforcement of creditors' rights generally from time to time in effect and to judicial discretion in accordance with general equitable principles.
4.2    No Violation. Neither the execution, delivery or performance of this Agreement by Gordon, nor the consummation by Gordon of the transactions contemplated hereby will (a) violate or conflict with any laws applicable to Gordon or by which any of the Gordon Intangible Assets may be bound or (b) result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or give rise to any right of termination, modification, cancellation or acceleration or result in the imposition of any Lien or the creation of any security interest, charge or encumbrance upon any of the Gordon Intangible Assets under any contract to which Gordon is a party, or by which any of the Gordon Intangible Assets may be bound.
4.3    Ownership of Gordon Intangibles. All of the Gordon Intangibles are owned, and immediately prior to the Closing will be owned, by Gordon, free and clear of all Liens and defects of title of any nature whatsoever.
4.4    No Restrictions. Gordon is not currently and has never been a party to any contract, employment agreement, noncompetition agreement or any similar contract or agreement, oral or written, with GTI or relating to the Gordon Intangible Assets or any portion thereof or interest therein.
4.5    Litigation. No litigation, including any arbitration, investigation, or other proceeding of or before any court, arbitrator, or governmental or regulatory official, body, or authority is pending or, to Gordon’s knowledge, threatened against Gordon or which relates to the Gordon Intangible Assets or the transactions contemplated by this Agreement, nor does Gordon know of any reasonably likely basis for any such litigation, arbitration, investigation, or proceeding, the result of which could materially and adversely affect Gordon, the Gordon Intangible Assets, or the transactions contemplated by this Agreement.
Article 5.    Indemnification.
5.1    Indemnification by Gordon. Subject to all of the limitations and provisions of this Article 5 Gordon agrees to indemnify, defend, save and hold Buyer and its Affiliates harmless from and against and compensate them for any and all Losses received, incurred or sustained by, or threatened against, Buyer or any Affiliate (including, after the Closing, GTI) which shall arise out of or result from any breach by Gordon of any representation, warranty, covenant, or agreement

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under this Agreement. The determination of Losses will be consistent with the principles and limitations set forth in Section 5.06(b) and (c) of the Stock Purchase Agreement.
5.2    Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing for four years.
5.3    Indemnification Mechanics.
(a)    Each claim for indemnification pursuant to this Article 5 shall be made in writing and shall set forth specifically the facts claims to give rise to indemnification and the representations, warranties, covenants, or agreements claimed to be false or to have not been fulfilled, and the damages claimed as a result thereof.

(b)    Any claim for indemnification under this Agreement must be asserted in writing by Buyer prior to the end of the survival period for such claim set forth in Section 5.2.

(c)    The amount that Buyer and its affiliates may recover with respect to any and all Losses under the terms of this Agreement will not exceed, in the aggregate, the Purchase Price for the Intangible Assets.
5.4    Third-Party Claims. Should any claim be made or suit or proceeding be instituted by a third party against Buyer which, if valid or prosecuted successfully, would be a matter for which Buyer is entitled to be defended, saved and held harmless or indemnified under this Agreement (a "Third-Party Claim"), the party against whom the claim is brought must, as a condition to enforceability of Gordon’s indemnity obligations hereunder, give Gordon prompt written notice of the action or claim, provided that the failure to give such notification on a timely basis will not affect Gordon's indemnification obligation hereunder except to the extent Gordon has been actually and materially prejudiced as a result of such failure. Gordon will be entitled to participate in the defense of a Third Party Claim and, if Gordon so chooses, to assume the defense thereof with reputable counsel selected by Gordon, provided that (i) Gordon notifies the party against whom the claim is brought within 30 days after Gordon receives notice of the Third Party Claim that Gordon is assuming the defense of such Third Party Claim (unless the party against whom such claim is brought certifies, in good faith, that the failure to assume such defense within 15 days would materially prejudice such party, in which case, such party will have the right to assume the defense subsequent to the expiration of such 15 day period if Gordon fails to so assume the defense) and (ii) Gordon conducts the defense of the Third Party Claim in an active and diligent manner. Notwithstanding the foregoing, Gordon will not be entitled to assume the defense (unless otherwise agreed to in writing by the party against whom such claim is brought) if (x) the Third Party Claim relates to any criminal proceeding, action, indictment, allegation or investigation or (y) the Third Party Claim primarily seeks an injunction or equitable relief. Gordon will not have the right to enter into any settlement, compromise, admission or acknowledgment of the validity of any Third Party Claim or concerning any other an indemnifiable matter except with the consent of the Buyer, which consent will not be unreasonably withheld, conditioned, or delayed. If Gordon elects to defend any Third Party Claim, the party against whom such claim was made will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Gordon, it being understood, however, that Gordon will control such defense (including any settlement with respect thereof, subject to the foregoing sentence). Buyer will permit Gordon reasonable access to the books and records of GTI and the Buyer and shall otherwise cooperate with the Gordon in connection with any matter or claim for indemnification. If Gordon does not elect to assume the defense of any Third Party Claim or otherwise contest such claim, Buyer shall have the right to prosecute, defend, compromise, settle or pay such claim and receive indemnification therefor. If neither Gordon nor Buyer elect to contest the claim, then Gordon shall pay the amount of any indemnifiable claim within 30 days after receipt of the notice of claim.

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Article 6.    Post-Closing Covenants.
6.1    Further Assurances. From time to time after the Closing at the request of Buyer and without further consideration, Gordon shall execute and deliver any further instruments and take such other action as Buyer may reasonably require to consummate the purchase and sale of the Gordon Intangible Assets and to fully vest title in the Gordon Intangible Assets in Buyer.
6.2    Delivery of Gordon Intangibles. Pursuant to Section 6.04 of the Stock Purchase Agreement, Gordon has agreed to certain non-competition, non-solicitation and non-disclosure provisions to induce Buyer to enter into this Agreement and consummate the purchase and sale of the Gordon Intangible Assets hereunder. Further, from time to time after the Closing at the request of Buyer and without further consideration, Gordon will assist Buyer and its Affiliates in assuring the effective transfer and use of the Gordon Intangibles by (a) facilitating introductions and the transfer of relationships involving present and potential customers, suppliers, and employees, (b) assisting with historical context and contract negotiation strategies and protocols regarding customers, suppliers, and employees, (c) endorsing Buyer and its Affiliates in public (which may include attendance at trade association events and investor conferences and endorsement of Buyer and its Affiliates in advertisements), and (d) participating in Buyer and GTI events (which may include picnics and other employee or driver appreciation events). Gordon's delivery of the Gordon Intangibles shall be at mutually agreed times and places, on reasonable advance notice and subject to Gordon's other commitments. Gordon's involvement in activities described in clauses (c) and (d) of this Section 6.2 shall not exceed two days per month without Gordon's consent, nor be requested more than 12 months after the effective date of this Agreement.
6.3    Tax Information. Buyer and Gordon shall prepare and file substantially identical IRS Forms 8594 disclosing the purchase and sale of the Gordon Intangible Assets and the allocation of the Purchase Price among such assets, and shall provide such information as is required by such form, or otherwise required by law. Not later than fifteen (15) days prior to the filing of their respective Forms 8594 relating to this transaction, each of Buyer and Gordon shall deliver to the other party a copy of its Form 8594.
Article 7.    General.
7.1    Expenses. Buyer and Gordon will each pay its own fees, costs and expenses incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. In the event of a dispute between any of the parties hereto in connection with this Agreement or the transactions contemplated hereby, each of the parties agrees that the prevailing party will be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any such action or proceeding.
7.2    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been delivered (a) when personally delivered, (b) when transmitted via email to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery, or (d) the fifth (5th) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer:
Heartland Express, Inc. of Iowa
901 North Kansas Avenue
North Liberty, IA 52317
Attention: John P. Cosaert

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Email: jcosaert@heartlandexpress.com

with a copy to (which will not constitute delivery of notice):
Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Attention: Mark A. Scudder
Email: mscudder@scudderlaw.com

Notices to Gordon:
Larry Gordon
c/o Gordon Trucking, Inc.
151 Stewart Road SW
Pacific, WA 98047
Email: lgordon@valleyftl.com

with a copy to (which will not constitute delivery of notice):
Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, WA 98101
Attention: Troy Hickman
Email: thickman@perkinscoie.com
7.3    Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but with it being understood that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto; provided, however, that Buyer may assign any or all of its rights pursuant to this Agreement to one or more of its Affiliates, provided, that Buyer will nonetheless remain liable for all of its obligations hereunder and thereunder.
7.4    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such a determination, Buyer and Gordon will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties

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as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
7.5    Construction and Disclosure. Buyer and Gordon each acknowledge and agree that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.
7.6    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no such caption or description had been used in this Agreement.
7.7    Amendment and Waiver. This Agreement may be amended only in a writing executed and delivered by each of Buyer and Gordon. Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced. No waiver of any provision hereunder or any breach or default hereunder will extend to or affect in any way any other provision or prior or subsequent breach or default.
7.8    Complete Agreement. This Agreement, together with the Stock Purchase Agreement and the other agreements therein contemplated, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.
7.9    Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
7.10    Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Washington, without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Washington.
7.11    JURISDICTION; VENUE; SERVICE OF PROCESS. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT WILL PROPERLY, BUT NOT EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) IN THE STATE OF WASHINGTON. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
7.12    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT

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ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
7.13    Payments Under Agreement. Each party agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, including, without limitation, as set forth in Section 2.2 hereof, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.
BUYER:
HEARTLAND EXPRESS, INC. OF IOWA

By:    /s/Michael Gerdin
Name:    Michael Gerdin
Title:    President

SELLERS' REPRESENTATIVE
/s/Larry Gordon
LARRY GORDON

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I, Virginia Gordon, hereby consent to the transactions contemplated by this Agreement, which include, but are not limited to, the purchase and sale of the Gordon Intangibles. I hereby release any and all interest or claims that I may have with respect to the Gordon Intangibles, effective upon payment of the Purchase Price by Buyer in accordance with the Agreement, including any claims released on my behalf.

/s/Virginia Gordon
VIRGINIA GORDON

LEGAL28306451.1

Exhibit E
Earnout Targets

I.	Driver Earnout Target

a.	For the 2014 Earnout Period, $3,000,000 of the Earnout Payment (the "Driver Earnout Payment") will be based on the Average Number of Drivers during the 2014 Earnout Period, as follows:

i.	If the Average Number of Drivers during the 2014 Earnout Period was 1,750 or less, no Driver Earnout Payment will be payable;

ii.	If the Average Number of Drivers during the 2014 Earnout Period was 1,900 or more, the entire Driver Earnout Payment will be payable; and

iii.
If the Average Number of Drivers during the 2014 Earnout Period was between 1,750 and 1,900, the Driver Earnout Payment will be partially payable at the rate of $20,000 for each Driver in excess of 1,750 (but in no event will the maximum Driver Earnout Payment exceed $3,000,000).

b.	The following rules of interpretation will apply in respect of the Driver Earnout Target:

i.	"Average Number of Drivers" means the simple average of the number of Drivers assigned to the Business Unit determined on the last Friday of each month during the applicable Earnout Period.

ii.	"Business Unit" means the operations of the Company conducted from locations included within the Company prior to the Closing.

iii.
"Driver" means an employee or independent contractor holding a commercial driver's license and primarily employed (or contracted) in driving a tractor for the Business Unit (or who was originally hired (or contracted) to drive for the Business Unit and who subsequently transferred without interruption of service to drive for another operation with Parent's business) and who (A) received a payroll (or settlement) check or deposit on the last Friday of the applicable month for miles driven that week, or (B) was on approved leave of less than two weeks and who was compensated for at least 6,000 miles (if paid on a mileage basis) or 80 hours of driving (if paid on an hourly basis) during the four weeks preceding the approved leave. For avoidance of doubt, a Driver will include linehaul, regional, local, and slipseat operations.

iv.
In recruiting persons who may be included in the definition of a "Driver," (A) the Company's hiring standards in place as of July 31, 2013 may not be modified, and (B) the percentage of student Drivers in relation to the total number of Drivers may not exceed approximate current percentage, not to exceed 15%, in each case without prior written approval from Parent's Chief Executive Officer. Any person who otherwise would qualify as a Driver will not be counted toward the Driver Earnout Target to the extent the restrictions in this clause iv are violated.

II.	Non-Driver Personnel Earnout Target
For the 2014 Earnout Period, $1,500,000 of the Earnout Payment (the "2014 Non-Driver Personnel Earnout Payment") will be based on the Average Number of Non-Driver Personnel, as follows:

LEGAL28306451.1

a.

i.
If the Average Number of Non-Driver Personnel during the 2014 Earnout Period was 525 or more (plus or minus one Average Number of Non-Driver Personnel for each fifth Average Number of Drivers above or below 2,000), no 2014 Non-Driver Personnel Earnout Payment will be payable;

ii.
If the Average Number of Non-Driver Personnel during the 2014 Earnout Period was 500 or less (plus or minus one Average Number of Non-Driver Personnel for each fifth Average Number of Drivers above or below 2,000), the entire 2014 Non-Driver Personnel Earnout Payment will be payable; and

iii.
If the Average Number of Non-Driver Personnel during the 2014 Earnout Period was between 525 and 500, the 2014 Non-Driver Personnel Earnout Payment will be partially payable at the rate of $60,000 multiplied by the difference equal to (A) 525 (plus or minus one Average Number of Non-Driver Personnel for each fifth Average Number of Drivers above or below 2,000), minus (B) the actual Average Number of Non-Driver Personnel during the 2014 Earnout Period (but in no event will the 2014 Non-Driver Personnel Earnout Payment exceed $1,500,000).

b.	For the 2015 Earnout Period, $3,000,000 of the Earnout Payment (the "2015 Non-Driver Personnel Earnout Payment") will be based on the Average Number of Non-Driver Personnel, as follows:

i.
If the Average Number of Non-Driver Personnel during the 2015 Earnout Period was 475 or more (plus or minus one Average Number of Non-Driver Personnel for each fifth Average Number of Drivers above or below 2,000), no 2015 Non-Driver Personnel Earnout Payment will be payable;

ii.
If the Average Number of Non-Driver Personnel during the 2015 Earnout Period was 425 or less (plus or minus one Average Number of Non-Driver Personnel for each fifth Average Number of Drivers above or below 2,000), the entire 2015 Non-Driver Personnel Earnout Payment will be payable; and

iii.
If the Average Number of Non-Driver Personnel during the 2015 Earnout Period was between 425 and 475, the 2015 Non-Driver Personnel Earnout Payment will be partially payable at the rate of $60,000 multiplied by the difference equal to (A) 475 (plus or minus one Average Number of Non-Driver Personnel for each fifth Average Number of Drivers above or below 2,000), minus (B) the actual Average Number of Non-Driver Personnel during the 2015 Earnout Period (but in no event will the 2015 Non-Driver Personnel Earnout Payment exceed $3,000,000).

c.	The following rules of interpretation will apply in respect of the Non-Driver Personnel Earnout Target:

i.	"Average Number of Drivers" has the meaning set forth under "Driver Earnout Target."

ii.
"Average Number of Non-Driver Personnel" means the sum of (A) the simple average of the number of Non-Driver Personnel assigned to the Business Unit determined by the payroll records on the last Friday of each month during the applicable Earnout Period, plus (B) an allocation of Non-Driver Personnel assigned to Parent's other locations where centralized or other shared service activities are conducted. For purposes of the allocation: (X) the allocation will apply only if and to the extent that activities conducted by the Company pre-Closing are combined with consolidated activities of Parent post-Closing, (Y) the number of personnel allocated may not exceed the number of personnel formerly conducting such

LEGAL28306451.1

activities for the Company, and (Z) any allocation will be in proportion to the number of personnel performing such function for the Parent's consolidated enterprise multiplied by a fraction, the numerator of which is the gross revenue of the Business Unit for the applicable Earnout Period, and the denominator of which is the Parent's consolidated gross revenue.

iii.
"Non-Driver Personnel" means all full time and part time employees, plus all independent contractors performing regular and ongoing functions associated with the business (but excluding short-term consultants) who are not Drivers.

III.	Consolidated Adjusted EBIT Target

a.	For the 2014 Earnout Period, $1,500,000 of the Earnout Payment (the "2014 EBIT Earnout Payment") will be based upon Consolidated Adjusted EBIT, as follows:

iv.	If Consolidated Adjusted EBIT is equal to Base Adjusted EBIT plus $5,000,000 or less, no 2014 EBIT Earnout Payment will be payable;

v.	If Consolidated Adjusted EBIT is equal to Base Adjusted EBIT plus $10,000,000 or more, the entire 2014 EBIT Earnout Payment will be payable; and

vi.
If Consolidated Adjusted EBIT is between the amounts set forth in clauses (i) and (ii), the 2014 EBIT Earnout Payment will be payable at the rate of thirty (30) cents for each dollar by which the difference equal to (A) Consolidated Adjusted EBIT, minus (B) Base Adjusted EBIT exceeds $5,000,000 (but in no event will the maximum 2014 EBIT Earnout Payment exceed $1,500,000).

b.	For the 2015 Earnout Period, $3,000,000 of the Earnout Payment (the "2015 EBIT Earnout Payment") will be based upon Consolidated Adjusted EBIT, as follows:

iv.	If Consolidated Adjusted EBIT is equal to Base Adjusted EBIT plus $10,000,000 or less, no 2015 EBIT Earnout Payment will be payable;

v.	If Consolidated Adjusted EBIT is equal to Base Adjusted EBIT plus $20,000,000 or more, the entire 2015 EBIT Earnout Payment will be payable; and

vi.
If Consolidated Adjusted EBIT during the 2015 Earnout Period was between the amounts set forth in clauses (i) and (ii), the 2015 EBIT Earnout Payment will be payable at the rate of thirty (30) cents for each dollar by which the difference equal to (A) Consolidated Adjusted EBIT, minus (B) Base Adjusted EBIT exceeds $10,000,000 (but in no event will the maximum 2015 EBIT Earnout Payment exceed $3,000,000).

c.	For the 2016 Earnout Period and the 2017 Earnout Period, $8,000,000 of the Earnout Payment (the "2016/2017 EBIT Earnout Payment") will be based upon Consolidated Adjusted EBIT, as follows:

i.	If Consolidated Adjusted EBIT is equal to Base Adjusted EBIT plus $20,000,000 or less in either the 2016 Earnout Period or the 2017 Earnout Period, no 2016/2017 EBIT Earnout Payment will be payable;

ii.
If Consolidated Adjusted EBIT is equal to Base Adjusted EBIT plus $30,000,000 or more in either the 2016 Earnout Period or the 2017 Earnout Period, the entire 2016/2017 EBIT Earnout Payment will be payable in the applicable Earnout Period in which the target was achieved; and

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iii.
If Consolidated Adjusted EBIT in either the 2016 Earnout Period or the 2017 Earnout Period was between the amounts set forth in clauses (i) and (ii), the 2016/2017 EBIT Earnout Payment will be payable at the rate of eighty (80) cents for each dollar by which the difference equal to (A) Consolidated Adjusted EBIT, minus (B) Base Adjusted EBIT exceeds $20,000,000 (but in no event will the maximum aggregate 2016/2017 EBIT Earnout Payment exceed $8,000,000).

d.	The following rules of interpretation will apply in respect of the Non-Driver Personnel Earnout Target:

i.	"Base Adjusted EBIT" means $95,600,608.

ii.
"Consolidated Adjusted EBIT" means, for each Earnout Period, Parent's consolidated operating income as set forth in its audited financial statements, adjusted to take into consideration the following: (A) to eliminate any income or expense associated with any change in the Parent's consolidated depreciation method that is effective for periods ending after the six months ended June 30, 2013 may occur after the date hereof; (B) to exclude any gain or loss on the sale of capital assets; and (C) to exclude the transition costs (including severance, retention, and integration costs) identified by the parties in the transition plan dated as of the date hereof.

IV.	Additional Rules of Interpretation.

a.
Acquisitions or Dispositions of Business Units. In the event of any acquisition or disposition of a business unit during any Earnout Period, the Earnout Targets for each relevant measure (i.e., Average Number of Drivers, Average Number of Non-Driver Personnel, and Consolidated Adjusted EBIT) will be adjusted to exclude the effect of the acquisition or disposition, as follows: (i) the relevant measures related to any disposed unit will be included in determining whether the applicable Earnout Targets were achieved during the applicable Earnout Period on a pro forma basis, as if the disposition had not occurred, using the relevant measures of the disposed business unit for the twelve full months most recently preceding the disposition instead of any partial period (or absence of) the relevant measures for each relevant Earnout Period, and (ii) the relevant measures of any acquired business unit will be disregarded in determining whether the applicable Earnout Targets were achieved during each Earnout Period.

b.
In the event the Parent adopts any fundamental change affecting all or substantially all of its consolidated operations (excluding any change relating to general economic and employment conditions, legal and regulatory requirements, international hostilities or acts of international or domestic terrorism, changes in GAAP, announcement of this transaction, or acquisitions or dispositions of Business Units described in Section IV.a. above), and Parent's board of directors (or any committee thereof) adjusts any previously-established incentive compensation targets for a fiscal year of Parent constituting an Earnout Period, then the parties will discuss in good faith whether to adjust any of the Earnout Targets hereunder for such period. Following such discussion, a committee of two independent, non-employee directors of the Parent's board of directors (one selected jointly by Steve and Scott Gordon and the other selected by Parent’s CEO) will determine whether any adjustment is warranted, and such determination will be final and binding upon the parties.

LEGAL28306451.1

Exhibit F

AMENDED AND RESTATED LEASE AGREEMENT

This Amended and Restated Lease Agreement (this “Lease”) is made and entered into as of ____________, 2013 between ________________________________, a ____________________________ (“Landlord”), and GORDON TRUCKING, INC., a Washington corporation (“Tenant”).
Tenant currently leases from Landlord, and Landlord leases to Tenant, certain real property located in ___________________________________, as set forth in detail below, upon which Tenant operates trucking terminal and parking facilities, for Tenant’s account, pursuant to that certain Lease Agreement dated ________________[ADD ANY AMENDMENTS OR OTHER LEASES TO CONSOLIDATE] (the “Original Lease”).
Landlord and Tenant now desire to amend and restate the Original Lease in its entirety to reflect modifications of certain terms thereof, pursuant to the terms and conditions hereof.
NOW THEREFORE, in consideration of the rents and covenants and under the terms and conditions hereinafter set forth, Landlord and Tenant hereby agree that the Original Lease is amended and restated in its entirety as follows:
1.    PREMISES
Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain property located in _________________________, having a commonly known street address of __________________________, the legal description or tax parcel identification information of which is set forth on EXHIBIT A attached hereto (the “Premises”). A site plan outlining the Premises is shown on EXHIBIT B attached hereto.
2.    TERM; RENEWAL OPTIONS
2.1 Term
The term of this Lease (the “Term”) shall be for the period commencing on the date hereof (the “Commencement Date”) and terminating at midnight on the day preceding the fifth (5th) anniversary of the Commencement Date (the “Expiration Date”).
2.2 Renewal Options
If Tenant is not then in default hereunder, Tenant shall have the option to renew this Lease for two (2) [PACIFIC WA LEASES: FOUR (4)] successive five (5) year renewal terms (each, a "Renewal Term, " and collectively, the “Renewal Terms”), which shall begin at the Expiration Date of the initial Term or the end of the then-current Renewal Term, as applicable. To exercise a renewal option, Tenant must give Landlord written notice thereof not less than nine (9) nor more than twelve (12) months prior to the end of the initial Term or end of the then-current Renewal Term, as applicable (“Renewal Notice”). If Tenant timely exercises a renewal option, this Lease shall continue in effect as written, and annual rent shall continue to be adjusted by the Consumer Price Index formula pursuant to Section 3(b) below. As used herein, “Term” includes the Term and a Renewal Term, if then exercised.
2.3 Right to Discuss Early Termination
If Tenant requests in writing to terminate this Lease before the expiration of the then-current Term or Renewal Term, Tenant acknowledges that Landlord shall have no obligation to allow Tenant to so terminate this Lease, but Landlord will consider in good faith, given then-current market conditions, whether it will be able to use commercially reasonable efforts to attempt to relet the Premises for such term or terms (which may be for a term extending beyond the Term) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole, reasonable discretion may deem advisable. If Landlord agrees to use reasonable efforts to attempt to relet the Premises, Landlord shall not be required to take any steps beyond (a) listing the property for rent with a broker of

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Landlord’s selection, and (b) reasonably communicating with Tenant as to the progress of such listing efforts and potentially suitable replacement tenants. Upon any reletting consummated by Landlord, all rentals received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting; third, to the payment of rent due and unpaid hereunder; and the balance, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder until the end of the then-current Term or Renewal Term. If such rentals received from such reletting during any month shall be less than that to be paid during such month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly.
3.    RENT
a)    Subject to the adjustments required by Section 3(b) below, commencing on the Commencement Date and through the Term, Tenant shall pay to Landlord, as rent, the annual sum of ________________ Dollars ($______________), to be payable in equal monthly installments of ___________________________ Dollars ($____________).
b)    Beginning on the first (1st) anniversary of the Commencement Date and on the second (2nd) and third (3rd) anniversaries thereafter during the Term, the annual rent for the Premises shall be increased byone percent (1%). Beginning on the fourth (4th) anniversary of the Commencement Date and on each anniversary thereafter during the Term, and on each anniversary of the Commencement Date during any Renewal Term (the “Adjustment Date”), the annual rent for the Premises shall be increased by a percentage equal to the percentage increase, if any, in the United States Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (CPI-U; 1982-1984=100), All Items (the “Index”) published most recently prior to the Adjustment Date over the Index in effect most recently prior to the Commencement Date, but in no event less than one percent (1%). Notwithstanding any subsequent decrease in the Index, the rent shall not be less than that paid after any preceding adjustment. If the Index is discontinued, unavailable, or otherwise substantially revised, a comparable index will be used.
c)    All rent is due in advance on the 1st of each calendar month, except as otherwise provided herein. If the Term commences or ends on a day other than the first day of a calendar month, then the rent payable hereunder by Tenant for such month shall be prorated in the proportion that the number of days this Lease or such period is in effect during such month bears to the actual number of days in such month. Tenant shall pay such prorated amount on the first day of the Term or of such period as the case may be.
d)    All rent and any other sums to be paid by Tenant to Landlord pursuant to this Lease shall be in lawful money of the United States of America and shall be paid without deduction or offset, prior to notice or demand, at Landlord’s address designated in Section 33.
e)    In the event that any rent or portion thereof or any other payment due from Tenant to Landlord hereunder is not paid within ten (10) days of the due date, Landlord may collect, and Tenant agrees to pay with such payment, a “late charge” of five cents ($0.05) for each dollar so overdue as liquidated damages for the additional expense of handling such delinquent payments. Any rent, additional rent or other sums payable by Tenant to Landlord which shall not be paid within ten (10) days of the due date thereof shall bear interest at a rate equal to the Wells Fargo prime rate plus five percent (5%) per annum, calculated from the date of delinquency to the date of payment.
4.    LANDLORD’S REPRESENTATIONS; ACCEPTANCE OF PREMISES
Landlord represents and warrants that, to the actual knowledge of Landlord: (a) the Premises are currently zoned for the use intended by Tenant, which Tenant has advised Landlord is the same use as the Premises were utilized by the tenant under the Original Lease, and (b) Landlord has not received notice from any governmental authority with jurisdiction over the Premises that use and occupancy of the Premises has not complied in material respects with all applicable laws, ordinances, requirements of governmental authorities. Landlord shall promptly pay, perform, and discharge all obligations to any party holding a mortgage, deed of trust, trust deed, or similar security instrument with respect to the Premises.

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If Tenant requests, Landlord and Tenant will, within 30 days from the date hereof, conduct a joint walk-through of the Premises to examine and document the condition of the Premises.
5.    OWNERSHIP OF IMPROVEMENTS
All buildings, structures, improvements, alterations and additions, whether deemed to be leasehold improvements or non-leasehold improvements under the Original Lease or this Lease (collectively, the “Improvements”), shall be and remain the property of Landlord; provided, however, that the Improvements identified on EXHIBIT C attached hereto, which may be updated from time to time (which are buildings, improvements and leasehold improvements built at Tenant’s expense under the Original Lease or this Lease and capitalized as such on Tenant’s balance sheet, hereinafter referred to as “Tenant Improvements”) shall be and remain the property of Tenant until the expiration or earlier termination of this Lease. At the expiration or earlier termination of this Lease, all such Tenant Improvements and any other improvements, additions and alterations to the Premises shall become the property of Landlord, provided that if Tenant exercises the Purchase Option (as hereinafter defined) provided in Section 32 hereof or right of first refusal provided in Section 31 hereof, all Improvements will be the property of Tenant.
6.    UTILITIES
Tenant shall arrange and pay for heat, light, electricity, telecommunications, water and sewer/septic and for all other public utilities which shall be used in or charged against the Premises during the full Term. Landlord shall not be liable for the failure of any such services for any reason whatsoever.
7.    TAXES AND ASSESSMENTS
a)    As further consideration for this Lease, Tenant covenants and agrees to bear, pay and discharge at least fifteen (15) days before delinquency thereof, as additional rent, all taxes and assessments, general and special, which may be taxed, charged, levied, assessed or imposed upon or against or be payable for or in respect of the Premises or any part thereof or the Improvements or any other improvements at any time thereon, including any time thereon, including any new taxes and assessments not of the kind enumerated above to the extent that the same are made, levied or assessed in lieu of any taxes or assessments now customarily levied against real estate or personalty. Taxes and assessments for the year in which the Term commences, if not theretofore paid by Landlord or Tenant under the Original Lease, will be prorated between Landlord and Tenant for such year based upon the Commencement Date. Taxes and assessments for the year in which this Lease expires or terminates shall be prorated between Landlord and Tenant as of such date of expiration or termination. In the event the amount of such taxes and assessments for such year of termination cannot be ascertained as of said date of termination, proration shall be made on the basis of the taxes and assessments for the preceding year.
b)    Tenant shall have the right, in its or Landlord’s name, to contest the validity of any tax or assessment which Tenant is required to bear, pay and discharge hereunder, by appropriate legal proceeding, provided that Tenant, before instituting any such contest, gives Landlord written notice of its intention to do so, and if requested in writing by Landlord, deposits with Landlord a surety bond in the sum of at least one hundred ten percent (110%) of the amount of the tax or other imposition so contested, conditioned upon payment, if so adjusted, of the contested tax or assessment, together with all interest and penalties accruing thereon and costs of suit. Tenant shall diligently prosecute any such contest, at all times effectually stay or prevent any official or judicial sale therefore, under execution or otherwise, and pay any final judgment enforcing the tax or assessment so contested and thereafter promptly procure record satisfaction thereof.
8.    GOVERNMENTAL FEES
All fees payable to any municipal, county, state, federal or other governmental entity or agency during the Term with respect to the Premises, the Tenant Improvements or any other improvements shall be paid by Tenant.
9.    USE
Tenant shall use the Premises for the purpose of operating a trucking terminal and/or parking facilities and ancillary activities thereto and for no other purposes without the prior consent of Landlord. Tenant agrees that it has determined

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the Premises can be used for the purposes for which they are leased. Tenant shall not use or permit the Premises or any part thereof to be used in violation of any federal, state, county or municipal law, rule, regulation or ordinance, shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance.
10.    CARE OF PREMISES
Tenant shall take good care of the Premises and the Improvements, and shall at the expiration or earlier termination of this Lease surrender and deliver the Premises, the Improvements and the Tenant Improvements in the condition as of the Commencement Date (which may be documented in accordance with Section 4, if Tenant requests) and as hereafter improved, reasonable use, wear and tear, and damage by fire or other insured casualty excepted. Landlord shall not be called upon to make any improvement or repair of any kind upon the Premises; provided, however, that, except with respect to Tenant Improvements owned by Tenant (as to which Landlord shall have no repair or replacement obligations whatsoever), Landlord and Tenant shall cooperate in good faith to determine whether any major repairs or replacements are required to structural elements of the Premises consisting of the roof covering, roof, structure, major heating, ventilation and air conditioning systems, foundation and load-bearing walls (collectively, the "Structural Elements"), and if the parties determine that such major repairs or replacements are required, then Landlord will make such repairs at Landlord's sole cost and expense. Any repairs or replacements to the Structural Elements will be constructed, maintained and repaired by Landlord so they are fully functional, free of defects, in a condition that does not impair Tenant's use and enjoyment of the Premises, and in compliance with all laws, ordinances and rules and regulations of any federal, state, county, municipal or other public authority and/or Board of Fire Underwriters. The Premises, other than Landlord’s obligation to comply with the Landlord Environmental Responsibilities (defined in Section 16(b)) with respect to the land and Landlord’s obligation with respect to the Structural Elements that are not owned by Tenant, shall at all times be kept and used in accordance with all applicable laws, statutes, ordinances and governmental rules, regulations and requirements, and in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector, or other proper officer of governing entity, at the sole cost and expense of Tenant. Tenant shall permit no waste, damage or injury to the Premises or the Improvements, reasonable use, wear and tear, and damage by fire or other insured casualty excepted.
11.    ALTERATIONS
a)    Prior to beginning construction of any improvements on the Premises, or any alteration or addition to any existing Improvements on the Premises, the cost of which exceeds $50,000, Tenant shall submit plans and specifications for such construction to Landlord for approval, which approval shall not be unreasonably withheld or delayed. Landlord does not and will not make any covenant or warranty, express or implied, that any plans and specifications submitted by Tenant are accurate, complete or in any way suited for the intended purpose. Tenant shall indemnify, protect, and hold Landlord harmless from any claims, liabilities, damages, losses, or expenses arising by virtue of or relating to construction work engaged in, by or for Tenant on the Premises. Tenant shall timely and regularly pay any and all amounts properly payable to third parties with respect to such work and will maintain its books and records with respect to all aspects of such work and material therefor, and will make them available for inspection by Landlord upon request.
b)    All such work so done by Tenant shall be done in accordance with all laws, ordinances and rules and regulations of any federal, state, county, municipal or other public authority and/or Board of Fire Underwriters. In the event any liens of mechanics, materialmen, laborers, architects, artisans, contractors, subcontractors or any other lien of any kind whatsoever shall be created against or imposed upon the Premises or the Improvements, such claims or liens of any kind whatsoever shall be asserted or filed by any persons, firms or corporations performing labor or furnishing material in connection with such work, Tenant shall pay off or cause the same to be discharged of record (by bonding or otherwise) within thirty (30) days of notification thereof.
c)    Tenant acknowledges and agrees that a material condition to the granting of approval by Landlord under Section 11(a) to any alterations and/or improvements required under this Lease or desired by Tenant is that the contractors who perform such work shall carry a comprehensive liability policy naming Landlord as an additional insured thereon covering both bodily injury, on a per person and aggregate basis, and property damages in such amount, as Landlord in its commercially reasonable discretion may determine necessary or desirable and consistent with reasonable practices in the area in which the Premises are located, at Tenant’s expense; provided, however, that Landlord

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shall have the right to require Tenant to increase such amounts from time to time as Landlord in its commercially reasonable judgment may determine necessary and consistent with reasonable practices for similar properties in the area in which the Premises are located. Landlord may require proof of such insurance coverage from each contractor at the time of submission of Tenant’s request for Landlord’s consent to commence work.
12.    ACCIDENTS
Landlord and Landlord’s agents shall not be liable for any damage, either to person or property, sustained by Tenant or others, caused by any defects now in the Premises or hereafter occurring therein, or due to the Improvements or any other structure Tenant shall construct, or any part or appurtenance thereof, becoming out of repair, or caused by fire or by the bursting or leaking of water, gas, sewer or steam pipe or from any act or neglect of occupants of the Improvements, or any other persons, including Landlord, or its agents or employees, or due to the happening of any accident from whatsoever cause in and about the Improvements, except Landlord will be liable for and indemnify Tenant and its officers, contractors, licensees, agents, servants, employees, guests, invitees or visitors in or about the Premises, to the extent caused by the negligence or willful or intentional misconduct of Landlord, or its officers, contractors, licensees, agents, servants, employees, guests, invitees or visitors (the "Landlord Accident Responsibilities"). Tenant agrees to defend, indemnify and hold Landlord and Landlord’s agents harmless from any and all claims for damages suffered or alleged to be suffered in or about the Premises by any person, firm or corporation when arising after the Commencement Date; provided that the foregoing provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from any of the Landlord Accident Responsibilities.
13.    INSURANCE
13.1    Fire and Extended Coverage Insurance on Tenant’s Personal Property and Fixtures
At all times during the Term, Tenant shall keep in force at its sole cost and expense fire insurance and extended coverage, issued by reputable insurance companies doing business in the State where the Premises are located (unless Tenant elects to self-insure as provided in Section 13.3), equal to the full replacement cost of the Improvements and Tenant’s fixtures, furnishings, equipment, and contents upon the Premises and all Tenant Improvements. Landlord shall be named as an additional insured on all such policies.
13.2    Liability Insurance
Tenant shall, during the Term, keep in full force and effect a policy of public liability and property damage insurance with respect to the Premises and the business operated by Tenant on the Premises, on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, and such insurance shall be for such limits that are not less than a combined single limit of Ten Million Dollars ($10,000,000.00), which coverage may be provided by a combination of basic and umbrella policies. The policy shall name Tenant as insured and Landlord as an additional insured and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord thirty (30) days’ written notice. A copy of the policy or a certificate of insurance shall be delivered to Landlord. All public liability, property damage, and other liability policies shall be written as primary policies, not contributing with and not in excess of coverage which Landlord may carry. All such policies shall contain a provision that Landlord, although named as an additional insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it or its servants, agents or employees by reason of the negligence of Tenant. Tenant shall use commercially reasonable efforts to cause its insurer to specifically insure the performance by Tenant of the indemnity agreement as to liability for injury to or death of persons or injury or damage to property contained in Section 15 below.
13.3    Self-Insurance
Tenant shall have the right and option to self insure against the risks described in this Section 13, provided that Tenant shall be responsible for the payment of at least the same coverage and benefits to Landlord as the insurance described in this Section 13 in the event of any occurrence that would otherwise give rise to a claim under such insurance policies. If Tenant elects to self insure, Tenant shall notify Landlord of such election, of the risks that Tenant elects to self insure against and provide Landlord with evidence that Tenant has a minimum consolidated net worth (expressed as shareholder equity in the consolidated financial statements of the Guarantor identified in Section 43 below and its subsidiaries) of at least $200,000,000. In the event the consolidated net worth of Guarantor's consolidated group is below $200,000,000,

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as reflected on its most recent consolidated balance sheet (which shall be provided to Landlord within fifteen (15) days after request from time to time), Landlord will have the right to require Tenant to purchase, and Tenant shall within fifteen (15) days after demand so purchase, the insurance required by this Section 13. Tenant’s right to self insure is personal to Gordon Trucking, Inc. and any other consolidated subsidiary of Guarantor to which Tenant assigns this Lease in accordance with Section 17.6, and shall not apply to any other assignee or subtenant hereunder, unless otherwise approved in advance by Landlord in writing, which approval may be withheld in Landlord's sole discretion.
14.    WAIVER OF SUBROGATION
Whether the loss or damage is due to the negligence of either Landlord or Tenant, their agents or employees, or any other cause, Landlord and Tenant do each herewith and hereby release and relieve the other and any other tenant, its agents or employees, from responsibility for, and waive their entire claim of recovery for any loss resulting from business interruption at the Premises or loss of income from the Improvements or any loss or damage to the real or personal property of either located anywhere on the Premises or in the Improvements, including the Improvements themselves, arising out of or incidental to the occurrence of any of the perils which are covered by any all-risk direct physical damage insurance policy now or from time to time carried by the parties hereto or any of the perils which would be covered by the standard form of all-risk direct physical damage insurance policy in common use for comparable properties in the area in which the Premises are located. Each party shall cause its insurance carriers, if any, to consent to such waiver and to waive all rights of subrogation against the other party. Notwithstanding the foregoing, no such release by Landlord or Tenant shall be effective unless such waivers are obtainable by each party.
15.    INDEMNIFICATION
(a)    a)    Tenant shall defend and indemnify Landlord and save it harmless from and against any and all liability, damages, costs or expenses, including attorneys’ fees, arising from any act, omission or negligence of Tenant or its officers, contractors, licensees, agents, servants, employees, guests, invitees or visitors in or about the Premises, or arising from any breach or default under this Lease by Tenant, or arising from any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Premises; provided that the foregoing provision shall not be construed to require Tenant to defend or indemnify Landlord or save any of them harmless from and against any Landlord Responsibilities.

b)
Landlord will defend and indemnify Tenant and its officers, contractors, licensees, agents, servants, employees, guests, invitees or visitors in or about the Premises, and save each of them harmless from and against any and all liability, damages, costs or expenses, including attorneys' fees, arising from any of the Landlord Responsibilities. For purposes of this Lease, Landlord Responsibilities means, collectively, the Landlord Accident Responsibilities, the Landlord Environmental Responsibilities, and the Landlord Breach Responsibilities. For purposes of this Lease, Landlord Breach Responsibilities means any liability arising from a breach of this Lease by Landlord.

16.    ENVIRONMENTAL CONSTITUENTS
(a)    a)    [FOR SITES WITH GTI PHASE I’s: Landlord has provided Tenant with a Phase I environmental site assessment of the Premises, identified on EXHIBIT F attached hereto. ]Tenant may contract for a Phase I environmental site assessment of the Premises within 30 days following the Commencement Date (the "Phase I Study"), with the cost of the Phase I Study to be borne by Tenant.
(b)    b)    Landlord represents and warrants that, to Landlord’s knowledge, (i) Landlord has, with respect to the Premises, complied in all material respects with Environmental Laws (as defined herein); and (ii) no Environmental Constituent (as defined herein) is present on the Premises other than as may be permitted by Environmental Laws. [For the Pacific site: Notwithstanding the foregoing, petroleum has been detected in groundwater on the Premises; Landlord will continue the groundwater sampling as required by the Washington Department of Ecology as part of the Voluntary Cleanup Program; For the Clackamas site: Consistent with the foregoing, a remedial action was conducted on the Premises to remove petroleum-impacted soil; the Oregon Department of Environmental Quality (“DEQ”) has determined that the remedial action achieved residual risk levels below DEQ’s Risk Based Concentrations; For the Indianapolis site: _________________; For the Green Bay site: _________________.] The

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term “Environmental Laws” means all federal, state and local laws concerning pollution, protection of the environment, health and safety, or the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste. The term "Environmental Constituent" means any environmentally hazardous or toxic material, substance, waste, chemical, pollutant, or contaminant, , including but not limited to, petroleum, petroleum products, and substances identified or designated as hazardous pursuant to federal and state Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. All claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, costs, and expenses (including costs of clean-up and reasonable attorneys’ fees) arising out of the following shall be considered "Landlord Environmental Responsibilities": (i) the presence, release, or threatened release of any Environmental Constituent on, to, or from the Premises (including soils, groundwater, surface water, buildings, or other structures) prior to the Commencement Date, [for Pacific Site: including the presence of petroleum in groundwater and associated monitoring obligations][for Clackamas Site: including the presence of petroleum-impacted soil For the Indianapolis site: _________________; For the Green Bay site: _________________.], and (ii) any misrepresentation, inaccuracy or breach of this Section 16(b).
(c)    c)    Tenant (and Tenant’s employees, agents, invitees and contractors) shall not generate, release, store or deposit on the Premises or any other part of the Improvements any Environmental Constituents in violation of any Environmental Laws. Notwithstanding the foregoing, Landlord acknowledges that Tenant is engaged in a trucking business at the Premises, and that Tenant will use and store on the Premises those Environmental Constituents customarily used in the operation of a trucking business (including, but not limited to, gasoline, oil, grease and cleaning solvents). Tenant agrees, at its sole cost and expense, that it will comply with all Environmental Laws, and prudent industry practice, relating to the presence, treatment, storage, transportation, disposal, release or management of Environmental Constituents in, on, under or about the Premises that Tenant brings upon, keeps or uses on the Premises. Tenant shall indemnify and hold harmless Landlord from and against any and all causes of action, claims, suits, judgments, taxes, losses, damages, deficiencies, obligations, costs and expenses of any nature whatsoever arising out of or in any way related to the generation, release, storage or deposit of Environmental Constituents on the Premises after the Commencement Date by Tenant or its agents or other person or entity, other than Landlord, that gains access to the Premises or any other part of the Improvements by Tenant or its agents. Landlord hereby releases Tenant and its affiliates from all claims that Landlord may have against Tenant relating to Environmental Constituents and Environmental Laws arising out of any breach by Tenant of the Original Lease.
(d)    d)    Promptly upon written notice from Landlord or from any governmental entity, Tenant shall remove from the Premises (including without limitation the soil or water table thereof) all Environmental Constituents generated, released, stored or deposited after the Commencement Date by Tenant or its employees, agents, invitees, and contractors and, in such event, shall restore the Premises to a clean, safe, good and serviceable condition; provided that in the event of a clean-up ordered by or to be conducted under the authority of a governmental entity, Landlord’s approval of such clean-up actions shall first be obtained, which approval shall not be unreasonably withheld so long as the proposed clean-up plan is consistent with applicable Environmental Laws, and further provided that if Landlord does not provide prompt written approval of such actions or another alternative acceptable to Tenant and such governmental entity, Tenant will be released from its removal and restoration obligations hereunder. Any clean-up required of Tenant or Landlord hereunder shall be in conformance with all applicable governmental rules and regulations.
17.    ASSIGNMENT AND SUBLETTING
17.1    Consent Required.
Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed as set forth in Section 17.5 below, assign this Lease or any interest therein, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant or otherwise transfer this Lease (collectively, “transfer”); provided, that transfer to any consolidated subsidiary of Guarantor will be permitted without consent, but only after at least fifteen (15) days advance notice to Landlord. Consent to one transfer shall not destroy or waive this provision, and all subsequent transfers shall likewise be made only upon obtaining prior written consent of Landlord.

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Assignees shall become directly liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant of any liability.
17.2    Transfers.
If Tenant is a corporation, then any transfer of this Lease by merger, consolidation or liquidation, or any change in the ownership of, or power to vote, the majority of its outstanding voting stock, shall constitute an assignment for the purpose of this Section 17. If Tenant is a partnership or limited liability company, any transfer of this Lease by merger, consolidation, liquidation or dissolution, or any change in the ownership of a majority of the partnership interests or limited liability company interests (as the case may be), shall constitute an assignment for the purposes of this Section 17. An assignment forbidden within the meaning of this Section 17 includes without limitation one or more sales or transfers, by operation of law or otherwise, or creation of new stock or ownership interests, by which an aggregate of more than fifty percent (50%) of Tenant’s stock or ownership interests shall be vested in a party or parties who are nonstockholders or owners as of the date hereof. This Section 17.2 shall not apply if Tenant’s stock is listed on a recognized security exchange or if at least eighty percent (80%) of its stock or ownership interests is owned by a corporation whose stock is listed on a recognized stock exchange.
17.3    Costs.
Whether or not Landlord consents to a proposed transfer, Tenant shall reimburse Landlord on demand for any and all out-of-pocket costs that may be incurred by Landlord in connection with any proposed transfer including, without limitation, the cost of investigating the acceptability of the proposed transferee and Landlord’s reasonable attorneys’ fees incurred in connection with each proposed transfer.
17.4    Notice.
Any notice or request to Landlord with respect to a proposed assignment or sublease shall contain the name of the proposed assignee or subtenant (collectively “transferee”), the nature of the proposed transferee’s business to be conducted at the Premises, and the terms and provisions of the proposed transfer. Tenant shall also provide Landlord with a copy of the proposed transfer documents when available, and such financial and other information with respect to the proposed transferee and transfer that Landlord may reasonably require (including with respect to any Permitted Transfer or Permitted Transferee described in Section 17.6 below).
17.5    Consent.
In the event of a proposed transfer, Landlord will not unreasonably withhold its consent thereto so long as: (i) Tenant is not then in default of this Lease (beyond any applicable cure period); (ii) the proposed transferee will continuously occupy and use the Premises for the term of the transfer; (iii) the use by the proposed transferee will be substantially similar to Tenant’s use of the Premises; and (iv) the proposed transferee is reputable and of sound financial condition.
17.6    Permitted Transfers.
Notwithstanding anything in this Section 17 to the contrary requiring Landlord’s prior consent to a transfer, the following transfers (“Permitted Transfers”) shall not require Landlord’s prior consent so long as the transferee engages only in the same permitted use as defined in Section 9: (a) any transfer to a subsidiary, parent, affiliate, division or corporation controlling, controlled by or under common control with Tenant; (b) any successor corporation to Tenant as a result of merger, consolidation, reorganization, sale of substantially all of Tenant’s stock, assets and business, or government action, including partnership interest and membership interest transfers, provided such successor entity has a net worth equal to or greater than Tenant’s; and (c) any transfer that would not constitute a change of control under the Stock Purchase Agreement, as hereinafter defined (each such transferee a “Permitted Transferee”). As used herein, the term “controlling”, “control”, “controlled by” or similar term shall mean the ownership of more than fifty percent (50%) of the outstanding voting stock or voting equity interests together with the power, directly or indirectly, if any, to vote said equity interests. In the event of any Permitted Transfer: (i) Tenant shall provide Landlord at least ten (10) days prior notice of the Permitted Transfer (together with such financial information as to the transferee as Landlord reasonably requests to determine compliance with this section), and copies of the transfer documentation promptly upon consummation of the transfer; (ii) Tenant shall not be released from any liability under the Lease; and (iii) the Permitted Transferee shall agree in writing (reasonably acceptable to Landlord) to be bound by all terms and conditions

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of this Lease in the same manner as would otherwise be the case in a sublease or assignment that is subject to Landlord’s prior consent.
18.    SUBORDINATION
Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Premises or Landlord’s interest or estate in any of such items is specified as security, subject to the holder of any such lien executing a written subordination, non-disturbance and attornment agreement substantially in the form attached hereto as EXHIBIT D (the “Attornment Agreement”). If required by any lender on a secured loan with respect to the Premises, Landlord agrees to deliver to Tenant, and Tenant agrees to sign and return within ten (10) business days of receipt, a written subordination, non-disturbance and attornment agreement substantially in the form attached hereto as EXHIBIT D, which provides, among other things, that so long as Tenant is not in default under this Lease, Tenant's occupancy of the Premises under this Lease will not be disturbed and Tenant will not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder, except for joinder where such is necessary for jurisdictional reasons. Upon any Foreclosure Event, Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the successor in interest to Landlord at the option of such successor in interest. Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord or its lender, any additional documents evidencing the priority or subordination of this Lease with respect to the lien of any such mortgage or deed of trust or amending this Lease in such respects as may be required by such lender, provided that any such amendment does not materially alter or impair Tenant’s rights or remedies under this Lease or increase the rent payable hereunder, and contains acceptable non-disturbance provisions similar to EXHIBIT D.
19.    ESTOPPEL CERTIFICATE; FINANCIAL STATEMENT
(a)    a)    Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord a certificate in such form as Landlord may reasonably request, certifying (i) that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect (or specifying the ground for claiming that this Lease is not in force and effect); (ii)  the dates to which the rent has been paid; (iii)  that Tenant (or any permitted transferee) is in possession of the Premises, and paying rent on a current basis with no offsets, defenses or claims, or specifying the same if any are claimed; (iv) that there are not, to the best of Tenant’s knowledge, any uncured defaults on the part of Landlord or Tenant which are pertinent to the request, or specifying the same if any are claimed; and (v) certifying as to such other matters regarding this Lease as reasonably requested by Landlord or any existing or prospective lender or purchaser. Failure of Tenant to execute and deliver such certificate shall constitute, at Landlord’s option, either an event of default or an acceptance of the Premises and acknowledgment by Tenant that the statements included in the certificate are true and correct without exception. Landlord and Tenant intend that any statement delivered pursuant to this Section may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Premises or any interest in the Premises.
(b)    b)    Within ten (10) business days following any written request from Landlord, Tenant shall furnish current financial statements to Landlord, certified by Tenant and Guarantor (as applicable) as accurate and current, showing with reasonably sufficient detail Tenant’s and Guarantor’s financial condition. Landlord shall maintain such statements in strict confidence except that Landlord may furnish such statements to any existing or prospective lender or purchaser requesting them. Notwithstanding the foregoing, the provisions of this Section 19(b) shall not be applicable so long as Guarantor is a publicly traded company whose financial statements are publicly available.
20.    ACCESS
Tenant shall permit Landlord and its agents to enter into and upon the Premises during normal business hours and upon reasonable advance notice (except that no such notice shall be required in the event of an emergency) for the purpose of inspecting the same [for Pacific site: or conducting the groundwater sampling described in subsection 16(b)]. Nothing contained in this Section shall be deemed to impose any obligation upon Landlord whatsoever to inspect, repair, improve or maintain the Premises, the Improvements or any other improvement. [PACIFIC OFFICE LEASE: Add provision

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for continued occupancy and access, at no cost, for 2 offices and personal property in such offices, and L. Gordon personal vehicles storage shed for as long as L. Gordon is a director of Guarantor. In addition, Heartland will provide reasonable access, under supervision of Heartland personnel, to telephone and Internet connections serving the office.]
21.    DAMAGE OR DESTRUCTION
In the event of extraordinary damage to or destruction of any Improvements, the following shall apply:
21.1    Damage of Less than Twenty-Five Percent (25%) of Replacement Cost
If the cost of repairing such Improvements to the condition and form prior to such damage or destruction is not in excess of twenty-five percent (25%) of the then new replacement cost of the Improvements, and such repair can be made under the then existing applicable laws, ordinances, statutes and regulations, Tenant shall effect such repair and Landlord and Tenant agree that the funds derived from insurance described in Section 13 shall be made available to effect such repairs and improvements; provided, however, that if Tenant’s lender does not make insurance proceeds available to Tenant to effect such repairs and improvements, then Landlord and Tenant shall cooperate in obtaining financing for Tenant to effect such repairs and improvements.
21.2    Damage in Excess of Twenty-Five Percent (25%) of Replacement Cost
If the cost of repairing the Improvements to the condition and form prior to such damage or destruction is in excess of twenty-five percent (25%) of the then new replacement cost of the Improvements, Tenant may elect to effect such repairs, provided such repairs can be made under the then existing applicable laws, ordinances, statutes, and regulations. Tenant must give Landlord notice of its decision either to repair or not to repair within sixty (60) days of the occurrence of such damage or destruction (and failure to give such notice shall be deemed Tenant’s election to repair). If Tenant elects not to repair, the Term shall terminate as of the date of Tenant’s notice not to repair, and Landlord shall be entitled to all insurance proceeds payable as a result of such damage or destruction up to the then new replacement cost of the Improvements that are not Tenant Improvements.
21.3    Damage During the Last Two (2) Years of the Term
The provisions of Sections 21.1 and 21.2 notwithstanding, if damage occurs during the last two (2) years of the Term, and the cost of repairing or rebuilding is in excess of $100,000, Tenant may elect within sixty (60) days of the occurrence of such damage to terminate this Lease and the Term shall terminate as of the date of Tenant’s notice. If Tenant so terminates this Lease, Landlord shall be entitled to all insurance proceeds payable as a result of such damage or destruction up to the then new replacement cost of the Improvements that are not Tenant Improvements.
22.    CONDEMNATION
In the event the entire Premises shall be condemned for public use, then, upon the taking of the same for such public use, this Lease shall become null and void, and the Term shall cease, notwithstanding anything to the contrary contained herein. In the event a part of the Premises is condemned this Lease shall not terminate but rent shall be reduced in the proportion which the portion of the Premises so taken bears to the entire Premises; provided, however, that if there is a taking of twenty-five percent (25%) or more of the Premises or if the remaining portion of the Premises is of such size or configuration that Tenant, in Tenant’s commercially reasonable judgment, determines that it is unable to conduct its business in the Premises, then Tenant shall have the right to terminate this Lease upon notice to Landlord given within thirty (30) days after the date of the vesting of title in the condemning authority. All damages awarded for any taking shall be allocated between Landlord and Tenant based upon the Fair Market Value (as hereinafter defined) of the Premises without the Tenant Improvements (such percentage being allocated to Landlord) and the Fair Market Value (as hereinafter defined) of the Tenant Improvements (such percentage being allocated to Tenant), with such value to be determined by a qualified MAI appraiser, selected in accordance with Section 32.2.
23.    DEFAULT AND REENTRY
23.1    Default by Tenant

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Upon the occurrence of any of the following events of default by Tenant, Landlord shall have the remedies set forth in Section 23.2:
a)    Tenant fails to pay any installment of rent or any other sum due hereunder within ten (10) days after receiving written notice from Landlord that the same is past-due;
b)    Tenant fails to perform any other term, condition or covenant to be performed by it pursuant to this Lease within thirty (30) days after written notice of such default shall have been given to Tenant by Landlord or, if cure would reasonably require more than thirty (30) days to complete, if Tenant fails to commence performance within the thirty (30) day period and fails to diligently pursue such cure to completion; or
c)    Tenant shall become bankrupt or insolvent or file any debtor proceedings or have taken against such party (which is not dismissed within sixty (60) days) in any court pursuant to state or federal statue, a petition in bankruptcy or insolvency, reorganization, or appointment of a receiver or trustee; or Tenant petitions for or enters into an arrangement; or suffers this Lease to be taken under a writ of execution.
23.2    Remedies
Upon the occurrence of the events set forth in Section 23.1, Landlord shall have the option to take any or all of the following actions. The remedies given to Landlord in this Section 23.2 shall be in addition and supplemental to all other rights or remedies which Landlord may have under laws then in force.
a)    Immediately reenter and remove all persons and property from the Premises, storing said property in a public place, warehouse or elsewhere at the cost of, and for the account of, Tenant. No such reentry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given by Landlord to Tenant. No such action by Landlord shall be considered or construed to be a forcible entry.
b)    Collect by suit or otherwise each installment of rent or other sum as it becomes due hereunder for the remainder of the then-current Term, or enforce, by suit or otherwise, any other term or provision hereof on the part of Tenant required to be kept or performed.
c)    Terminate this Lease by written notice to Tenant. In the event of such termination, Tenant agrees to immediately surrender possession of the Premises. If Landlord so elects to terminate this Lease, Landlord may recover from Tenant as damages, the following: (i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the then-current Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease, including, but not limited, any costs or expenses incurred by Landlord in (A) retaking possession of the Premises, including reasonable attorneys' fees therefor, (B) maintaining or preserving the Premises after such default, (C) preparing the Premises for reletting to a new tenant, including reasonable costs of repairs or alterations to the Premises for such reletting, (D) leasing commissions, and (E) any other reasonable out-of-pocket costs necessary or appropriate to relet the Premises. As used in items (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the interest rate of seven percent (7%) per annum. As used in item (iii) above, the “worth at the time of award” is computed by using a discount rate of seven percent (7%). In no event shall Landlord recover consequential damages by reason of Tenant’s default beyond the damages permitted under this Lease or applicable law.
d)    Should Landlord reenter, as provided above, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, and whether or not it terminates this Lease, Landlord will, if required by applicable law, use reasonable efforts to mitigate its damages, and Landlord will use its commercially reasonable efforts to relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) and at such rental or rentals and upon such other terms and conditions as Landlord in its reasonable discretion

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may deem advisable. Upon each such reletting, all rentals received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, as described in Section 23.2(c); third, to the payment of rent due and unpaid hereunder; and the balance, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder until the end of the then-current Term or Renewal Term. If such rentals received from such reletting during any month shall be less than that to be paid during such month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such reentry and reletting of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant pursuant to Section 23.2(c) above, or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.
24.    COSTS AND ATTORNEYS’ FEES
a)    If Landlord is involuntarily made a party defendant to any litigation concerning this Lease or the Premises or the Improvements by reason of any act or omission of Tenant or its agents or employees, then Tenant shall indemnify and hold harmless Landlord from all loss, cost, expense and liability by reason thereof, including reasonable attorneys’ fees and all costs and expenses incurred by Landlord in such litigation.
b)    If Tenant is involuntarily made a party defendant in any litigation concerning this Lease or the Premises or the Improvements by reason of any act or omission of Landlord to its agents or employees, then Landlord shall indemnify and hold harmless Tenant from all loss, cost, expense and liability by reason thereof, including reasonable attorneys’ fees and all costs and expenses incurred by Tenant in such litigation.
c)    If either Landlord or Tenant shall commence any legal proceedings against the other with respect to any of the terms and conditions of this Lease, the nonprevailing party therein shall pay the other all costs and expenses of such litigation, including reasonable attorneys’ fees, as may be fixed by the court having jurisdiction over the matter. The parties hereto agree that the county in which the Premises are located is the proper jurisdiction for litigation of any matters relating to this Lease.
25.    NONWAIVER OF BREACH
The failure of either party to insist upon strict performance of any of the covenants and agreements of this Lease by the other party, or to exercise any option herein conferred in any one or more instances, shall not be construed to be a waiver or relinquishment of any such covenants and agreements, or any other covenants or agreements, but the same shall be and remain in full force and effect.
26.    REMOVAL OF PROPERTY
(a)    a)    Upon expiration or sooner termination of this Lease, Tenant may remove its trade fixtures, office supplies and movable office furniture and equipment not attached to the Premises or the improvements (collectively, the “Personal Property”) provided: (i) such removal is made prior to the termination or expiration of this Lease, (ii) Tenant is not in default under any provisions of this Lease at the time of such removal, and (iii) Tenant promptly repairs all damage caused by or resulting from such removal. If, however, Landlord so requests in writing, Tenant will, prior to termination of this Lease, remove any such Personal Property placed or installed by it in or about the Premises or the Improvements as requested by Landlord, and will promptly repair any damage caused by or resulting from such removal. The Tenant Improvements, the Improvements, and all other property in or around the Premises, the Improvements and any alterations or additions thereto (including, without limitation, wall-to-wall carpeting, paneling, wall covering or lighting fixtures and apparatus) and any other article affixed to the floor, wall or ceiling of any Improvements or any other improvement, shall become the property of Landlord and shall remain upon and be surrendered with the Premises, Tenant hereby waiving all rights to any payment or compensation therefor.
(b)    b)    If Tenant shall fail to remove any of the Personal Property from the Premises at the termination of this Lease or when Landlord has the right of reentry, Landlord may, at its option, remove and store said

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property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant shall not pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may, at its option, sell, or permit to be sold, any or all of such property at public or private sale (and Landlord may become a purchaser at such sale), in such manner and at such times and places as Landlord in its reasonable discretion may deem proper, upon notice to Tenant, and shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorney’s fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or thereafter become due Landlord from Tenant under any of the Terms hereof; and fourth, the balance, if any, to Tenant.
27.    RIGHT TO PERFORM
If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of default by Tenant in the payment of rent.
28.    HOLDOVER
If Tenant shall, with the written consent of Landlord, hold over after the expiration or termination of the Term, Tenant shall be deemed to be occupying the Premises on a month-to-month tenancy, which tenancy may be terminated as provided by the laws of the state in which the Premises are located. During such tenancy, Tenant agrees to pay to Landlord one hundred ten percent (110%) of the rate of rental as set forth herein in effect immediately prior to termination, unless a different rate shall be agreed upon, and to be bound by all of the terms, covenants and conditions herein specified, so far as applicable, and Tenant shall indemnify and hold Landlord harmless for, from and against all claims, damages, loss or liability, including without limitation, any claim made by any succeeding tenant resulting from such failure to surrender by Tenant and any attorneys' fees and costs incurred by Landlord with respect to any such claim.
29.    FORCE MAJEURE
Whenever a period of time is prescribed in this Lease for action to be taken by a party, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of such party; provided, however, that notwithstanding anything to the contrary above, no payment of money (whether as base rent, additional rent, or any other payment due under this Lease) shall be postponed, delayed or forgiven by reason of any of the foregoing events of excused delay.
30.    NO PERSONAL LIABILITY
The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord in the Premises, including the rents and other proceeds from the Premises, and Landlord shall not be personally liable for any deficiency. This Section shall not be deemed to limit or deny any remedies which Tenant may have in the event of default by Landlord under this Lease which do not involve the personal liability of Landlord.
31.    Right of First Refusal
If, during the Term, Landlord receives a bona fide offer from a third party (i.e., a party not affiliated with either Landlord or Tenant) to purchase all, but not less than all, of the Premises, which offer Landlord desires to accept, Landlord shall promptly deliver to Tenant written notice (the “First Refusal Notice”) of such offer identifying the amount of such offer, and all other material terms and conditions of such offer, including the proposed closing date of the proposed transaction. Tenant shall have thirty (30) days from the date of Tenant’s receipt of the First Refusal Notice to notify Landlord in writing that Tenant desires to purchase the Premises upon and subject to the terms and conditions specified in the First Refusal Notice. If Tenant does not notify Landlord that it desires to purchase the Premises within such thirty (30) day period, and enter into a reasonable and customary purchase agreement prepared by Landlord and reasonably acceptable

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to Tenant within sixty (60) days after receipt of the purchase agreement, Landlord may sell the Premises to the party identified in the First Refusal Notice on terms and conditions which are not more favorable to such other party than those set forth in the First Refusal Notice. If such third-party sale is not consummated on the offered terms, Landlord must first re-offer the Premises to Tenant in writing before modifying the terms in any material respect or entering into another sale transaction with any third party. Tenant’s right of first refusal under this Section shall remain in effect with respect to a transfer of the Premises to or from any party holding a mortgage, deed of trust, trust deed or similar security instrument pursuant to or in consequence of any foreclosure sale, deed in lieu of foreclosure or similar transaction, or to any subsequent sale transaction by any of such parties.
[ADD PROVISION FOR PACIFIC, WA LEASES: If at any time during the second, third or fourth Renewal Term Landlord gives a First Refusal Notice to Tenant and Tenant declines to exercise its right to purchase the Premises in accordance with the preceding paragraph, Landlord shall at any time thereafter have the right to terminate this Lease upon at least eighteen (18) months prior written notice to Tenant, provided that if Landlord does not consummate a sale on substantially the same terms set forth in the First Refusal Notice after Tenant declines to exercise its right to purchase the Premises, Landlord must provide a new First Refusal Notice if Landlord receives a subsequent offer to purchase the Premises in order to exercise such early termination right. If Landlord exercises such early termination right, Landlord will use reasonable efforts to assist and consult with Tenant with respect to Tenant’s relocation from the Premises, which efforts may include assistance in identifying suitable replacement properties.]
32    PURCHASE OPTION [EXCLUDE FROM PACIFIC, WA LEASES]
32.1    Option to Purchase.
Landlord hereby grants to Tenant an option (the “Purchase Option”) to purchase all (and not just a portion) of the Premises, all subject to the terms of this Section 32. Tenant may exercise the Purchase Option by delivering written notice of its exercise (the “Purchase Option Notice”) to Landlord at any time during the Term.
It shall be a condition precedent to Tenant’s right to exercise the Purchase Option that both at the time of delivery of Tenant’s Purchase Option Notice and at the time designated for closing there shall not then exist any default on the part of Tenant under this Lease which remains uncured after the expiration of applicable notice and cure periods.
32.2    Purchase Option Price.
The purchase price for the Premises (the “Purchase Price”) shall be the Fair Market Value (as defined below) of the Premises; provided, however, that if Tenant exercises its purchase option and delivers a Purchase Option Notice to Landlord, and the closing of the sale occurs, prior to December 31, 2015 (provided that if Tenant gives notice prior to September 30, 2015, and the transaction fails to close by December 31, 2015 through no fault of Tenant, the agreed purchase price shall remain in effect until conditions outside the control of Tenant have been satisfied), then the Purchase Price shall be the agreed sum of ____________________ Dollars ($__________). As used herein, the term "Fair Market Value" shall mean the price that a willing seller could obtain from a willing, third party purchaser of the Premises in an arms-length transaction, neither party being under any compulsion to complete the purchase and sale, taking into account the location, size, type and quality of the Premises, and all other factors that would be relevant to a third party desiring to purchase the Premises in determining the purchase price that party would be willing to pay therefor. Excluded from the calculation of the Fair Market Value of the Premises shall be the existence of this Lease and the value of any Improvements, alterations, fixtures, and other property that are owned by Tenant or that were constructed or installed at Tenant’s expense.
If Landlord and Tenant shall not have agreed on the Fair Market Value of the Premises within sixty (60) days after Tenant shall have exercised the Purchase Option, each party shall, within the following twenty (20) days, select a neutral, licensed and qualified MAI appraiser with experience in commercial real estate activities, including at least ten (10) years' experience in appraising commercial/industrial property in the area of the Premises, who is not a current or former employee of either Landlord or Tenant (or a relative of any such employee). If only one party selects an appraiser during such twenty (20) day period, that appraiser shall determine the Fair Market Value. If two appraisers are so chosen and are not able to agree on the Fair Market Value of the Premises within forty-five (45) days after their selection, then they shall together select a neutral and similarly qualified third appraiser (the "Neutral Appraiser"). If they are unable to agree on a Neutral Appraiser within ten (10) days after expiration of the forty-five (45) day period, then either party, on behalf of both, may request appointment of a Neutral Appraiser by the American Arbitration

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Association. Within seven (7) days after the selection of the Neutral Appraiser, the parties' appraisers shall exchange their proposed resolutions of the Fair Market Value. The role of the Neutral Appraiser shall be to select, within thirty (30) days thereafter, which of the two proposed resolutions most closely approximates his or her determination of Fair Market Value. The Neutral Appraiser shall have no authority or right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution chosen by the Neutral Appraiser as most closely approximating his or her determination shall constitute the Fair Market Value of the Premises and shall be final and binding upon the parties. The Neutral Appraiser's determination shall be given in writing to Landlord and Tenant. Each party shall pay the costs of its own appraiser and one-half of the costs of the Neutral Appraiser.
32.3    Title Inspection.
Within ten (10) business days after receipt of Tenant’s Purchase Option Notice, Landlord shall order a preliminary commitment for an extended owner’s policy of title insurance for the Premises (the “Preliminary Commitment”) from Chicago Title Company (the “Title Company”). Landlord shall deliver a copy of the Preliminary Commitment to Tenant promptly upon receipt of same. Within thirty (30) days after Tenant’s receipt of the Preliminary Commitment, Tenant shall notify Landlord, in writing, of any defects set forth in the Preliminary Commitment to which Tenant objects, and if Tenant does not timely object, Tenant shall be deemed to have approved all matters contained in the Preliminary Commitment; provided, Landlord agrees that all monetary encumbrances arising from mortgages or deeds of trust created by Landlord shall be removed on or before the Closing Date (as hereinafter defined), and Landlord shall not be required to remove non-delinquent real property taxes and assessments. In the thirty (30) days following receipt of Tenant’s objection notice (if any), Landlord shall give written notice to Tenant specifying which, if any, of the defects to which Tenant objects Landlord will cure prior to the closing of the sale. Within fifteen (15) days after receiving Landlord’s notice specifying which, if any, defects Landlord will cure prior to closing, Tenant must deliver written notice to Landlord of Tenant’s election to either (a) proceed with the purchase of the Premises despite any remaining defects on the title (which, together with any title exceptions to which Tenant did not object, are collectively the “Permitted Encumbrances”), or (b) terminate the purchase of the Premises due to Tenant’s dissatisfaction with the condition of title, and thereby terminate its Purchase Option. Should Tenant fail to deliver notice of its election to either proceed with or terminate the sale within such fifteen (15) day period, Tenant shall be deemed to have elected to terminate its purchase of the Premises, Tenant’s Purchase Option shall terminate and expire without further action by either party, and this Lease shall continue in full force and effect.
32.4    Closing.
The closing of the sale shall occur through escrow, with the escrow department of the Title Company, on a date mutually convenient to Landlord and Tenant that is at least one (1) month and not more than two (2) months after the final determination of the Purchase Price, subject to extension under 32.3(a) (the “Closing Date”). Landlord shall convey the Premises to Tenant by a duly executed and acknowledged special warranty deed (or local equivalent), subject only to the Permitted Encumbrances (the “Deed”).
On or before the Closing Date, Landlord shall deposit into escrow the following: (A) the duly executed and acknowledged Deed; (B) a duly executed and completed transfer tax statement, in the form required by local law; (C) a duly executed and completed nonforeign affidavit, certifying that Landlord is not a foreign person as such term is defined by the Internal Revenue Code; and (D) all other documents, instruments or agreements as are reasonably required by the escrow holder to close the escrow and consummate the sale of the Premises in accordance with the provisions of this Section 32.
On or before the Closing Date, Tenant shall deposit into escrow the following: (A) immediately available U.S. funds sufficient to pay the full Purchase Price plus Tenant’s share of the closing costs; (B) a duly executed and completed transfer tax statement, in the form required by local law; and (C) all other documents, instruments or agreements as are reasonably required by the escrow holder to close the escrow and consummate the sale of the Premises in accordance with the provisions of this Section 32.
Through escrow at closing, Landlord shall pay (A) the premium for the standard coverage portion of the owner’s title policy insuring title to the Premises in Tenant in the amount of the Purchase Price, plus sales tax on that premium; (B) one half of the escrow agent’s escrow fee, and (C) the state and local real property transfer due upon the conveyance of the Premises. Through escrow at closing, Tenant shall pay (A) the cost of recording the conveyance of the Premises, (B) one half of the escrow agent’s escrow fee, and (C) the cost differential between the premium for any extended title

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coverage and/or endorsements requested by Tenant, and the premium paid by Landlord for the standard coverage policy, plus the sales tax on that cost differential. Each party shall bear its own legal fees incurred in connection with the sale. At closing, the parties shall prorate and make appropriate adjustments for real estate taxes, rents, and all amounts prepaid by Tenant prior to closing, and shall make other appropriate closing prorations.
33.    NOTICES
Any notice required to be served in accordance with the Terms of this Lease shall be deemed to have been given when given in writing by depositing the same in the United States mail, postage prepaid, registered or certified (return receipt requested), or by delivering the same by personal delivery or recognized overnight courier, and addressed to the party at its mailing address:

Landlord:	__________________ __________________ __________________ Attn: _____________

Tenant:
Gordon Trucking, Inc.
901 North Kansas Avenue
North Liberty, IA 52317
Attn: John Cosaert

With a copy to:
Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Second Floor
Lincoln, NE 68508
Attn: Mark A. Scudder

Each party may change its mailing address by giving written notice to the other party of such change.
34.    MEMORANDUM OF LEASE
The parties shall, upon the request of either party, execute and record a memorandum of this Lease in the records of the county in which the Premises are located, which will include notice of Tenant's Purchase Option, Tenant’s right of first refusal provided in Section 31 hereof, and Tenant’s ownership of Tenant Improvements.
35.    TIME OF ESSENCE
Time is of the essence with respect to each of the provisions of this Lease.
36.    INTERPRETATION
The titles to Sections of this Lease are not part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
37.    GOVERNING LAW
This Lease shall be construed and governed by the laws of the state in which the Premises are located.
38.    SUCCESSORS AND ASSIGNS
Subject to the provisions of Section 17, all of the covenants, agreements, terms and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns. This Lease shall be assignable by Landlord without the consent of Tenant, but subject to the Right of First Refusal in Section 31. In the event of any transfer or transfers of Landlord’s interest in the Premises or the Improvements, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations

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and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to the transferee.
39.    BROKERS
Tenant represents and warrants to Landlord that it has not engaged any broker, finder or other person who would be entitled to any commission or fee in respect of the negotiation, execution or delivery of this Lease and shall indemnify and hold harmless Landlord against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant.
40.    ENTIRE AGREEMENT; AMENDMENT
This Lease contains all covenants and agreements between Landlord and Tenant relating in any manner to the rental, use and occupancy of the Premises and other matters set forth in this Lease. No agreements or understanding pertaining to the same, including without limitation any prior lease or ground lease entered into between Landlord and Tenant with respect to all or any portion of the Premises, shall be valid or of any force or effect and the covenants and agreements of this Lease shall not be altered, modified or added to except in writing signed by Landlord and Tenant. Notwithstanding anything herein to the contrary, in the event of any conflict between any provision of this Lease and the representations and warranties made by the Sellers party to that certain Stock Purchase Agreement among Heartland Express Inc. of Iowa, Tenant, the Stockholders of Tenant identified on the signature pages thereto, Larry Gordon, in his capacity as Sellers' Representative, and Heartland Express, Inc., in its capacity as guarantor, dated as of November 11, 2013 (the "Stock Purchase Agreement"), the provisions of this Lease will not supersede and will be in addition to the representations and warranties contained in the Stock Purchase Agreement.
41.    SEVERABILITY
Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and the remaining provisions hereof shall nevertheless remain in full force and effect.
42.    GUARANTY
This Lease and Landlord’s obligations hereunder are expressly conditioned upon Tenant’s parent company, Heartland Express, Inc., a Nevada corporation (“Guarantor”), executing and delivering to Landlord contemporaneously with execution of this Lease a Guaranty of Lease for the benefit of Landlord in the form attached hereto as EXHIBIT E.
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Exhibit G
Net Working Capital

			30-Sep-13
	Current Assets	Accounts	Value
	Receivables - Advances	1112 to1125	$239,340
	Receivables - Insur Claims	1126	$557,053
	Receivables - Freight	1131	$44,312,288
	Receivables - Shop Cust	1132	$50,042
	Receivables - Fuel Sales	1134	$3,420
	Notes - Employees	1136	$7,776
	Allowance for Doubt Accts	1139	$(755,068)
*	Prepaid - License & Permits	1141	$1,148,327
*	Prepaid - Insurance	1142	$915,007
	Other Prepaids	1143 to 1149	$1,178,375
	Prepaid Supplies Field	1151	$1,948,856
	Prepaid Supplies - Misc	1152 to 1157	$ -
	Core Adjust - Field	1158	$(156,155)
	Inv Adjust	1159	$61,490
	Deposits	1164 to 1177	$556,961

	Total Current Assets		$50,067,712

	Current Liabilities	Accounts	Value
	A/P Affiliated Company	2023	$78,497
**	Trade Payables	2032	$(6,051,630)
	Accrued Sal - Withholding	2033	$ -
	Accrued Sal - FICA	2034	$ -
	Accrued Sal - Dis & WC	2035	$(18,686)
	AP - Settlements	2036	$(148,704)
	Accrued Sal - Misc W/H	2037 to 2059	$25,980

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AP - Misc	2060 to 2074	$(2,146,204)
Accrued Sal - Wages	2091	$(4,641,048)
Accrued Sal - Vac Pay	2092	$(2,685,723)
Accrued Sal - 401k	2095 to 2096	$(979,542)
Accrued Sal - Incentives	2101 to 2109	$(1,902,746)
Accrued Other - Tax	2111 to 2116	$(1,031,593)
Accrued Other - WC	2117	$(236,967)
Accrued Other - Misc	2120 to 2157	$(1,399,196)
Accrued Other - Ins Claims	2170	$(2,720,262)
Accrued Other - WC	2171 to 2177	$(6,751,242)
Accrued Other - IBNR	2178 to 2182	$(2,351,678)
Accrued Other - Misc	2188 to 2189	$(2,534,884)

Total Current Liabilities		$(35,495,629)

Net Working Capital		$14,572,085

* Note: For determination of Closing NWC, an aggregate $337,500 of Prepaid Insurance and Licenses (Accounts 1141 and 1142) will be excluded from current assets.

** Note: For determination of Closing NWC, a Note Payable for $2,400,000
(tractor financing amount) will be booked as a Trade Payable, in addition to the amounts that otherwise would be recorded under this account.

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